Exhibit 10.2

Dated 25 June 2012

MARINA BAY SANDS PTE. LTD.

as Borrower

arranged by

THE FINANCIAL INSTITUTIONS AND OTHERS NAMED IN THIS AGREEMENT

as Mandated Lead Arrangers

coordinated by

DBS BANK LTD.

OVERSEA-CHINESE BANKING CORPORATION LIMITED

UNITED OVERSEAS BANK LIMITED

MALAYAN BANKING BERHAD, SINGAPORE BRANCH

as Global Coordinators

with

DBS BANK LTD.

acting as Agent

and

DBS BANK LTD.

acting as Security Trustee

S$5,100,000,000

FACILITY AGREEMENT

i

26.	Changes to the Obligors	158

27.	Disclosure of information	159

28.	Role of the Administrative Parties	161

29.	Sharing among the Finance Parties	168

30.	Payment mechanics	169

31.	Set-off	172

32.	Notices	172

33.	Calculations and certificates	174

34.	Partial invalidity	175

35.	Remedies and waivers	175

36.	Amendments and waivers	175

37.	Counterparts	178

38.	Governing law	178

39.	Enforcement	178

40.	Certain Matters Affecting Lenders	179

41.	Gaming Authorities	179

Schedule 1 The Original Parties		180

Schedule 2 Conditions Precedent		184

Schedule 3 Requests		189

Schedule 4 Form of Transfer Certificate		192

Schedule 5 Form of Compliance Certificate		195

Schedule 6 Form of Guarantor Accession Letter		196

Schedule 7 Form of Lender Increase Confirmation		198

Schedule 8 Properties		201

Schedule 9 Repayment Schedule For Facility A Loans		202

Schedule 10 Timetables		203

Schedule 11 Form of Subordination Agreement		204

Schedule 12 Existing Indebtedness		248

ii

THIS AGREEMENT is dated 25 June 2012 and made between:

(1)	MARINA BAY SANDS PTE. LTD., registration number 200507292R (the “Borrower”);

(2)	THE FINANCIAL INSTITUTIONS AND OTHERS listed in Part I of Schedule 1 (The Original Parties) as mandated lead arrangers (whether acting individually or together, the “Mandated Lead Arranger”);

(3)	DBS BANK LTD., OVERSEA-CHINESE BANKING CORPORATION LIMITED, UNITED OVERSEAS BANK LIMITED and MALAYAN BANKING BERHAD, SINGAPORE BRANCH, as global coordinators (whether acting individually or together, the “Global Coordinator”, and together with the Mandated Lead Arranger whether acting individually or together, the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS AND OTHERS listed in Part II and Part III of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(5)	DBS BANK LTD., as agent of the other Finance Parties (the “Agent”); and

(6)	DBS BANK LTD., as security trustee for the Secured Parties (the “Security Trustee”).

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Acceleration Date” means the date (if any) on which the Agent gives a notice under paragraph (a) of Clause 23.17 (Acceleration).

“Accordion Period” means the period from and including the date of this Agreement to and including the date which is six Months before the original Facility A Termination Date.

“Account” has the meaning given to it in Clause 22.10 (Accounts).

“Accounting Month” means each period of approximately 30 days ending on the last day of each calendar month adopted by the Borrower for the purpose of its financial reporting in any financial year of the Borrower.

“Accounting Quarter” means each period of three Accounting Months ending on or about 31 March, 30 June, 30 September and 31 December.

“Adjusted Cumulative Consolidated Net Income” means, in relation to any Relevant Date, the Consolidated Net Income of the Borrower Group from the date of this Agreement to that Relevant Date, less (without double counting) all distributions made by the Borrower to its shareholders or members over the same period pursuant to paragraph (d)(ii) of Clause 22.13 (Restricted payments).

“Administrative Party” means each of the Agent, the Arranger and the Security Trustee.

“Affiliate” as applied to any person, means any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that person and, for this purpose, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract or otherwise; provided that so long as no other person or group or persons beneficially owns a majority of voting securities of such person, the beneficial owner of 20 per cent. or more of the voting securities of a person shall be deemed to have control.

“Agreed Form” means, in relation to a document, that:

(a)	it is in a form initialled by or on behalf of the Borrower and the Agent on or before the signing of this Agreement for the purposes of identification; or

(b)	if not falling within sub-paragraph (a) above, it is in form and substance satisfactory to the Agent (acting reasonably) and initialled by or on behalf of the Borrower and the Agent for the purposes of identification.

“Agreement for Lease” means an agreement to grant an Occupational Lease.

“Aircraft/Watercraft” means aircraft and/or watercraft acquired by an Affiliate of the Borrower and to be utilised in connection with the operation of the Integrated Resort.

“Ancillary Commitment” means, in relation to an Ancillary Lender, the maximum amount (expressed in Singapore Dollars) from time to time agreed (whether or not subject to satisfaction of conditions precedent and whether or not utilised) to be made available by that Ancillary Lender under an Ancillary Facility and authorised under Clause 6 (Ancillary Facilities), to the extent not cancelled or reduced under this Agreement or the Ancillary Facility Documents relating to that Ancillary Facility.

“Ancillary Facility” means an ancillary facility made available by an Ancillary Lender in accordance with Clause 6 (Ancillary Facilities).

“Ancillary Facility Document” means:

(a)	a document setting out the terms of an Ancillary Facility; and

(b)	the Ancillary Facility Letter.

“Ancillary Facility Letter” means a letter or letters dated on or about the date of this Agreement between the Borrower and the Designated Facility B Lenders, setting out the maximum rates of interest, fees and commissions that they will respectively charge in respect of any Ancillary Facilities provided by them.

“Ancillary Facility Request” means a notice substantially in the form set out in Part III of Schedule 3 (Ancillary Facility Request).

“Ancillary Lender” means a Designated Facility B Lender which makes available an Ancillary Facility in accordance with Clause 6 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time and in relation to an Ancillary Facility, the aggregate (calculated in the Base Currency) of the following amounts outstanding at that time under that Ancillary Facility:

(a)	the principal amount under each overdraft facility under that Ancillary Facility;

(b)	the face amount of each guarantee, bond, trust receipt and letter of credit issued under that Ancillary Facility; and

(c)	in relation to any other Ancillary Facility, such other amount as fairly represents the aggregate exposure of the Ancillary Lender under that Ancillary Facility,

in each case determined by the relevant Ancillary Lender in accordance with its usual practice at that time for calculating its exposure under similar facilities or transactions (acting reasonably and after consultation with the Agent).

For the purposes of this definition:

(i)	in relation to any utilisation denominated in the Base Currency, the amount of that utilisation (determined as described in paragraphs (a) and (b) above) shall be used; and

(ii)	in relation to any utilisation not denominated in the Base Currency, the equivalent (calculated as specified in the relevant Ancillary Facility Document or, if not so specified, as the relevant Ancillary Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent (acting reasonably and after consultation with the Agent)) in the Base Currency of the amount of that utilisation (determined as described in paragraphs (a) and (b) above) shall be used.

“Approved Insurance Consultant” means Willis (Singapore) Pte. Ltd. and such other persons as are selected by the Borrower from time to time after the date of this Agreement, so long as such other persons are, in the reasonable judgment of the Agent, capable of performing any insurance assessment function in relation to the Properties.

“Approved Valuers” means CBRE Pte. Ltd. and such other reputable persons as are selected by the Borrower from time to time after the date of this Agreement, so long as such other persons are, in the reasonable judgment of the Agent, capable of performing any valuation required under this Agreement.

“Assignment of Development Agreement” means an assignment of the Development Agreement security document between the Borrower and the Security Trustee, approved by the Head Lessor.

“Assignment of Insurances” means an assignment of Insurances security document between the Borrower and the Security Trustee.

“Assignment of Proceeds” means an assignment of, inter alia, the Integrated Resort Revenues security document between the Borrower and the Security Trustee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration.

“Availability Period” means:

(a)	in relation to Facility A, the period from and including the date of this Agreement to and including the date which is 30 days after the date of this Agreement;

(b)	in relation to Facility B, the period from and including the date of this Agreement to and including the date which is one Month before the Facility B Termination Date; and

(c)	in relation to any increase in Facility C after the date of this Agreement in accordance with Clause 2.3 (Accordion Feature — Increase in Facility C), the period from and including its Establishment Date to and including the date which is 60 days after that date.

“Available Ancillary Commitment” means, in relation to an Ancillary Facility, an Ancillary Lender’s Ancillary Commitment under that Ancillary Facility minus the amount of Ancillary Outstandings under that Ancillary Facility.

“Available Ancillary Facilities” means the aggregate for the time being of each Ancillary Lender’s Available Ancillary Commitments.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Loan, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date,

other than, in relation to any proposed Facility B Loan only, that Lender’s participation in any Facility B Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bank SBLC” has the meaning given to it in Clause 21.5 (Financial definitions).

“Base Case Financial Model” means the economic projections and assumptions in relation to the Borrower and the Integrated Resort, prepared by the Borrower and posted on Debt Domain on 8 June 2012 labelled “MBS Model”.

“Base Currency” means Singapore Dollars.

“Borrower Group” means the Borrower and its Restricted Subsidiaries for the time being (but excluding, for the avoidance of doubt, any Excluded Subsidiary).

“Borrower Group Subordinated Guarantee” means a Guarantee issued by a member of the Borrower Group:

(a)	in respect of any HoldCo Subordinated Debt; and

(b)	which is subordinated to all amounts which may be or become payable to the Finance Parties under the Finance Documents by way of a Subordination Agreement.

“Borrower Offshore Collection Account Security Document” means each security document (other than the Debenture) executed by the Borrower as Security over an Offshore Collection Account required to be charged in favour of the Security Trustee in accordance with Clause 22.10 (Accounts).

“Borrowings” has the meaning given to it in Clause 8.7 (Mandatory prepayment from Borrowings).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Singapore interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday or a gazetted public holiday) on which banks are open for general business in Singapore.

“Car Park” means the vehicle parking areas located in the basement levels of the Integrated Resort.

“Cash Equivalent Investments” means:

(a)	securities, mortgage-backed securities, collateralised mortgaged obligations or direct obligations with a maturity of less than 12 months from the date of acquisition issued or fully guaranteed or fully insured by:

(i)	the Government of the United States or any member state of the European Union which is rated at least AA by Standard & Poor’s Rating Group, Aa2 by Moody’s Investors Service, Inc. or AA by Fitch Ratings;

(ii)	any county or Governmental Agency of the United States which is rated at least AA by Standard & Poor’s Rating Group, Aa2 by Moody’s Investors Service, Inc. or AA by Fitch Ratings; or

(iii)	any of the 50 states of the United States which is rated at least AA by Standard & Poor’s Rating Group, Aa2 by Moody’s Investors Service, Inc. or AA by Fitch Ratings;

(b)	commercial paper or other debt securities issued by an issuer rated at least A-1 by Standard & Poor’s Ratings Group, P-1 by Moody’s Investors Service, Inc. or F1 by Fitch Ratings, and with a maturity of less than 12 months;

(c)	certificates of deposit, bankers’ acceptance or demand or time deposits (including overnight deposits) of:

(i)	any commercial bank (which has outstanding debt securities rated as referred to in paragraph (b) above); or

(ii)	any bank or financial institution (which has outstanding debt securities rated at least BBB+ by Standard & Poor’s Ratings Group, Baa1 by Moody’s Investors Service, Inc. or BBB+ by Fitch Ratings),

and, in each case, with a maturity of less than 12 months;

(d)	securities with a maturity of less than 12 months from the date of acquisition issued or fully guaranteed by the Government of (i) Singapore or (ii) any state that is a member or partner in the Organization of Economic Cooperation and Development with a sovereign debt rating of at least AA+ by Standard & Poor’s Rating Group, Aa1 by Moody’s Investors Service, Inc. or AA+ by Fitch Ratings, or (iii) any other state approved by the Agent (acting on the instructions of the Majority Lenders);

(e)	repurchase obligations for underlying securities of the types described in paragraphs (a) and (b) above, entered into with any commercial bank or any other financial institution having long-term unsecured debt securities rated (on the date of acquisition thereof) at least AA by Standard & Poor’s Rating Group, Aa2 by Moody’s Investors Service, Inc. or AA by Fitch Ratings issued by any person;

(f)	investment contracts of any financial institution, the principal and return on which are guaranteed by that financial institution, having long-term debt rated (on the date of acquisition thereof) at least at least AA by Standard & Poor’s Rating Group, Aa2 by Moody’s Investors Service, Inc. or AA by Fitch Ratings;

(g)	Singapore Dollars, Hong Kong Dollars, United States Dollars, Euros or Sterling;

(h)	loans to, deposits with, or investments in Sands FinCo:

(i)	where the aggregate principal amount of such loans, deposits and/or investments shall not at any time exceed S$200,000,000; and

(ii)	where, not later than ten Business Days after the date that such loans, deposits and/or investments are made, the Borrower delivers to the Agent details of such loans, deposits and/or investments;

(i)	investments in mutual funds sponsored by any securities broker-dealer of recognised national standing having an investment policy that requires substantially all the invested assets of such fund to be invested in investments described in any one or more of the foregoing paragraphs and rated at least at least AA by Standard & Poor’s Rating Group, Aa2 by Moody’s Investors Service, Inc. or AA by Fitch Ratings; or

(j)	investments in any money market fund:

(i)	where all or substantially all of its assets fall within the description of paragraphs (a) to (i) above;

(ii)	which have net assets of not less than S$500,000,000 (or the equivalent in another currency); and

(iii)	which has either (A) an investment grade rating by Standard & Poor’s Rating Group, Moody’s Investors Service, Inc. or Fitch Ratings or (B) is registered with the Investment Company Act of 1940, as amended, in each case not subject to any Security (other than pursuant to any Security Document or any Permitted Security), denominated and payable in Singapore Dollars, Hong Kong Dollars, United States Dollars, Euros or Sterling, and the proceeds of which are capable of being remitted to the Borrower in Singapore.

“Cash Investment Limit” means, in relation to the date (the “Cash Investment Date”) of any Investments contemplated by paragraph (b)(xiii) of Clause 22.15 (Acquisitions and investments), the aggregate of (without double counting):

(a)	S$500,000,000;

(b)	the amount which is 50 per cent. of the Adjusted Cumulative Consolidated Net Income as of the last Relevant Date falling on or before the Cash Investment Date;

(c)	all cash proceeds received by the Borrower by way of equity contribution to the Borrower and any issuance or sale by the Borrower of its shares (including any issuance or sale of shares by the Borrower arising from the conversion or exchange of its debt securities) or debt contribution by way of Internal Subordinated Debt, in each case, except to the extent received by the Borrower pursuant to Clause 21.2 (Rectification), from the date of this Agreement to that Cash Investment Date, less, all fees, discounts, commissions, charges, expense, withholdings and transactions costs properly incurred in connection with that contribution, issuance or sale, and all Taxes paid by the Borrower or reasonably estimated by the Borrower to be payable (as certified by it to the Agent) as a result of that contribution, issuance or sale; and

(d)	in relation to each joint venture, partnership, consortium or Excluded Subsidiary in which the Borrower has made an Investment (including any loan constituting an Investment) (each such Investment, an “Original Investment”) as permitted by paragraph (b) of Clause 22.7 (Loans and guarantees) or paragraph (b) of Clause 22.15 (Acquisitions and investments):

(i)	the amount of all cash dividends, cash distributions and cash payments in the nature of principal and interest (each, a “Cash Return”) received by the Borrower from the date of this Agreement to that Cash Investment Date, to the extent such Cash Return (when aggregated with the amount of all other Cash Returns in respect of that Original Investment, whether received before on or after the date of this Agreement) represent less than or equal to 100 per cent. of the amount contributed by the Borrower in respect of the Original Investment; and

(ii)	50 per cent. of the amount of all Cash Returns received by the Borrower from the date of this Agreement to that Cash Investment Date, to the extent such Cash Return (when aggregated with the amount of all other Cash Returns in respect of that Original Investment, whether received before on or after the date of this Agreement) represent more than 100 per cent. of the amount contributed by the Borrower in respect of the Original Investment, as evidenced by a Compliance Certificate delivered to the Agent on or before the Cash Investment Date, setting out (in reasonable detail) computations as to the Cash Investment Limit.

“Casino” has the meaning given to it in the Development Agreement or (once issued) the Head Lease.

“Casino Licence” has the meaning given to it in the Development Agreement or (once issued) the Head Lease.

“Casino Regulatory Authority” means the Casino Regulatory Authority of Singapore, established under the Casino Control Act, Chapter 33A of Singapore.

“Charged Assets” means the assets over which Security is expressed to be created pursuant to any Security Document, to the extent not discharged in accordance with this Agreement.

“Commercial Documents” means the Development Agreement, the Head Lease and any other document designated as such by the Agent and the Borrower.

“Commitment” means a Facility A Commitment, a Facility B Commitment or a Facility C Commitment.

“Compliance Certificate” means a certificate delivered:

(a)	in connection with the utilisation of Facility C contemplated by Clause 4.2 (Further conditions precedent), setting out (in reasonable detail) computations as to compliance with the ratio set out in paragraph (e) of the Clause 4.2 (Further conditions precedent);

(b)	pursuant to Clause 20.3 (Compliance Certificate);

(c)	in connection with any Investments contemplated by paragraph (b)(xiii) of Clause 22.15 (Acquisitions and investments), setting out (in reasonable detail) computations as to the Cash Investment Limit and the ratio set out in paragraph (b)(xiii)(C) of Clause 22.15 (Acquisitions and investments);

(d)	in connection with any issuance of a Designated RPS permitted under paragraph (b)(iv) Clause 22.6 (Financial Indebtedness), setting out (in reasonable detail) computations as to compliance with the ratio set out in paragraph (d) of the definition of “Designated RPS”;

(e)	in connection with any incurrence of Incremental Indebtedness permitted under paragraph (b)(v) Clause 22.6 (Financial Indebtedness), setting out (in reasonable detail) computations as to compliance with the ratio set out in paragraph (g) of the definition of “Incremental Indebtedness”;

(f)	in connection with any incurrence of Mezzanine Indebtedness permitted under paragraph (b)(vi) Clause 22.6 (Financial Indebtedness), setting out (in reasonable detail) computations as to compliance with the ratio set out in paragraph (f) of the definition of “Mezzanine Indebtedness”;

(g)	in connection with a sale by a member of the Borrower Group of any asset, setting out (in reasonable detail) computations as to compliance with the ratio set out in paragraph (ii) of the definition of “Exempt Disposal” in Clause 8.5 (Mandatory prepayment from Net Sale Proceeds);

(h)	in connection with a declaration, making or payment of a Controlled Transaction permitted under the definition of “Permitted Transaction (Designated Sale)”, setting out (in reasonable detail) computations as to compliance with the ratio set out in paragraph (d) of that definition;

(i)	in connection with a declaration, making or payment of a Controlled Transaction permitted under the definition of “Permitted Transaction (Leverage Ratio)”, setting out (in reasonable detail) computations as to compliance with the ratio set out in paragraph (c) of that definition;

(j)	in connection with the prepayment of Facility C Loans in accordance with Clause 8.10 (Voluntary prepayment of Facility C Loans), setting out (in reasonable detail) computations as to compliance with the ratio set out in paragraph (b)(ii) of Clause 8.10 (Voluntary prepayment of Facility C Loans);

(k)	in connection with any voluntary payment, repayment or prepayment in the nature of principal on all or any part of any Incremental Indebtedness, setting out (in reasonable detail) computations as to compliance with the ratio set out in paragraph (b)(ii) of Clause 22.22 (Incremental Indebtedness);

(l)	in connection with any voluntary payment, repayment or prepayment in the nature of principal on all or any part of any Permitted Refinancing Indebtedness, setting out (in reasonable detail) computations as to compliance with the ratio set out in paragraph (b)(ii) of Clause 22.23 (Permitted Refinancing Indebtedness); or

(m)	in connection with any voluntary payment, repayment or prepayment in the nature of principal on all or any part of any Mezzanine Indebtedness, setting out (in reasonable detail) computations as to compliance with the ratio set out in paragraph (b)(ii) of Clause 22.24 (Mezzanine Indebtedness), in each case signed by an authorised officer or authorised signatory of the Borrower, substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Consent” means the consent of the Head Lessor to be provided pursuant to item 6(b) of Part I of Schedule 2 (Conditions Precedent to Initial Utilisation).

“Consolidated Adjusted EBITDA” means, in relation to the Borrower Group, for any period, the sum of the amounts (without duplication) for such period of:

(a)	Consolidated Net Income;

(b)	Consolidated Total Interest Expense;

(c)	total interest expense (including non-cash interest and interest on Subordinated Debt) to the extent deducted in calculating Consolidated Net Income;

(d)	provision for taxes based on income and similar taxes imposed in lieu of income taxes to the extent deducted in calculating Consolidated Net Income;

(e)	total depreciation expense;

(f)	total amortisation expense;

(g)	total pre-opening and development expenses (if any);

(h)	total amortisation of rent expense incurred and paid as a result of the actual payment of:

(i)	land premium under the Development Agreement; and

(ii)	land premium under any other development agreement;

(i)	other non-cash items (including non-cash corporate expenses) reducing Consolidated Net Income;

(j)	costs and expenses relating to the negotiation of, entry into and performance of this Agreement or any amendment or waiver hereto or any transactions contemplated thereby to the extent deducted in calculating Consolidated Net Income, provided that the aggregate amount of costs and expenses included in this paragraph (j) shall not exceed S$10,000,000 in any financial year of the Borrower;

(k)	costs and expenses of any actual or contemplated investment or incurrence of Debt or asset sale that is or if completed would be permitted hereunder to the extent deducted in Consolidated Net Income provided that the aggregate amount of costs and expenses included in this paragraph (k) shall not exceed S$30,000,000 in any financial year of the Borrower;

(l)	corporate expenses incurred to the extent deducted in calculating Consolidated Net Income, provided that the aggregate amount of costs and expenses included in this paragraph (l) shall not exceed S$40,000,000 in any financial year of the Borrower; and

(m)	non-recurring charges and expenses to the extent deducted in calculating Consolidated Net Income, provided that the aggregate amount of costs and expenses included in this paragraph (m) shall not exceed S$50,000,000 in any financial year of the Borrower, less

(A)	other non-cash items increasing Consolidated Net Income (but excluding (I) any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period and (II) the amounts received from any IR Project Vehicles funded through Permitted Investments falling within the description of paragraph (a) of the definition of Permitted Investments); and

(B)	any cash expenditure to the extent it reduces any accrual or reserve established in a prior period which was added to determine Consolidated Adjusted EBITDA in such prior period pursuant to paragraph (i) above, all of the foregoing as determined on a consolidated basis for the Borrower Group in conformity with GAAP. Any cash equity contributions or Internal Subordinated Debt made by a member of the Sponsor Group to Borrower and/or the face amount of any Bank SBLC delivered to Agent for the benefit of the Lenders in accordance with Clause 21.2 (Rectification) may at the written election of Borrower be included in the Consolidated Adjusted EBITDA. To the extent an Excluded Subsidiary is converted to a Restricted Subsidiary during any reference period, Consolidated Adjusted EBITDA shall include the Consolidated Adjusted EBITDA of such Restricted Subsidiary on a pro forma basis since the beginning of such reference period. For the avoidance of doubt, any dividends made by the Borrower to any HoldCo to permit that HoldCo to make any licence payments shall not be taken into account in the calculation of, without double counting, Consolidated Adjusted EBITDA and/or Consolidated Net Income.

“Consolidated Net Income” means, for any period, the net income (or loss) of the members of the Borrower Group on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP and before any reduction in respect of preferred stock dividends; provided that there shall be excluded, without duplication:

(a)	the income (or loss) of any person (other than a member of the Borrower Group or any IR Project Vehicles funded through Permitted Investments falling within the description of paragraph (a) of the definition of Permitted Investments), except to the extent of the amount of dividends or other distributions actually paid to the members of the Borrower Group by such person during such period;

(b)	the income (or loss) of any person accrued prior to the date it is merged into or consolidated with the Borrower or any other member of the Borrower Group or that person’s assets are acquired by the Borrower or any other member of the Borrower Group;

(c)	any after-tax gains or losses attributable to:

(i)	asset sales consummated pursuant to paragraph (c)(iii), (c)(xiv), (c)(xv) or (c)(xvi) of Clause 22.5 (Disposals); or

(ii)	the disposition of any securities or the extinguishment of any Financial Indebtedness of any member of the Borrower Group;

(d)	dividends or distributions from any Excluded Subsidiary to the Borrower or any other member of the Borrower Group which are used to fund their share of any applicable tax payments to be made under a tax sharing arrangement;

(e)	the effect of non-cash accounting adjustments resulting from a change in the tax status of a flow-through or disregarded tax entity to a taxed entity, or vice versa;

(f)	any net extraordinary gains or net extraordinary losses; and

(g)	any refinancing costs and/or costs and expenses relating to any amendment or waiver of, in each case, this Agreement or any other Debt permitted to be incurred pursuant to this Agreement (provided that the aggregate amount of all refinancing costs and/or costs and expenses relating to any amendment or waiver of such other Debt excluded from the calculation of Consolidated Net Income pursuant to this paragraph (g) shall not exceed S$15,000,000 in any financial year of the Borrower), amortisation or charges (including premiums, costs, amortisation and charges associated with the refinancing of the Existing Facilities), provided further, that there shall be included, without duplication, the cash flows from IR Project Vehicles funded through Permitted Investments falling within the description of paragraph (a) of the definition of Permitted Investments whose net income has been included as set forth above.

“Consolidated Total Interest Expense” means, for any period, total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest), net of interest income, of the Borrower Group on a consolidated basis with respect to all outstanding Financial Indebtedness of the members of the Borrower Group that constitutes Relevant Debt (other than non-cash interest on Internal Subordinated Debt), including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging arrangements, excluding, however:

(a)	amortisation of debt issuance costs and deferred financing fees including any amounts referred to in Clause 12 (Fees) payable to the Finance Parties;

(b)	any fees and expenses payable to the Finance Parties in connection with this Agreement on or prior to the first Utilisation Date;

(c)	non-cash payment-in-kind interest; and

(d)	any additional amounts payable by the Borrower under Clause 14.1 (Increased costs).

“Controlled Transaction” means:

(a)	a declaration or payment of any dividend or other payment or distribution of any kind by the Borrower to its shareholders on or in respect of any of its shares;

(b)	a reduction, return, purchase, repayment, cancellation or redemption of the shares of any member of the Borrower Group;

(c)	a payment, repayment, prepayment of any principal, interest or other amount on or in respect of, or a redemption, purchase or defeasance of any Subordinated Debt; or

(d)	an Investment by any member of the Borrower Group:

(i)	where any such Investment is in the form of debt, there shall be no further obligation by the relevant member of the Borrower Group to make any loan or to provide any form of credit or financial accommodation thereafter; and

(ii)	where any such Investment is in the form of equity, there shall be no further obligation by the relevant member of the Borrower Group to provide funds (whether by way of debt or equity contributions or otherwise) or otherwise provide any credit support thereafter.

“Debenture” means a fixed and floating charge security document between the Borrower and the Security Trustee.

“Debt” means, as at any particular time, without double counting, the aggregate outstanding principal, capital or nominal amount of the Financial Indebtedness of the Borrower Group:

(a)	including:

(i)	all External Subordinated Debt;

(ii)	any Borrower Group Subordinated Guarantees;

(iii)	any Guarantee of any Permitted Aircraft/Watercraft Indebtedness; and

(iv)	all Permitted FF&E Indebtedness,

provided that, for the avoidance of doubt, any payment, repayment, prepayment, redemption, purchase, defeasance, satisfaction or discharge of any indebtedness referred to in paragraphs (i) to (iv) above at any time shall have the effect of reducing the amount of Debt at that time,

(b)	but excluding:

(i)	any indebtedness referred to in paragraph (e) and (g) of the definition of Financial Indebtedness;

(ii)	any indebtedness referred to in paragraph (j) of the definition of Financial Indebtedness (to the extent relating to any indebtedness referred to in paragraph (i) above);

(iii)	any Guarantee that constitutes Permitted Security described in paragraph (i) of the definition of Permitted Security or any Financial Indebtedness described in paragraphs (b)(xi), (b)(xii)(B) and (b)(xiv) of Clause 22.6 (Financial Indebtedness); and

(iv)	any Internal Subordinated Debt (other than any Borrower Group Subordinated Guarantees).

For this purpose, any amount outstanding or repayable in a currency other than Singapore Dollars shall on that day be taken into account:

(A)	if an audited balance sheet of the Borrower has been prepared as at that day, in their Singapore Dollars equivalent at the rate of exchange used for the purpose of preparing that balance sheet; and

(B)	in any other case, in their Singapore Dollars equivalent at the rate of exchange that would have been used had an audited balance sheet of the Borrower been prepared as at that day in accordance with GAAP.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person purchases by way of assignment or transfer any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Designated Facility B Lender” means a Facility B Lender listed in paragraphs 1, 2 and 3 of Part III of Schedule 1 (The Original Facility B Lenders).

“Designated RPS” means shares in a member of the Borrower Group which are expressed to be redeemable and:

(a)	(in the case of a redemption by the holder) which may only be made (whether on its specified maturity or as a result of an event of default (however described)) after the Facility A Termination Date;

(b)	(in the case of a redemption by the issuer) which may only be made to the extent it constitutes a Redemption that is a Permitted Transaction (Designated Sale), a Permitted Transaction (Leverage Ratio) or a Permitted Transaction (Miscellaneous) provided that the amount of any redemption under this paragraph (b) may not exceed such amount prescribed by any applicable law, had it been a Dividend;

(c)	which when aggregated with all Designated RPS described in this definition then outstanding, does not exceed S$1,000,000,000 (or its equivalent in another currency or currencies) in principal amount;

(d)	where on the date of issuance of such shares, the ratio of:

(i)	the Debt as of the last Relevant Date falling on or before the date of such issuance,

to:

(ii)	the Consolidated Adjusted EBITDA for the Relevant Period ending on the Relevant Date described in paragraph (d)(i) above,

is less than or equal to 3.50 to 1, as evidenced by a Compliance Certificate delivered to the Agent on or before the date of such issuance, setting out (in reasonable detail) computations as to compliance with the above ratio.

“Designated Sale” has the meaning given to it in paragraph (b) of the definition of “Permitted Transaction (Designated Sale)”.

“Development Agreement” means the development agreement originally dated 23 August 2006 (and as amended, modified and supplemented by the Supplemental Agreement) made between the Head Lessor and the Borrower relating to the acquisition, ownership and development of the Properties (including all annexures and schedules to such development agreement).

“Development Agreement Event of Default” means any “Event of Default” defined in Clause 1.1 (Definitions) of the Development Agreement.

“Dividend” has the meaning given to it in Clause 22.13 (Restricted payments).

“Eligible Lender” means:

(a)	a bank or merchant bank that:

(i)	is a financial institution acting through a Facility Office in Singapore;

(ii)	is in possession of (A) a valid licence granted under the Banking Act, Chapter 19 of Singapore, authorising it to conduct banking business in Singapore or (B) a valid licence granted by the Monetary Authority of Singapore, authorising it to conduct merchant banking business in Singapore;

(iii)	in respect of which, the Borrower would not be obliged to make a payment under paragraph (a) of Clause 13.2 (Tax gross-up) or paragraph (a) of Clause 13.3 (Tax indemnity) to or for the account of such financial institution; and

(iv)	(for so long as no Event of Default shall have occurred and is continuing) is not a Restricted Person;

(b)	any other financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets that:

(i)	is acting through a Facility Office in Singapore;

(ii)	in respect of which, the Borrower would not be obliged to make a payment under paragraph (a) of Clause 13.2 (Tax gross-up) or paragraph (a) of Clause 13.3 (Tax indemnity) to or for the account of such person; and

(iii)	(for so long as no Event of Default shall have occurred and is continuing) is not a Restricted Person;

(c)	any other entity approved by the Borrower (such approval not to be unreasonably withheld or delayed and the Borrower is deemed to have approved of each Original Lender listed in paragraphs 1 to 26 of Part II of Schedule 1 (The Original Facility A Lenders)) that:

(i)	is acting through a Facility Office in Singapore;

(ii)	is holding a valid Exemption issued by the Registrar of Moneylenders under Section 36 of the Moneylenders Act, Chapter 188 of Singapore, in connection with the Facilities;

(iii)	in respect of which, the Borrower would not be obliged to make a payment under paragraph (a) of Clause 13.2 (Tax gross-up) or paragraph (a) of Clause 13.3 (Tax indemnity) to or for the account of such person; and

(iv)	(for so long as no Event of Default shall have occurred and is continuing) is not a Restricted Person; or

(d)	any Permitted Sands Lender.

Notwithstanding the foregoing, the Borrower may in its sole and absolute discretion waive the restrictions set out in paragraphs (a)(iv), (b)(iii) or (c)(iv) of this definition as to any person that would otherwise be an Eligible Lender by notifying the Agent in writing of such waiver.

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Borrower Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health (as it relates to exposure to Hazardous Substances) or the health of animals or plants.

“Environmental Permits” means any Authorisation required under any Environmental Law for the operation of the business of any member of the Borrower Group conducted on or from the properties owned or used by the relevant member of the Borrower Group.

“Establishment Date” has the meaning given to it in Clause 2.3 (Accordion Feature – Increase in Facility C).

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Excluded Subsidiary” means any Subsidiary of the Borrower that the Borrower designates as an Excluded Subsidiary as provided for in the next sentence and any Subsidiary of an Excluded Subsidiary that satisfies the criteria set out in the next sentence. The Borrower may designate any Subsidiary (other than the Borrower or any Subsidiary which:

(a)	does (or will) own, develop, design, construct, operate, manage or otherwise implement any part of the Integrated Resort; or

(b)	holds (or will hold) or has (or will have) any rights in any Authorisation (including the Casino Licence) in relation to the Integrated Resort),

in each case, as determined by the Borrower) to be an Excluded Subsidiary by providing written notice of such designation to the Agent and certifying that, after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Nothing in the foregoing shall prevent the Borrower from designating any of its Subsidiaries as an Excluded Subsidiary by reason that that Subsidiary:

(i)	owns or operates, or will own or operate, Aircraft/Watercraft;

(ii)	will acquire FF&E;

(iii)	owns, operates, manages or implements or will own, operate, manage or implement any business or service that is funded as a Permitted Investment under this Agreement;

(iv)	owns, operates, manages or implements the Retail Properties and/or the Car Park pursuant to a disposal of the Retail Properties and/or the Car Park to it under paragraphs (c)(iv) and/or (c)(xviii) of Clause 22.5 (Disposals); or

(v)	owns, operates, manages or implements the ArtScience Museum (but does not own any part of the Properties comprising the ArtScience Museum) pursuant to paragraph (c)(xx) of Clause 22.5 (Disposals),

but which, in each case, does not hold (and will not hold) the Casino Licence.

“Exempt Disposal” has the meaning given to it in Clause 8.5 (Mandatory prepayment from Net Sale Proceeds).

“Existing Facilities” means the S$5,442,604,530 facilities made available to the Borrower by various banks and financial institutions pursuant to a Facility Agreement dated 28 December 2007 made between (a) the Borrower, as borrower, (b) Goldman Sachs Foreign Exchange (Singapore) Pte, DBS Bank Ltd., UOB Asia Limited and Oversea-Chinese Banking Corporation Limited, as coordinators and (c) the Existing Facilities Agent, as agent and security trustee.

“Existing Facilities Agent” means DBS Bank Ltd.

“Existing Facilities Security” means the Security created to secure the Existing Facilities, as more particularly described in the Facility Agreement for the Existing Facilities.

“External Subordinated Creditor” means any person (other than an Internal Subordinated Creditor or an Obligor).

“External Subordinated Debt” means:

(a)	an unsecured subordinated bond or an unsecured senior subordinated bond issued or to be issued by a member of the Borrower Group; or

(b)	any other unsecured subordinated Financial Indebtedness incurred or to be incurred by a member of the Borrower Group,

in each case:

(i)	which is subordinated to all amounts which may be or become payable to the Finance Parties under the Finance Documents by way of:

(A)	an External Subordination Agreement; or

(B)	(where the Borrower (acting reasonably and in good faith) determines that subordination pursuant to an External Subordination Agreement could reasonably be expected to materially and adversely affect the feasibility of establishing, or the marketability of, such bonds or Financial Indebtedness) the incorporation of terms within the documentation relating to such bonds or Financial Indebtedness which:

(I)	expressly provide that all payments in the nature of principal and interest thereunder are subordinated, on customary terms for such bonds or Financial Indebtedness, in all respects to the Facilities and that such subordination obligations cannot be amended without the consent of the Agent; and

(II)	provide that the Agent shall have enforceable third party rights in respect of such subordination obligations;

(ii)	which provides for a rate of interest (or a lower rate of interest) consistent with the market rate of interest for a transaction of a similar nature at the time of its incurrence;

(iii)	where any scheduled repayment or redemption of such bonds or Financial Indebtedness only occurs after the Facility A Termination Date; and

(iv)	where each of the creditors in respect of such bonds or Financial Indebtedness is an External Subordinated Creditor,

and the Borrower shall:

(A)	provide to the Agent certified copies of the documents evidencing such bonds or Financial Indebtedness; and

(B)	in the case where the subordination contemplated by paragraph (i) is achieved (or is intended to be achieved) pursuant to paragraph (i)(B), provide to the Agent certifications of the Borrower (signed by a director and a senior officer of the Borrower) as the Agent may reasonably request in connection with such bonds or Financial Indebtedness and, at the Borrower’s costs, authorise and instruct the Borrower’s counsel to consult with the Agent on such subordination.

“External Subordination Agreement” means a subordination agreement between an External Subordinated Creditor, the Borrower (or the relevant Obligor) and the Security Trustee, substantially in the form set out in Part II of Schedule 11 (Form of Subordination Agreement) or otherwise in form and substance reasonably satisfactory to the Security Trustee, and the Borrower shall provide (or procure the provision) to the Agent all such legal opinions, consents, assurances, resolutions and other documents as the Agent may reasonably request in connection with that subordination agreement.

“Euros” or “€” means the lawful currency of the Participating Member States.

“Facility” means Facility A, Facility B or Facility C.

“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in Singapore Dollars set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Facility A Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Singapore Dollars of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced, extinguished or transferred by it under this Agreement.

“Facility	A Lender” means:

(a)	any Original Facility A Lender; and

(b)	any Eligible Lender which has become a Party in accordance with Clause 24 (Changes to the Lenders) and which is transferred an interest in Facility A,

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Dates” means each date specified in Schedule 9 (Repayment Schedule for Facility A Loans) including, for the avoidance of doubt, the Facility A Termination Date.

“Facility A Repayment Instalment” means each instalment for repayment of the Facility A Loans specified in Schedule 9 (Repayment Schedule for Facility A Loans).

“Facility A Termination Date” means, subject to Clause 7.5 (Extension Option), the date which is 72 Months after the date of this Agreement.

“Facility B” means the revolving credit facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities), part of which may be designated as an Ancillary Facility in accordance with Clause 6 (Ancillary Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount in Singapore Dollars set opposite its name under the heading “Facility B Commitment” in Part III of Schedule 1 (The Original Facility B Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Lender” means:

(a)	any Original Facility B Lender; and

(b)	any Eligible Lender which has become a Party in accordance with Clause 24 (Changes to the Lenders) and which is transferred an interest in Facility B,

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility B Rollover Loan” means one or more Facility B Loans:

(a)	made or to be made on the same day that one or more maturing Facility B Loans is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Facility B Loan(s); and

(c)	made or to be made to the Borrower for the purpose of refinancing the maturing Facility B Loan(s).

“Facility B Termination Date” means, subject to Clause 7.5 (Extension Option), the date which is 66 Months after the date of this Agreement.

“Facility C” means the term loan facility made available or (as the case may be) to be made available under this Agreement as described in paragraph (c) of Clause 2.1 (The Facilities).

“Facility C Commitment” means in relation to any Facility C Lender, the amount in Singapore Dollars of any Facility C Commitment assumed by it in accordance with Clause 2.3 (Accordion Feature — Increase in Facility C) or transferred to it under this Agreement, to the extent not cancelled, reduced, extinguished or transferred by it under this Agreement.

“Facility C Lender” means any Eligible Lender which is or has become a Party in accordance with Clause 2.3 (Accordion Feature — Increase in Facility C) or Clause 24 (Changes to the Lenders) and which is transferred an interest in Facility C, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Facility C Loan” means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

“Facility C Longstop Termination Date” means the date which is 192 Months after the date of this Agreement.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following a change of office or offices after that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between one or more Administrative Parties and the Borrower setting out any of the fees referred to in Clause 12 (Fees).

“FF&E” means fixtures, furniture, fittings and/or equipment acquired, built, affixed and/or installed by or for the Borrower on or in the Integrated Resort for the purpose of implementing or carrying on the business of the Integrated Resort, and shall include each and every item or unit of such property acquired by substitution or replacement thereof, all parts, components and other items pertaining to such property, all documents (including warehouse receipts, dock receipts, bills of lading and the like) relating to such property, all licenses, warranties, guarantees, service contracts and related rights and interests covering all or any portion of such property, and to the extent not otherwise included, all proceeds (including insurance proceeds) of any of the foregoing and all accessions to, substitutions and replacements for, and the rents, profits and products of, each of the foregoing (including collateral accounts) and such other collateral reasonably determined by the Agent in its reasonable discretion.

“Finance Document” means this Agreement, each Ancillary Facility Document, each Guarantor Accession Letter, each Increase Confirmation, each Security Document, each Bank SBLC and any other document (other than a Security Document) that may at any time be given as guarantee or assurance for any of the Senior Liabilities pursuant to or in connection with any Finance Document and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, an Ancillary Lender, the Arranger, a Lender or the Security Trustee.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds (for the avoidance of doubt, other than a payment or advance payment bond), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease, provided that any obligation of a person under a lease of hire purchase contract (whether existing now or entered into the future) that is not (or would not be) required to be treated as a finance or capital lease on a balance sheet of such person under GAAP as in effect on the date of this Agreement shall not be treated as finance or capital lease as a result of (i) the adoption of changes in GAAP after such date, or (ii) changes in the application of GAAP after such date;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing and would, in accordance with GAAP, be treated as a borrowing;

(g)	solely for the purpose of Clause 23.5 (Cross default), any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account, and such value shall be calculated without double-counting with other indebtedness);

(h)	shares which are expressed to be redeemable, other than Designated RPS;

(i)	any counter-indemnity obligation in respect of:

(i)	a guarantee, indemnity, bond (including any payment or advance payment bond), standby or documentary letter of credit or any other similar instrument issued by a bank or financial institution; and

(ii)	any other instrument issued by a bank or financial institution, where such other instrument is in a form that, on its face, gives rise to a payment obligation on the part of that bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

in each case without double-counting and excluding:

(A)	any indebtedness comprising trade payables or payments under leases and hire purchase contracts (in the case of leases and hire purchase contracts, to the extent only that they do not fall within paragraph (d) above) incurred in the ordinary course of business;

(B)	any surety bonds for claims underlying repairer liens over equipment or machinery; and

(C)	any Financial Indebtedness comprising bonds, notes, debentures, loan stock or any other similar instrument described in paragraph (c) above, that have either been satisfied, discharged or defeased prior to their stated maturity (provided that cash or securities are being held by the trustee of such instruments pending application on maturity or redemption) in accordance with the terms of such bonds, notes, debentures, loan stock or any other similar instrument or by operation of law.

“GAAP” means:

(a)	in relation to the financial statements (consolidated if applicable) of the Borrower, generally accepted accounting principles, standards and practices applied in Singapore; and

(b)	in relation to any other Obligor, generally accepted accounting principles, standards and practices applied in its jurisdiction of incorporation,

in each case, in effect at the relevant time.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity, or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under any law or regulation).

“Gross Revenues” has the meaning given to it in the Development Agreement or (once issued) the Head Lease.

“Guarantee” means any guarantee, bond, indemnity, counter-indemnity or similar instrument howsoever described issued by any person in respect of any obligation of any other person.

“Guarantor” means a Restricted Subsidiary which becomes a Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Guarantor Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Guarantor Accession Letter).

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that is harmful to human health or other life or the Environment or a nuisance to any person or the presence of which in the Environment may make the use or ownership of any affected land or property more costly.

“Head Lease” has the meaning given to the term “Lease” in the Development Agreement.

“Head Lease Event of Default” means any “Event of Default” defined in the Head Lease.

“Head Lessor” means the Singapore Tourism Board.

“Hedging Bank” means a person which:

(a)	provides the Borrower with any hedging in connection with interest payable in respect of the Senior Liabilities, the Secured Incremental Liabilities and/or the Secured Permitted Refinancing Liabilities; and

(b)	at the Borrower’s request, accedes as a Hedging Bank to the Intercreditor Agreement in accordance with the terms thereof (provided that such accession may only take place if that person is, at that time, a Lender (or an Affiliate of a Lender), and a Hedging Bank (and in such capacity only) shall have no voting rights for the purposes of this Agreement unless a contrary indication appears.

“Hedging Documents” means the documents entered into between the Borrower and a Hedging Bank for the purpose of implementing any hedging in connection with interest payable in respect of the Senior Liabilities, the Secured Incremental Liabilities and/or the Secured Permitted Refinancing Liabilities.

“HoldCo” means any company, corporation or other entity that directly owns shares in the share capital of the Borrower.

“HoldCo Subordinated Debt” means unsecured Financial Indebtedness of a HoldCo to an External Subordinated Creditor (or an Internal Subordinated Creditor not being a direct Holding Company of the Borrower):

(a)	the proceeds of which are made available by that HoldCo to the Borrower as Internal Subordinated Debt or equity; and

(b)	which, in the case where the creditor of such Financial Indebtedness is an Internal Subordinated Creditor not being a Holding Company of the Borrower, provides for a rate of interest that does not exceed prevailing market rates for comparable subordinated debt at the time the Financial Indebtedness is incurred.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong Dollars” or “HK$” means the lawful currency of the Hong Kong Special Administrative Region.

“Increase Confirmation” means a document substantially in the form set out in Schedule 7 (Form of Lender Increase Confirmation).

“Increase Lender” has the meaning given to it in paragraph (a)(i) of Clause 2.3 (Accordion Feature — Increase in Facility C).

“Incremental Indebtedness” means Financial Indebtedness incurred or to be incurred by the Borrower:

(a)	which is designated by the Borrower as “Incremental Indebtedness”;

(b)	which when aggregated with (i) all Financial Indebtedness described in this definition then outstanding and (ii) the amount of Facility C Loans then outstanding, does not exceed S$1,000,000,000 (or its equivalent in another currency or currencies) in outstanding principal;

(c)	where, not later than ten Business Days after the date that the Financial Indebtedness is incurred, the Borrower delivers to the Agent details of such Financial Indebtedness;

(d)	where, on the date the Financial Indebtedness is incurred, no Event of Default is continuing or would reasonably be expected to result from the incurring of such Financial Indebtedness;

(e)	where the terms of such Financial Indebtedness in relation to:

(i)	principal amortisation;

(ii)	Security; and

(iii)	covenants (taken as a whole),

are not more favourable to the creditors of such Financial Indebtedness than those for the benefit of the Finance Parties as contained in the Finance Documents;

(f)	where:

(i)	at all times, the then remaining average weighted life (taking into account the effect of any prepayment) of such Financial Indebtedness is longer than the then remaining average weighted life (taking into account the effect of any prepayment) of Facility A and Facility B taken as a whole (but without taking into account any extension of the Facility A Termination Date or the Facility B Termination Date); and

(ii)	the final scheduled repayment date of such Financial Indebtedness extends beyond the Facility A Termination Date (without taking into account any extension of the Facility A Termination Date) (and where such Financial Indebtedness constitutes bonds, notes or other debt securities, any scheduled repayment or redemption of such Financial Indebtedness only occurs after the Facility A Termination Date (without taking into account any extension of the Facility A Termination Date)); and

(g)	where on the date (the “Incremental Indebtedness Incurrence Date”) such Financial Indebtedness is incurred, the ratio of:

(i)	the aggregate of:

(A)	the Debt as of the last Relevant Date falling on or before the date of such incurrence; and

(B)	the amount of such Financial Indebtedness actually incurred,

to:

(ii)	the Consolidated Adjusted EBITDA for the Relevant Period ending on the Relevant Date described in paragraph (g)(i)(A) above,

is:

(1)	(in the case where the Incremental Indebtedness Incurrence Date falls on or before 31 December 2014) less than or equal to 3.50 to 1; and

(2)	(in the case where the Incremental Indebtedness Incurrence Date falls after 31 December 2014) less than or equal to 3.00 to 1,

as evidenced by a Compliance Certificate delivered to the Agent on or before the date of such incurrence, setting out (in reasonable detail) computations as to compliance with the above ratio,

provided that the Borrower may, but shall not be obliged to, request that such Financial Indebtedness be secured by the Transaction Security with the same ranking and priority as the Senior Liabilities and the Secured Permitted Refinancing Liabilities in accordance with the Intercreditor Agreement, and where the Borrower makes such a request, each relevant Incremental Indebtedness Creditor of such Financial Indebtedness shall be entitled to accede to the Intercreditor Agreement as a Secured Incremental Indebtedness Creditor in accordance with the terms thereof.

“Incremental Indebtedness Creditor” means a creditor (including any agent or trustee on its behalf) of the Borrower or any other Obligor in respect of any Incremental Indebtedness.

“Incremental Indebtedness Document” means any facility agreement, credit agreement, indenture, note purchase agreement or other document relating to, constituting or otherwise evidencing any Incremental Indebtedness.

“Incremental Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Borrower or any other Obligor to any Incremental Indebtedness Creditor which constitute Incremental Indebtedness (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

“Information Memorandum” means the confidential information memorandum concerning the Borrower which, at the Borrower’s request and on its behalf, was prepared in relation to this transaction and distributed by the Global Coordinator to selected financial institutions on or about 5 April 2012, as supplemented from time to time.

“Insurance Report” means in relation to the Properties, a report substantially in the form of the Original Insurance Report carried at the cost and expense of the Borrower, specifying the maximum foreseeable loss and estimated maximum loss for the Properties, carried out by an Approved Insurance Consultant such report to be addressed to the Agent.

“Insurances” means all contracts and policies of insurance of any kind relating to the Integrated Resort taken out or, as the context requires, to be taken out from time to time and maintained, in each case, in accordance with Clause 22.17 (Insurance) by or on behalf of the Borrower, and such other policy or contract of insurance as the Agent and the Borrower agree shall be an Insurance.

“Integrated Resort” has the meaning given to it in the Development Agreement or (once issued) the Head Lease.

“Integrated Resort Revenues” means, in respect of any period, the aggregate of all actual sums of a revenue or income nature actually received (or, as the case may be, to be received) by or on behalf of the Borrower or any Restricted Subsidiary during that period including:

(a)	all amounts payable to or for the benefit or account of the Borrower or any Restricted Subsidiary arising from or in connection with the Integrated Resort and the letting, use or occupation of the Properties (or any part of the Properties), including (without limitation and without double counting):

(i)	Gross Revenues;

(ii)	without limiting sub-paragraph (i) above, rents, hotel room revenues, Casino revenues, conference, meeting, convention and exhibition facilities’ revenues, licence fees and equivalent sums reserved or made payable;

(iii)	any premium paid on the amount of any Occupational Lease;

(iv)	any other monies payable in respect of use and/or occupation of the Integrated Resort;

(v)	proceeds of insurance in respect of loss of rent;

(vi)	receipts from or the value of consideration given for the surrender or variation of any letting;

(vii)	proceeds paid by way of reimbursement of expenses incurred, or on account of expenses to be incurred, in the management, maintenance and repair of, and the payment of insurance premiums for, the Properties;

(viii)	proceeds paid for a breach of covenant under any Occupational Lease and for expenses incurred in relation to any such breach;

(ix)	payments from a guarantor in respect of any of the items listed in this paragraph (a); and

(x)	interest, damages or compensation in respect of any of the items in this paragraph (a),

but excluding (A) any amounts of security deposits received under Occupational Leases (unless and until the Borrower or any Restricted Subsidiary has the right to retain such amounts for its own account and benefit), and (B) any service charge collected by the Borrower or a Restricted Subsidiary for which the same is distributed to employees of the Borrower or that Restricted Subsidiary;

(b)	interest and other income in respect of funds standing to the credit of the Accounts;

(c)	any income, receipts or realised gains (including those of a non-recurring or extraordinary nature) from any Permitted Investments; and

(d)	any other income, receipts or realised gains (including those of a non-recurring or extraordinary nature) from whatever source and whether or not attributable to the Integrated Resort.

“Intellectual Property Rights” means all patents, designs, copyrights, trade marks, service marks, trade names, domain names, rights in know-how, any other intellectual property and any associated or similar rights anywhere in the world, and any interest in any of the foregoing (in each case, whether registered or unregistered and including any applications and rights to apply for the same).

“Intercreditor Agreement” means the intercreditor agreement between, among others, the Obligors, the Finance Parties (other than the Arranger) and, when they accede, the Increase Lenders, the Hedging Banks, the Secured Incremental Indebtedness Creditors, the Secured Mezzanine Indebtedness Creditors and the Secured Permitted Refinancing Indebtedness Creditors (as applicable).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Internal Subordinated Creditor” means, in respect of any Internal Subordinated Debt, any member of the Sponsor Group (other than an Obligor).

“Internal Subordinated Debt” means unsecured Financial Indebtedness of any member of the Borrower Group to an Internal Subordinated Creditor:

(a)	which is subordinated to all amounts which may be or become payable to the Finance Parties under the Finance Documents by way of an Internal Subordination Agreement;

(b)	where any scheduled repayment of such Financial Indebtedness only occurs after the Facility A Termination Date; and

(c)	the terms of which:

(i)	except where permitted by the provisions of the Finance Documents, expressly prohibit any member of the Borrower Group from making any payment in the nature of interest (but interest may (A) accrue or be capitalised and (B) be evidenced by any instrument which constitutes such Internal Subordinated Debt or equity and such instrument may be issued to the Internal Subordinated Creditor);

(ii)	do not comprise any cross default (however described) provisions; and

(iii)	do not comprise any onerous covenants, undertakings or other provisions other than customary affirmative covenants.

“Internal Subordination Agreement” means a subordination agreement between an Internal Subordinated Creditor, the Borrower (or the relevant Obligor) and the Security Trustee, substantially in the form set out in Part I of Schedule 11 (Form of Subordination Agreement) or otherwise in form and substance reasonably satisfactory to the Security Trustee, and the Borrower shall provide (or procure the provision) to the Agent all such legal opinions, consents, assurances, resolutions and other documents as the Agent may reasonably request in connection with that subordination agreement.

“Investment” means any investment, acquisition, capital contribution, joint venture, consortium, partnership or similar arrangement, whether as debt or equity, entered into or made (or to be entered into or made) by the Borrower or any Obligor in relation to any asset or business (other than any Aircraft/Watercraft or FF&E). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment less all returns of principal or equity thereon.

“IR Project Vehicle” means any retail, restaurant, clubs, theatres, entertainment or other similar offerings that form a part of (or are located in) the Integrated Resort operated by an Excluded Subsidiary funded as a Permitted Investment under paragraph (a) of the definition of Permitted Investment, which the Borrower either directly or indirectly owns 100 per cent (or less) of the equity interests thereof.

“Lease Document” means:

(a)	an Agreement for Lease; or

(b)	an Occupational Lease.

“Lender” means an Ancillary Lender, a Facility A Lender, a Facility B Lender, a Facility C Lender or a Permitted Sands Lender provided that (except as provided in paragraphs (g) and (h) of Clause 36.2 (Exceptions)) a Permitted Sands Lender which is a Lender shall not be entitled to vote as a Lender, a Finance Party or a Secured Party for the purposes of the Finance Documents and shall not be polled (or its interests taken into consideration) by the Agent or the Security Trustee, and its vote shall instead be exercised by, subject to any contrary indication in the Intercreditor Agreement, the other Lenders on a pro rata basis.

“Loan” means a Facility A Loan, a Facility B Loan or a Facility C Loan.

“Majority Facility A Lenders” means, at any time, the Majority Lenders calculated, for the purpose of this definition, by excluding the Facility B Loans, the Facility C Loans, utilisations under the Ancillary Facilities, the Facility B Commitments, the Facility C Commitments and the Ancillary Commitments.

“Majority Facility B Lenders” means, at any time, the Majority Lenders calculated, for the purpose of this definition, by excluding the Facility A Loans, the Facility C Loans, the Facility A Commitments and the Facility C Commitments.

“Majority Facility C Lenders” means, at any time, the Majority Lenders calculated, for the purpose of this definition, by excluding the Facility A Loans, the Facility B Loans, utilisations under the Ancillary Facilities, the Facility A Commitments, the Facility B Commitments and the Ancillary Commitments.

“Majority Lenders” means at any time, a Lender or Lenders whose Available Commitments, Available Ancillary Commitments and participations in the Utilisations then outstanding aggregate more than 50 per cent. of the Available Facilities, Available Ancillary Facilities and all the utilisations then outstanding, and for the purposes of this definition:

(a)	(except as provided in paragraphs (g) and (h) of Clause 36.2 (Exceptions)) any Permitted Sands Lender which is a Lender shall not be entitled to vote and shall not be polled (or its interests taken into consideration) by the Agent or the Security Trustee for the purposes of this definition, and its vote shall instead be exercised, subject to any contrary indication in the Intercreditor Agreement, by the other Lenders on a pro rata basis; and

(b)	to the extent set out in (and in accordance with) Clause 2.4 (Non-Funding Lender), any Non-Funding Lender shall not be entitled to vote and shall not be polled (or its interests taken into consideration) by the Agent or the Security Trustee for the purposes of this definition, and its vote shall instead be exercised, subject to any contrary indication in the Intercreditor Agreement, by the other Lenders on a pro rata basis.

“Margin” means:

(a)	in relation to any Loan under Facility A and/or Facility B:

(i)	(from the date of this Agreement to the date falling six Months after the date of this Agreement) 1.85 per cent. per annum; and

(ii)	(from the date falling six Months after the date of this Agreement and thereafter) the rate per annum specified opposite the relevant range set out in the following table in which the ratio of Debt as at the most recent Relevant Date to Consolidated Adjusted EBITDA for the Relevant Period ending on that Relevant Date:

Ratio of Debt to Consolidated Adjusted EBITDA	Margin (per cent. per annum)
Higher than 3.50 to 1	1.85

Higher than 2.50 to 1, but lower than or equal to 3.50 to 1	1.65

Higher than 1.90 to 1, but lower than or equal to 2.50 to 1	1.45

Higher than 1.00 to 1, but lower than or equal to 1.90 to 1	1.20

Lower than or equal to 1.00 to 1	1.15

However:

(A)	any increase or decrease in the Margin for a Loan under Facility A and/or Facility B shall take effect immediately following the receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 20.3 (Compliance Certificate);

(B)	while an Event of Default is continuing, the Margin for each Loan under Facility A and/or Facility B shall be the highest percentage per annum set out above for a Loan under that Facility; and

(C)	for the purpose of determining the Margin, Debt, Consolidated Adjusted EBITDA and Relevant Period shall be determined in accordance with Clause 21.4 (Financial covenant calculations); and

(b)	in relation to any Loan under Facility C, the applicable percentage(s) per annum as agreed between the Borrower and the relevant Increase Lenders to which that Loan relates, as set out in the relevant Increase Confirmation.

“Material Adverse Effect” means a material adverse effect or a material adverse change in:

(a)	the consolidated financial condition, assets or business of the Borrower Group taken as a whole;

(b)	the Integrated Resort, taken as a whole;

(c)	the ability of the Borrower to perform and comply with its payment or other material obligations under the Finance Documents to which it is a party, the Development Agreement or the Head Lease;

(d)	the ability of the Obligors (other than the Borrower) to perform and comply with their payment or other material obligations under the Finance Documents to which they are a party; or

(e)	the ability of any Finance Party to enforce the payment or other material obligations of each Obligor under the Finance Documents to which that Obligor is a party or the ability of any Finance Party to enforce any of their respective rights or remedies under the Finance Documents.

“Mezzanine Indebtedness” means Financial Indebtedness incurred or to be incurred by the Borrower:

(a)	which is designated by the Borrower as “Mezzanine Indebtedness”;

(b)	which when aggregated with all Financial Indebtedness described in this definition then outstanding, does not exceed S$1,000,000,000 (or its equivalent in another currency or currencies) in outstanding principal;

(c)	where, not later than ten Business Days after the date that the Financial Indebtedness is incurred, the Borrower delivers to the Agent details of such Financial Indebtedness;

(d)	where, on the date the Financial Indebtedness is incurred, no Event of Default is continuing or would reasonably be expected to result from the incurring of such Financial Indebtedness;

(e)	where any scheduled repayment or redemption of such Financial Indebtedness only occurs after the original Facility A Termination Date; and

(f)	where on the date such Financial Indebtedness is incurred, the ratio of:

(i)	the aggregate of:

(A)	the Debt as of the last Relevant Date falling on or before the date of such incurrence; and

(B)	the amount of such Financial Indebtedness actually incurred,

to:

(ii)	the Consolidated Adjusted EBITDA for the Relevant Period ending on the Relevant Date described in paragraph (f)(i)(A) above,

is less than or equal to 3.50 to 1, as evidenced by a Compliance Certificate delivered to the Agent on or before the date of such incurrence, setting out (in reasonable detail) computations as to compliance with the above ratio, provided that the Borrower may, but shall not be obliged to, request that such Financial Indebtedness be secured by the Transaction Security ranking after the Senior Liabilities, the Secured Incremental Liabilities and the Secured Permitted Refinancing Liabilities in accordance with the Intercreditor Agreement, and where the Borrower makes such a request, each relevant Mezzanine Indebtedness Creditor of such Financial Indebtedness shall be entitled to accede to the Intercreditor Agreement as a Secured Mezzanine Indebtedness Creditor in accordance with the terms thereof.

“Mezzanine Indebtedness Creditor” means a creditor (including any agent or trustee on its behalf) of the Borrower or any other Obligor in respect of any Mezzanine Indebtedness.

“Mezzanine Indebtedness Document” means any facility agreement, credit agreement, indenture, note purchase agreement or other document relating to, constituting or otherwise evidencing any Mezzanine Indebtedness.

“Mezzanine Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Borrower or any other Obligor to any Mezzanine Indebtedness Creditor which constitute Mezzanine Indebtedness (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next succeeding Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will apply only to the last Month of any period.

“Mortgage” means a mortgage over the Properties security document between the Borrower and the Security Trustee initially executed in escrow pursuant to Clause 4.1 (Initial conditions precedent).

“Net Sale Proceeds” means the cash or cash equivalent proceeds (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise) received by the Borrower Group in connection with any sale by a member of the Borrower Group of any asset after deducting:

(a)	fees, discounts, commissions, charges, expenses, withholdings and transaction costs properly incurred in connection with that sale, transfer or disposal;

(b)	Taxes paid by such member or reasonably estimated by such member to be payable (as certified by it to the Agent) as a result of that sale, transfer or disposal;

(c)	any amounts required to be applied to the repayment of indebtedness secured by a Security permitted under paragraph (d) of Clause 22.4 (Negative pledge) (or amounts permitted by the terms of such indebtedness to be otherwise reinvested in other assets of such member to the extent so reinvested); and

(d)	any reserve for adjustment in respect of the sale price of such asset or assets or any liabilities associated with the asset disposed of in such sale or transfer and the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in the sale and retained by the Borrower, provided that where any such reserve (or the relevant part thereof) is no longer required or has not been applied within the period for which the reserve was set aside, the Borrower shall apply an amount equal to such reserve (or the relevant part thereof) in accordance with Clause 8.5 (Mandatory prepayment from Net Sale Proceeds) as if such amount were “Net Sale Proceeds”.

“Non-Consenting Lender” has the meaning given to it in paragraph (i) of Clause 36.2 (Exceptions).

“Non-Funding Lender” means any Lender under a Facility which has failed to make or participate in a Utilisation as required by this Agreement provided that it shall cease to be a Non-Funding Lender immediately upon its having made available its Non-Funding Lending Amount to the Borrower (which shall be promptly accepted by the Borrower).

“Non-Funding Lender Amount” means in relation to a Non-Funding Lender, the amount of any Utilisation or any participation in any Utilisation that such Non-Funding Lender has not made available.

“Notifiable Debt Purchase Transaction” has the meaning given to it Clause 25.2 (Notification).

“Obligors” means the Borrower and the Guarantors and “Obligor” means each one of them.

“Occupational Lease” means any occupational lease or licence or other right of occupation to which the Retail Properties (or any part of the Retail Properties) and/or the ArtScience Museum (or any part of the ArtScience Museum) may be subject from time to time.

“Offshore Collection Account” has the meaning given to it in Clause 22.10 (Accounts).

“Offshore Collection Account Security Document” means each Restricted Subsidiary Offshore Collection Account Security Document and each Borrower Offshore Collection Account Security Document.

“Original Facility A Lender” means a Lender listed in Part II of Schedule 1 (The Original Facility A Lenders) as having a Facility A Commitment.

“Original Facility B Lender” means a Lender listed in Part III of Schedule 1 (The Original Facility B Lenders) as having a Facility B Commitment.

“Original Financial Statements” means in relation to the Borrower, its audited financial statements (consolidated, if applicable) for the financial year ended 31 December 2011.

“Original Insurance Report” means the Methodology and Summary of the 2011 Maximum Foreseeable Loss (MFL) & Estimated Maximum Loss (EML) for Marina Bay Sands, Singapore dated 27 February 2012 prepared by Willis (Singapore) Pte Ltd. addressed to the Agent.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means:

(a)	in relation to the Mortgage and Intercreditor Agreement, in each case, when executed and delivered, the payment of stamp tax in Singapore;

(b)	in relation to the Mortgage, when executed, delivered and dated, its registration with the Singapore Land Authority;

(c)	in relation to each Security Document (other than the Intercreditor Agreement), in each case, when executed and delivered, its registration as a charge against the Borrower at the Accounting and Corporate Regulatory Authority in Singapore, and any notification or other requirements as may be required by the terms of that document; and

(d)	in relation to each Offshore Collection Account Security Document, when executed and delivered, any registration, notification or other requirements as may be required by the terms of that document.

“Permitted Aircraft/Watercraft Indebtedness” means any Financial Indebtedness incurred or to be incurred by any Affiliate of the Borrower:

(a)	for the purpose of:

(i)	financing the acquisition, lease, equipping or charter of Aircraft/Watercraft by that Affiliate;

(ii)	refinancing any Financial Indebtedness referred to in sub-paragraph (i) above; and/or

(iii)	financing the working capital requirements of that Affiliate with respect to such Aircraft/Watercraft;

(b)	which, when aggregated with all Financial Indebtedness described in this definition then outstanding, does not exceed S$300,000,000 (or its equivalent in any other currency or currencies);

(c)	which, on the date it is incurred, no Event of Default is continuing or would reasonably be expected to result from the incurring of such Financial Indebtedness; and

(d)	a reasonable summary of which will be supplied to the Agent within ten Business Days of a member of the Borrower Group issuing a Guarantee in respect of such Financial Indebtedness.

“Permitted Aircraft/Watercraft Security” means any Security created or to be created by an Affiliate of the Borrower over or affecting any Aircraft/Watercraft where:

(a)	the purpose of such Security is to secure the Permitted Aircraft/Watercraft Indebtedness incurred by that Affiliate to acquire such Aircraft/Watercraft;

(b)	the beneficiary of such Security has no right of recovery for any such Permitted Aircraft/Watercraft Indebtedness against any Transaction Security; and

(c)	a reasonable summary of which will be supplied to the Agent within ten Business Days of that Affiliate incurring that Permitted Aircraft/Watercraft Indebtedness.

“Permitted Corporate Restructuring” means any solvent corporate restructuring or reorganisation of the Borrower (that complies with paragraph (b) of Clause 22.12 (Merger)).

“Permitted FF&E Indebtedness” means Financial Indebtedness incurred or to be incurred by the Borrower or any Obligor:

(a)	for the purpose of:

(i)	financing its acquisition and/or installation of FF&E;

(ii)	refinancing its acquisition and/or installation of FF&E (including any costs and expenses incurred in connection with such acquisition) originally financed by the Facilities or Ancillary Facilities; or

(iii)	refinancing any Financial Indebtedness referred to in paragraphs (a)(i) and (ii) above;

(b)	which when aggregated with all Financial Indebtedness described in this definition then outstanding, does not exceed S$500,000,000 (or its equivalent in another currency or currencies) in outstanding principal;

(c)	which, on the date it is incurred, no Event of Default is continuing or would reasonably be expected to result from the incurring of such Financial Indebtedness; and

(d)	a reasonable summary of which (and any applicable Permitted FF&E Security) will be supplied to the Agent within ten Business Days of the Borrower or that Obligor incurring (or being contractually entitled to incur) such Financial Indebtedness.

“Permitted FF&E Security” means any Security created or to be created by the Borrower or any Obligor over or affecting any FF&E, where:

(a)	the purpose of such Security is to secure the Permitted FF&E Indebtedness incurred by the Borrower or that Obligor to acquire (or refinance the acquisition of) such FF&E;

(b)	the beneficiary of such Security has no right of recovery for any such Permitted FF&E Indebtedness against any Transaction Security (other than such FF&E);

(c)	a reasonable summary of which will be supplied to the Agent not later than ten Business Days after the date of the Borrower or that Obligor incurring that Permitted FF&E Indebtedness; and

(d)	where that Permitted FF&E Indebtedness is described in paragraph (a)(ii) of the definition of Permitted FF&E Indebtedness, the Security Trustee shall (and is hereby instructed by the Lenders to) release (or reduce to second ranking), as requested by the Borrower, any Security Document over such FF&E at the cost and expense of the Borrower.

“Permitted Investment” means any Investment by any Obligor:

(a)	made through joint ventures, consortiums, partnerships or similar arrangements in businesses such as restaurants, clubs, theatre, retail and entertainment offerings that will form part of (or be located in) the Integrated Resort; or

(b)	in projects that are ancillary (and of benefit) to the Integrated Resort where:

(i)	the aggregate amount of cash (or cash equivalents) used to make all Investments described in this sub-paragraph (b), does not exceed S$450,000,000 (or its equivalent in any other currency or currencies at the date the relevant Investment is made);

(ii)	the ratio of Debt as of the last Relevant Date falling on or before the date of such Investments to Consolidated Adjusted EBITDA for the Relevant Period ending on that Relevant Date is less than 3.50 to 1, as evidenced by a Compliance Certificate delivered to the Agent on or before the date of such Investments, setting out (in reasonable detail) computations as to compliance with the above ratio); and

(iii)	on the date of such Investments, no Event of Default is continuing.

“Permitted Refinancing Indebtedness” means Financial Indebtedness incurred or to be incurred by the Borrower (other than RP/CP Hivedown Refinancing Indebtedness):

(a)	which is designated by the Borrower as “Permitted Refinancing Indebtedness”;

(b)	for the purpose of:

(i)	refinancing the Senior Liabilities (other than Facility B), the Secured Incremental Liabilities and/or the Secured Permitted Refinancing Liabilities (in each case, whether in whole or in part); and/or

(ii)	refinancing any Financial Indebtedness referred to in sub-paragraph (i) above;

(c)	where, not later than ten Business Days before the date that the Financial Indebtedness is to be incurred, the Borrower delivers to the Agent:

(i)	details of such Financial Indebtedness; and

(ii)	the estimated amount of the Senior Liabilities (other than Facility B), the Secured Incremental Liabilities and/or the Secured Permitted Refinancing Liabilities (and the date on which they are expected) to be refinanced;

(d)	where, on the date the Financial Indebtedness is incurred, no Event of Default is continuing or would reasonably be expected to result from the incurring of such Financial Indebtedness; and

(e)	where the relevant portion of the proceeds from such Financial Indebtedness will be paid directly to the Agent and applied in accordance with Clause 2 (Mandatory prepayment) of the Intercreditor Agreement, provided that the Borrower may, but shall not be obliged to, request that such Financial Indebtedness be secured by the Transaction Security with the same ranking and priority as the Senior Liabilities and the Secured Incremental Liabilities in accordance with the Intercreditor Agreement, and where the Borrower makes such a request, each relevant Permitted Refinancing Indebtedness Creditor of such Financial Indebtedness shall be entitled to accede to the Intercreditor Agreement as a Secured Permitted Refinancing Indebtedness Creditor in accordance with the terms thereof.

“Permitted Refinancing Indebtedness Creditor” means a creditor (including any agent or trustee on its behalf) of the Borrower or any other Obligor in respect of any Permitted Refinancing Indebtedness.

“Permitted Reorganisation” means:

(a)	an amalgamation, merger, liquidation, dissolution or corporate reconstruction (each a “Reorganisation”) on a solvent basis of a member of the Borrower Group (other than the Borrower) where:

(i)	all of the business and assets of that member of the Borrower Group, remain within the Borrower Group (and if that member of the Borrower Group was an Obligor immediately prior to such reorganisation being implemented, all of the business and assets of that member are retained by one or more other Obligors);

(ii)	if it or its assets were subject to the Security Documents immediately prior to such reorganisation, the Security Trustee will enjoy the same or equivalent Security over the same assets, or as the case may be, over it or, where an Obligor is being dissolved or liquidated, its assets are passed up to its Holding Company (being a member of the Borrower Group); and

(iii)	in the case of an amalgamation or merger, if such member of the Borrower Group is an Obligor, the surviving entity is an Obligor to at least the same extent as such first mentioned Obligor immediately prior to the said amalgamation, merger or corporate reconstruction;

(b)	any incorporation of a Subsidiary, intra-Borrower Group transfer (other than one involving the Borrower, except to the extent permitted by paragraph (e) of Clause 22.4 (Negative pledge)) or other step taken in connection with a proposed securitisation of the business of the Borrower Group, (other than one involving the Borrower, except to the extent permitted by paragraph (e) of Clause 22.4 (Negative pledge)) (or any part thereof), and/or any other refinancing where it is intended that the proceeds thereof be used to prepay the Facilities in full, provided that, in each case, any such action would not reasonably be expected to materially and adversely affect the interests of the Finance Parties under the Finance Documents; or

(c)	any other Reorganisation of one or more members of the Borrower Group (other than the Borrower) approved by the Majority Lenders (acting reasonably).

“Permitted Sands Lender” means any Affiliate of the Borrower that is permitted to make, purchase or invest in loans and has obtained all necessary Authorisations to do so.

“Permitted Security” means, in relation to all assets of an Obligor:

(a)	any lien arising by operation of law and in the ordinary course of business securing amounts not more than 30 days overdue (or contested in good faith by appropriate means prior to an order being made against the person contesting such amounts, so long as reserves or other appropriate provisions, if any, required by the applicable GAAP, shall have been made for any such contested amounts);

(b)	any conditional sale arrangement or retention of title arrangements and rights of set-off arising in the ordinary course of business with suppliers of goods to any Obligor;

(c)	any Security created pursuant to any Finance Document;

(d)	any Security created with the consent of the Agent (acting on the instructions of the Majority Lenders);

(e)	any attachment or judgment lien not constituting an Event of Default;

(f)	easements, rights-of-way, avigational servitudes, restrictions, encroachments, and other defects or irregularities in title and other similar charges or encumbrances, in each case, which either exist on the date of this Agreement or which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Obligor or result in a material diminution in the value the Charged Assets as security for the Senior Liabilities;

(g)	liens arising from filing Uniform Commercial Code financing statements or the Singapore equivalent relating solely to leases permitted by this Agreement;

(h)	licenses of patents, trademarks and other intellectual property rights granted by that Obligor in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of any Obligor;

(i)	(other than in respect of the Properties) liens to secure a stay of process in proceedings to enforce a contested liability, or required in connection with the institution of legal proceedings or in connection with any other order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge, or deposits with a governmental agency entitling the Borrower or any Obligor to maintain self-insurance or to participate in other specified insurance arrangements;

(j)	leases or subleases, licenses or sublicenses or other types of occupancy agreements granted to third parties in accordance with any applicable terms of this Agreement and the Security Documents and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any Obligor;

(k)	any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(l)	statutory liens of landlords, liens of banks and rights of set-off, statutory liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other liens imposed by law, in each case incurred in the ordinary course of business (A) for amounts not yet overdue, (B) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings prior to an order being made against the person contesting such amounts so long as such reserves or other appropriate provisions, if any, as shall be required by the applicable GAAP, shall have been made for any such contested amounts or (C) with respect to liens of mechanics, repairmen, workmen and materialmen, if such lien arises in the ordinary course of business, that Obligor has bonded such lien within a reasonable time after becoming aware of the existence thereof;

(m)	liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of Financial Indebtedness), incurred in the ordinary course of business (i) for the amounts not yet overdue, (ii) for the amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings or (iii) with respect to liens of mechanics, repairmen, workmen and materialmen, if such lien arises in the ordinary course of business, and the Borrower has bonded such lien within a reasonable time after becoming aware of the existence thereof and which may be prior to the liens granted in favour of the Finance Parties;

(n)	liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and which may be prior to the liens granted in favour of the Secured Parties;

(o)	liens on:

(i)	property acquired by any member of the Borrower Group; or

(ii)	property of a person existing at the time such person became a Restricted Subsidiary, is merged into or consolidated with or into, or wound up into, any member of the Borrower Group,

provided that such liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition, merger or consolidation or winding up and do not extend to any other assets other than that acquired property or (as the case may be) those of the person acquired by, merged into or consolidated with such member of the Borrower Group or such Restricted Subsidiary;

(p)	liens for taxes, assessments or governmental claims if the obligations with respect thereto are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and statutory liens for taxes not yet due and payable;

(q)	any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(r)	liens solely on any cash earnest money deposits made by any member of the Borrower Group in connection with any letter of intent or purchase agreement permitted under this Agreement;

(s)	licenses of patents, copyrights, trademarks and other intellectual property rights granted by the members of the Borrower Group in the ordinary course of business and not interfering in any material respect with the ordinary conduct of or materially detracting from the value of the business of such member of the Borrower Group;

(t)	liens in favour of an Obligor, provided that where such liens are over assets subject to any Security created by the Security Documents, such liens are made subject to such Security;

(u)	any liens over any asset (other than the Development Agreement, the Head Lease, the Properties and the Casino Licence), provided the aggregate value of assets permitted to be secured under this paragraph (u) does not exceed S$50,000,000;

(v)	in connection with any redemption or defeasance of Debt (to the extent such redemption or defeasance is permitted under the Finance Documents), liens in favour of the trustee on any amounts held in a redemption or defeasance account pursuant to a trust or similar agreement and any proceeds held in such account for the benefit of the holders of such Debt (provided that in the case of a redemption, any such liens shall be furnished temporarily only and for the purpose of facilitating the completion of that redemption); and

(w)	any netting or set-off arrangement entered into by any member of the Borrower Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances.

“Permitted Transaction (Designated Sale)” means any Controlled Transaction:

(a)	which is designated by the Borrower as a “Permitted Transaction (Designated Sale)”;

(b)	where such Controlled Transaction is wholly funded from such part of the consideration arising from a sale (the “Designated Sale”) by a member of the Borrower Group of any asset the proceeds of which are not required to be paid into the Prepayment Account under Clause 8.5 (Mandatory prepayment from Net Sale Proceeds) for application in accordance with the Intercreditor Agreement (the “Excess Net Sale Proceeds”);

(c)	where no Default is continuing or would reasonably be expected to result from such Controlled Transaction; and

(d)	the amount of which (when aggregated with the amounts of all other Controlled Transactions falling within the description of this definition in respect of that Designated Sale) does not exceed:

(i)	(in the case where the ratio of Debt as of the last Relevant Date falling on or before the completion date of that Designated Sale to Proforma Consolidated Adjusted EBITDA for the Relevant Period ending on that Relevant Date is greater than 3.50 to 1 but less than or equal to 4.00 to 1, as evidenced by a Compliance Certificate delivered to the Agent on or before the completion date of that Designated Sale, setting out (in reasonable detail) computations as to compliance with the above ratio) 50 per cent. of the Excess Net Sale Proceeds in respect of that Designated Sale; and

(ii)	(in the case where the ratio of Debt as of the last Relevant Date falling on or before the completion date of that Designated Sale to Proforma Consolidated Adjusted EBITDA for the Relevant Period ending on that Relevant Date is less than or equal to 3.50 to 1, as evidenced by a Compliance Certificate delivered to the Agent on or before the completion date of that Designated Sale, setting out (in reasonable detail) computations as to compliance with the above ratio) 100 per cent. of the Excess Net Sale Proceeds in respect of that Designated Sale.

“Permitted Transaction (Leverage Ratio)” means any Controlled Transaction:

(a)	which is designated by the Borrower as a “Permitted Transaction (Leverage Ratio)”;

(b)	where no Default is continuing or would reasonably be expected to result from such Controlled Transaction; and

(c)	the amount of which, when aggregated with the amounts of all other Controlled Transactions falling within the description of this definition declared, paid or made in the same financial year of the Borrower, does not exceed the amount specified opposite the relevant ratio set out in the following table in which the ratio of Debt as of the end of each Relevant Period to Consolidated Adjusted EBITDA for such Relevant Period falls (as evidenced by a Compliance Certificate delivered to the Agent on or before the declaration, payment or making of a Controlled Transaction falling within the description of this definition, setting out (in reasonable detail) computations as to compliance with the below ratio):

Ratio of Debt to Consolidated Adjusted EBITDA	Amount
Lower than or equal to 3.50 to 1	Unlimited
Higher than 3.50 to 1 but lower than or equal to 4.00 to 1	S$500,000,000
Higher than 4.00 to 1	Nil

“Permitted Transaction (Miscellaneous)” means any Controlled Transaction:

(a)	which is designated by the Borrower as a “Permitted Transaction (Miscellaneous)”;

(b)	where no Default is continuing or would reasonably be expected to result from such Controlled Transaction; and

(c)	where the amount of such Controlled Transaction, when aggregated with the amounts of all other Controlled Transactions falling within the description of this definition does not exceed S$5,000,000 (or its equivalent in another currency or currencies) in any financial year of the Borrower.

“Prepayment Account” means a Singapore Dollar denominated account of the Borrower with the principal Singapore offices of the Security Trustee which is, or will be, the subject of a Debenture and designated as a “Prepayment Account” by the Borrower and the Agent.

“Proforma Consolidated Adjusted EBITDA” means:

(a)	for the purpose of Clause 8.5 (Mandatory prepayment from Net Sale Proceeds) in relation to any Exempt Disposal, the Consolidated Adjusted EBITDA for the Relevant Period ending on the last Relevant Date falling on or before the completion date of such Exempt Disposal, less (or, if negative, plus) such part of the Consolidated Adjusted EBITDA for that Relevant Period attributable to the asset which is the subject matter of that Exempt Disposal; and

(b)	for the purpose of the definition of “Permitted Transaction (Designated Sale)”, in relation to any Designated Sale, the Consolidated Adjusted EBITDA for the Relevant Period ending on the last Relevant Date falling on or before the completion date of such Designated Sale, less (or, if negative, plus) such part of the Consolidated Adjusted EBITDA for that Relevant Period attributable to the asset which is the subject matter of that Designated Sale.

“Properties” means the properties set out in Schedule 8 (Properties).

“Purchase Money Indebtedness” means any Financial Indebtedness (including, subject to the proviso in paragraph (d) of the definition of “Financial Indebtedness”, any indebtedness for or in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease) incurred or to be incurred by the Borrower or any Obligor:

(a)	for the purpose of:

(i)	financing its acquisition or lease of any asset including without limitation, any automobile, equipment or machinery; and/or

(ii)	refinancing any Financial Indebtedness referred to in sub-paragraph (i) above;

(b)	which, when aggregated with all Financial Indebtedness described in this definition then outstanding, does not exceed S$30,000,000 (or its equivalent in any other currency or currencies);

(c)	which, on the date it is incurred, no Event of Default is continuing or would reasonably be expected to result from the incurring of such Financial Indebtedness; and

(d)	a reasonable summary of which (and any applicable Purchase Money Security) will be supplied to the Agent within ten Business Days of the Borrower or that Obligor incurring (or being contractually entitled to incur) such Financial Indebtedness.

“Purchase Money Security” means any Security created or to be created by the Borrower or any Obligor over or affecting any asset described in paragraph (a)(i) of the definition of “Purchase Money Indebtedness” where:

(a)	the purpose of such Security is to secure the Purchase Money Indebtedness incurred by the Borrower or that Obligor to acquire (or refinance the acquisition of) such asset;

(b)	the beneficiary of such Security has no right of recovery for any such Purchase Money Indebtedness against any Transaction Security; and

(c)	a reasonable summary of which will be supplied to the Agent within ten Business Days of the Borrower or that Obligor incurring that Purchase Money Indebtedness.

“Quantum Notice” means a Proceeds Quantum Notice or a Borrowings (Permitted Refinancing Indebtedness) Quantum Notice, each as defined in the Intercreditor Agreement.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period.

“Redemption” has the meaning given to it in Clause 22.13 (Restricted payments).

“Reference Banks” means the principal Singapore offices of DBS Bank Ltd., Malayan Banking Berhad, Oversea-Chinese Banking Corporation Limited and United Overseas Bank Limited, or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Relevant Date” means the last day of each Accounting Quarter.

“Relevant Debt” means Debt, excluding any Guarantee of any Permitted Aircraft/Watercraft Indebtedness (other than the amount of any claim or demand made on such Guarantee).

“Relevant Net Sale Proceeds” has the meaning given to it in Clause 8.5 (Mandatory prepayment from Net Sale Proceeds).

“Relevant Period” means in the case of Consolidated Adjusted EBITDA, Consolidated Total Interest Expense and Proforma Consolidated Adjusted EBITDA, each period of four rolling Accounting Quarters ending on the applicable Relevant Date.

“Repeating Representations” means:

(a)	each of the representations set out in Clauses 19.1 (Status) to 19.4 (Power and authority), 19.6 (Governing law and enforcement), paragraph (a) of 19.8 (No default), paragraph (a) of 19.9 (No misleading information), 19.10 (Financial statements) (other than paragraph (c) thereof) to 19.18 (Environmental releases), 19.20 (Governmental Regulation), and 19.21 (Material Adverse Effect); and

(b)	each of the representations expressed to be a repeating representation under the terms of any other Finance Document.

“Restricted Person” means:

(a)	any person that owns or operates a casino located in Singapore, Macau, the United Kingdom, the States of Nevada or New Jersey or Michigan, or the Commonwealths of Massachusetts or Pennsylvania, or any other jurisdiction in which the Sponsor or any of its Subsidiaries has obtained or applied for a gaming licence (or is an Affiliate of such a person); provided that a passive investment constituting less than ten per cent. of the common stock of any such casino shall not constitute ownership thereof for the purposes of this definition;

(b)	any person that owns or operates a convention, trade show, conference center or exhibition facility in Singapore, Macau, the United Kingdom, Las Vegas, Nevada or Clark County, Nevada, the State of New Jersey or Michigan or the Commonwealths of Massachusetts or Pennsylvania, or any other jurisdiction in which the Sponsor or any of its Subsidiaries owns, operates or is developing a convention, trade show, conference center or exhibition facility (or an Affiliate of such a person); provided that a passive investment constituting less than ten per cent. of the common stock of any such convention or trade show facility shall not constitute ownership for the purpose of this definition;

(c)	any union pension fund or Affiliate thereof; provided that any intermingled fund or managed account which has as part of its assets under management the assets of a union pension fund shall not be disqualified from being an Eligible Lender hereunder so long as the manager of such fund is not controlled by a union or a union does not own ten per cent. or more of the assets of such fund; or

(d)	any person denied approval or licence, or found unsuitable to be given such approval or licence, under the gaming laws and the rules and regulations of the gaming authorities in Singapore, Macau, the United Kingdom, the States of Nevada or New Jersey or the Commonwealths of Massachusetts or Pennsylvania or any other applicable jurisdiction.

“Restricted Subsidiary” means a Subsidiary of the Borrower that is not an Excluded Subsidiary, whether existing on the date of this Agreement or subsequently formed or acquired.

“Restricted Subsidiary Debenture” means a fixed and floating charge security document between a Restricted Subsidiary and the Security Trustee in respect of the assets of that Restricted Subsidiary (but excluding any assets comprising capital stock or other equity interests owned by such Restricted Subsidiary and other assets that the Majority Lenders may agree (acting reasonably) to exclude), in form and substance reasonably satisfactory to the Agent.

“Restricted Subsidiary Offshore Collection Account Security Document” means each security document (other than a Restricted Subsidiary Debenture) executed by a Restricted Subsidiary as Security over an Offshore Collection Account required to be charged in favour of the Security Trustee in accordance with Clause 22.10 (Accounts).

“Retail Properties” means the Marina Bay Sands Shoppes, an enclosed air conditioned area located within the Integrated Resort low rise buildings occupying Basement 2, Basement 1, B2 Mezzanine and Level 1 consisting of several hundred retail outlets with accompanying food precinct and public thoroughfares, together with any other retail and/or restaurant areas located within the Integrated Resort.

“Rollover Termination Event” means an Acceleration Date occurs.

“RP/CP Hivedown Refinancing Indebtedness” means Financial Indebtedness incurred or to be incurred by the Borrower or any Restricted Subsidiary (other than Permitted Refinancing Indebtedness):

(a)	which is designated by the Borrower as “RP/CP Hivedown Refinancing Indebtedness”;

(b)	for the purpose of:

(i)	refinancing the Senior Liabilities (other than Facility B), the Secured Incremental Liabilities and/or the Secured Permitted Refinancing Liabilities (in each case, in whole or in part); and/or

(ii)	refinancing any Financial Indebtedness referred to in sub-paragraph (i) above;

(c)	where, not later than five Business Days before the date that the Financial Indebtedness is to be incurred, the Borrower delivers to the Agent:

(i)	details of such Financial Indebtedness; and

(ii)	the estimated amount of the Senior Liabilities (other than Facility B), the Secured Incremental Liabilities and/or the Secured Permitted Refinancing Liabilities (and the date on which they are expected) to be refinanced;

(d)	where, on the date the Financial Indebtedness is incurred, no Event of Default is continuing or would reasonably be expected to result from the incurring of such Financial Indebtedness;

(e)	where the Head Lessor and the relevant Governmental Agencies have approved such refinancing and the issue of separate strata title for the Retail Properties (or the relevant portion thereof) and/or Car Park (or the relevant portion thereof), as applicable, in a manner that the Agent is reasonably satisfied will not materially and adversely affect the interests of the Lenders (taken as a whole); and

(f)	where the relevant portion of the proceeds from such Financial Indebtedness will be paid directly to the Security Trustee and applied in accordance with Clause 2 (Mandatory prepayment) of the Intercreditor Agreement.

“RP/CP Hivedown Refinancing Indebtedness Creditor” means a creditor (including any agent or trustee on its behalf) of the Borrower or any other Obligor in respect of any RP/CP Hivedown Refinancing Indebtedness.

“RP/CP Hivedown Security” means any Security created or to be created by the Borrower or any Restricted Subsidiary over or affecting the Retail Properties (or the relevant portion thereof) and/or the Car Park (or the relevant portion thereof) which are or will be the subject of a RP/CP Hivedown Refinancing Indebtedness, where:

(a)	the purpose of such Security is to secure the RP/CP Hivedown Refinancing Indebtedness incurred by the Borrower or any other Obligor in relation to the Retail Properties (or the relevant portion thereof) and/or the Car Park (or the relevant portion thereof);

(b)	the Agent is reasonably satisfied that the part of the Retail Properties and/or the Car Park, if any, that continues to be financed by the Facilities, shall remain subject to the Security created by the relevant Security Documents;

(c)	the Agent is reasonably satisfied that all the other Properties (other than the Retail Properties (or the relevant portion thereof) and/or Car Park (or the relevant portion thereof) subject to the RP/CP Hivedown Refinancing Indebtedness) shall remain subject to the Security created by the relevant Security Documents; and

(d)	details (reasonably satisfactory to the Agent) of which have been supplied to the Agent.

“Sands FinCo” means the Subsidiary of the Sponsor which the Borrower has designated to the Agent as the “Sands FinCo”.

“Screen Rate” means the rate per annum (expressed as a percentage) for the relevant period appearing under the caption “ASSOCIATION OF BANKS IN SINGAPORE SIBOR AND SWAP OFFER RATES AT 11 A.M. SINGAPORE TIME” and the column headed “SGD SWAP OFFER” on the page “ABSIRFIX01” of the Reuters Monitor Money Rates Services (or such other page as may replace that page for the purpose of displaying the swap offer rates of leading reference banks). If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Secured Documents” means the Finance Documents, the Hedging Documents, the Secured Incremental Indebtedness Documents, the Secured Mezzanine Indebtedness Documents and the Secured Permitted Refinancing Indebtedness Documents.

“Secured Incremental Indebtedness” means any Incremental Indebtedness which is secured by the Transaction Security in accordance with the provisions of the definition of “Incremental Indebtedness”.

“Secured Incremental Indebtedness Creditor” means an Incremental Indebtedness Creditor which accedes as a Secured Incremental Indebtedness Creditor to the Intercreditor Agreement in accordance with the terms thereof.

“Secured Incremental Indebtedness Document” means any facility agreement, credit agreement, indenture, note purchase agreement or other document relating to, constituting or otherwise evidencing any Secured Incremental Indebtedness.

“Secured Incremental Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Borrower or any Obligor to any Secured Incremental Indebtedness Creditor which constitute Secured Incremental Indebtedness (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

“Secured Mezzanine Indebtedness” means any Mezzanine Indebtedness which is secured by the Transaction Security in accordance with the provisions of the definition of “Mezzanine Indebtedness”.

“Secured Mezzanine Indebtedness Creditor” means a Mezzanine Indebtedness Creditor which accedes as a Secured Mezzanine Indebtedness Creditor to the Intercreditor Agreement in accordance with the terms thereof.

“Secured Mezzanine Indebtedness Document” means any facility agreement, credit agreement, indenture, note purchase agreement or other document relating to, constituting or otherwise evidencing any Secured Mezzanine Indebtedness.

“Secured Mezzanine Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Borrower or any other Obligor to any Secured Mezzanine Indebtedness Creditor which constitute Secured Mezzanine Indebtedness (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

“Secured Party” means a Finance Party, a Hedging Bank, a Secured Incremental Indebtedness Creditor, a Secured Mezzanine Indebtedness Creditor or a Secured Permitted Refinancing Indebtedness Creditor.

“Secured Permitted Refinancing Indebtedness” means any Permitted Refinancing Indebtedness which is secured by the Transaction Security in accordance with the provisions of the definition of “Permitted Refinancing Indebtedness”.

“Secured Permitted Refinancing Indebtedness Creditor” means a Permitted Refinancing Indebtedness Creditor which accedes as a Secured Permitted Refinancing Indebtedness Creditor to the Intercreditor Agreement in accordance with the terms thereof.

“Secured Permitted Refinancing Document” means any facility agreement, credit agreement, indenture, note purchase agreement or other document relating to, constituting or otherwise evidencing any Secured Permitted Refinancing Indebtedness.

“Secured Permitted Refinancing Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Borrower or any other Obligor to any Secured Permitted Refinancing Indebtedness Creditor which constitute Secured Permitted Refinancing Indebtedness (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means the Assignment of Development Agreement, the Assignment of Insurances, the Assignment of Proceeds, the Debenture, the Intercreditor Agreement, the Mortgage, each Borrower Offshore Collection Account Security Document, each Restricted Subsidiary Debenture, each Restricted Subsidiary Offshore Collection Account Security Document, each Subordination Agreement and any other Security or other document that may at any time be given as Security for any of the Senior Liabilities pursuant to or in connection with any Finance Document.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 10 (Interest Periods) in relation to Facility A or Facility C.

“Senior Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Obligors to any Finance Party under or in connection with any Finance Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

“Singapore Dollars” or “S$” means the lawful currency of Singapore.

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Sponsor” means Las Vegas Sands Corp., corporate identification number C21244-2004, a corporation incorporated under the laws of the State of Nevada, United States of America.

“Sponsor Group” means the Sponsor and its Subsidiaries for the time being.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subordinated Creditor” means an External Subordinated Creditor or an Internal Subordinated Creditor.

“Subordinated Debt” means Internal Subordinated Debt or External Subordinated Debt.

“Subordinated Payment” has the meaning given to it in Clause 22.13 (Restricted payments).

“Subordination Agreement” means an External Subordination Agreement or an Internal Subordination Agreement.

“Subsidiary” means, in relation to any company or corporation (a “holding company”), a company or corporation:

(a)	which is controlled, directly or indirectly, by the holding company;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(c)	which is a Subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of the majority of its board of directors or equivalent body.

“Supplemental Agreement” means the supplemental agreement dated 11 December 2009 made between the Head Lessor and the Borrower which amends, modifies and supplements the Development Agreement.

“SWAP Rate” means, in relation to any Loan or Unpaid Sum:

(a)	the applicable Screen Rate as of the Specified Time on the Quotation Day for the displaying of the swap offer rate for a period comparable to the Interest Period for that Loan or Unpaid Sum; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan or Unpaid Sum or the Screen Rate is zero or negative) the arithmetic mean of the rates (rounded upwards to four decimal places), as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the Singapore interbank market, to be, in relation to the Interest Period for that Loan or Unpaid Sum, equal to Y (rounded upwards to four decimal places) calculated by each Reference Bank in accordance with the following formula:

Y	= (R x 365) + (F x 36500) + (F x R x 365)

360 S N S 360

where:

F	=	the premium (being a positive number) or the discount (being a negative number), as the case may be, which would have been paid or received by such Reference Bank in offering to sell US Dollars forward in exchange for Singapore Dollars on the last day of that Interest Period in the Singapore interbank market as of the Specified Time on the Quotation Day;

S	=	the exchange rate at which such Reference Bank sells US Dollars spot in exchange for Singapore Dollars in the Singapore foreign exchange market, as quoted by such Reference Bank as of the Specified Time on the Quotation Day;

R	=	the rate at which such Reference Bank is offering US Dollar deposits for that Interest Period in an amount comparable to the US Dollar equivalent of that Loan (such US Dollar equivalent to be determined by such Reference Bank at such rate or rates as such Reference Bank determines to be most appropriate) to prime banks in the Singapore interbank market as of the Specified Time on the Quotation Day; and

N	=	the actual number of days in that Interest Period.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to such term in Clause 13.1 (Tax definitions).

“Term Facility” means Facility A or Facility C.

“Term Facility Lender” means a Facility A Lender or a Facility C Lender.

“Term Loan” means a Facility A Loan or a Facility C Loan.

“Termination Date” means:

(a)	(in relation to Facility A) the Facility A Termination Date;

(b)	(in relation to Facility B) the Facility B Termination Date; or

(c)	(in relation to Facility C) the earlier of the final maturity date set out in the applicable Increase Confirmation and the Facility C Longstop Termination Date.

“Total Ancillary Commitments” means the aggregate of the Ancillary Commitments.

“Total Ancillary Limit” means S$100,000,000 or, if less, the Total Facility B Commitments.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments, the Total Facility C Commitments and the Total Ancillary Commitments, being S$5,100,000,000 at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being S$4,600,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being S$500,000,000 at the date of this Agreement.

“Total Facility C Commitments” means, subject to any increase in Facility C under Clause 2.3 (Accordion Feature – Increase in Facility C) the aggregate of the Facility C Commitments, being nought at the date of this Agreement.

“Transaction Documents” means the Finance Documents and the Commercial Documents.

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US Dollars” or “US$” means the lawful currency of the United States of America.

“Utilisation” means a Loan or a utilisation under an Ancillary Facility.

“Utilisation Date” means the date on which a Loan is, or is to be, made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Utilisation Request).

“Valuation Report” means in relation to the Properties (or any part of the Properties), a full valuation report (or in relation to Clause 20.11 (Valuation Reports), a valuation report substantially in the form of the valuation report to be provided pursuant to item 6(e) of Part I of Schedule 2 (Conditions Precedent to Initial Utilisation)) carried at the cost and expense of the Borrower, specifying “as is” value of the Properties (or that part of the Properties), carried out by an Approved Valuer in accordance with standards and practices for the time being accepted in the professional valuer’s profession in Singapore, such valuation to be addressed to the Agent (as Agent for the Lenders).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any “Administrative Party”, any “Ancillary Lender”, the “Agent”, the “Arranger”, the “Borrower”, any “Finance Party”, any “Hedging Bank”, any “HoldCo”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Trustee” or the “Sponsor” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	the Borrower providing “cash cover” for a contingent liability under a Secured Document, means the Borrower paying an amount in the currency of the contingent liability (as the case may be) to an interest-bearing deposit account in the name of the Borrower (with interest accruing to the benefit of the Borrower) and the following conditions are met:

(A)	the account is with the Security Trustee or, in relation to a Secured Document, the relevant Secured Party;

(B)	where the amount is being provided pursuant to paragraph (a) of Clause 21.2 (Rectification), withdrawals from the account may only be made pursuant to paragraph (b) of Clause 21.2 (Rectification) and in every other case, withdrawals from the account may only be made to pay the relevant Secured Parties amounts due and payable to them under that Secured Document in respect of the relevant contingent liability until no amount is or may become outstanding under that Secured Document; and

(C)	if the Security Trustee or the relevant Secured Parties requires, the Borrower has executed a security document over that account, in form and substance reasonably satisfactory to the Security Trustee or (as the case may be) the relevant Secured Party with which that account is held, creating a first ranking security interest over that account;

(iv)	any document being “certified” by the Borrower or to any “certificate” of the Borrower, means certification by a director, authorised officer, authorised signatory or (to the extent that he or she is authorised by the Borrower to give such certification) the company secretary of the Borrower;

(v)	“documented” in relation to costs and expenses, means the reasonable itemisation of such costs and expenses;

(vi)	the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Agent’s spot rate of exchange for the purchase of the first currency with the second currency in the Singapore foreign exchange market at or about 11:00 a.m. on the applicable day (or at or about such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances);

(vii)	“including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(viii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	a Lender’s “participation” in a Loan or Unpaid Sum includes an amount (in the currency of such Loan or Unpaid Sum) representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and the Lender’s rights under this Agreement in respect thereof;

(x)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality), or two or more of the foregoing;

(xi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	the Borrower “repaying” or “prepaying” any guarantee, documentary credit facility or hedging facility means:

(A)	the Borrower providing cash cover for that facility;

(B)	the maximum amount payable under that facility being reduced or cancelled in accordance with its terms; or

(C)	the provider of that facility being reasonably satisfied that such facility has been released, cancelled, terminated or otherwise secured to its satisfaction and such provider has no further liability under that facility, and the amount by which that facility is repaid or prepaid under sub-paragraphs (xii)(A) and (xii)(B) above is the amount of the relevant cash cover or reduction;

(xiii)	“shares” or “share capital” includes equivalent ownership interests (and “shareholder” and similar expressions shall be construed accordingly);

(xiv)	a “Transaction Document” or any other agreement or instrument is a reference to that Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerous, and in the case of the Development Agreement or the Head Lease, shall include any written approval or understanding received by the Borrower from the Head Lessor that has the practical effect of amending or varying the terms of the Development Agreement or the Head Lease) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Transaction Document or other agreement or instrument;

(xv)	a utilisation made or to be made by the Borrower or borrowed by the Borrower under an Ancillary Facility, includes any guarantee, bond or letter of credit issued on its behalf under that Ancillary Facility;

(xvi)	an Ancillary Lender funding a utilisation under an Ancillary Facility includes an Ancillary Lender issuing a guarantee, bond or letter of credit under an Ancillary Facility;

(xvii)	amounts outstanding under this Agreement include amounts outstanding under any Ancillary Facility;

(xviii)	an outstanding amount of an Ancillary Facility at any time is the maximum amount that is or may be payable by the Borrower in respect of that Ancillary Facility at that time;

(xix)	a provision of law is a reference to that provision as amended or re-enacted; and

(xx)	a time of day is a reference to Singapore time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (including an Event of Default) is “continuing” if it has not been remedied or waived.

1.3	Third party rights

(a)	Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of this Agreement, the consent of any person who is not a Party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement at any time.

1.4	Eligible Lender

Each Original Lender confirms to the Borrower that, on the date of this Agreement, it is an Eligible Lender.

2.	The Facilities

2.1	The Facilities

Subject to the terms of this Agreement:

(a)	the Facility A Lenders make available to the Borrower a term loan facility in Singapore Dollars in an aggregate amount equal to the Total Facility A Commitments;

(b)	the Facility B Lenders make available to the Borrower a revolving credit facility in Singapore Dollars in an aggregate amount equal to the Total Facility B Commitments (parts of which may, from time to time and in an aggregate amount at any time up to the Total Ancillary Limit, be designated as Ancillary Facilities); and

(c)	(subject to Clause 2.3 (Accordion Feature – Increase in Facility C)) the Facility C Lenders make available to the Borrower a term loan facility in Singapore Dollars in an aggregate amount equal to the Total Facility C Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of the Finance Parties under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of the Finance Parties under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Accordion Feature – Increase in Facility C

(a)	Subject to this Clause 2.3, during the Accordion Period, the Borrower may by written notice to the Agent request that the Total Facility C Commitments be increased (and the Total Facility C Commitments shall be so increased) as follows:

(i)	the increased Facility C Commitments will be assumed by:

(A)	one or more Lenders; or

(B)	any other person which is an Eligible Lender,

(each an “Increase Lender”) selected by the Borrower and each of which has confirmed its willingness to assume and does assume such part of the increased Facility C Commitments which it is to assume;

(ii)	that Increase Lender shall become a Party as a “Facility C Lender” and:

(A)	each of the Obligors and that Increase Lender shall assume obligations towards one another and/or acquire rights against one another; and

(B)	each of the other Finance Parties and that Increase Lender shall assume obligations towards one another and acquire rights against one another,

in each case, in accordance with the provisions of the Finance Documents;

(iii)	the Commitments of the other Lenders then subsisting shall continue in full force and effect;

(iv)	any increase in the Total Facility C Commitments shall take effect on the date specified by the Borrower in the Increase Confirmation or any later date on which the conditions set out in paragraph (b) below are satisfied (the “Establishment Date”);

(v)	any such increase constituting Available Facility in respect of Facility C shall be available for drawing by the Borrower for the period from and including its Establishment Date to and including the date which is 60 days after that date in accordance with this Agreement, and any part of that Available Facility which is undrawn at the close of business in Singapore on the last day of that period shall be automatically cancelled;

(vi)	(A) the Margin applicable to any Facility C Loan borrowed (or to be borrowed) under any such increase shall be the applicable percentage(s) per annum and (B) the fees applicable to any Facility C Loan borrowed (or to be borrowed) under any such increase shall be the applicable amount(s) or percentage(s), in each case as agreed between the Borrower and the relevant Increase Lenders to which that Loan relates, as set out in the relevant Increase Confirmation;

(vii)	the repayment schedule applicable to any Facility C Loan borrowed (or to be borrowed) under any such increase shall be as agreed between the Borrower and the relevant Increase Lenders to which that Loan relates, as set out in the relevant Increase Confirmation provided that such repayment schedule shall comply with Clause 7.3 (Repayment of Facility C Loans);

(viii)	(to the extent different from those contained in the Finance Documents) the terms relating to mandatory prepayment applicable to any Facility C Loan borrowed (or to be borrowed) under any such increase shall be as agreed between the Borrower and the relevant Increase Lenders to which that Loan relates, as set out in the relevant Increase Confirmation provided that those terms shall not be more favourable to the relevant Increase Lenders than those for the benefit of the Facility A Lenders as contained in the Finance Documents); and

(ix)	each Increase Confirmation may, without the consent of any Lender (other than the Increase Lenders to which that Increase Confirmation relates), effect such amendments to this Agreement and the other Finance Documents:

(A)	which are of a technical nature; or

(B)	which do not directly affect any Lender (other than the Increase Lenders to which that Increase Confirmation relates),

as, in the reasonable opinion of the Agent, may be necessary or appropriate for giving full effect to the provisions of this Clause 2.3.

(b)	An increase in the Total Facility C Commitments will only be effective on:

(i)	the receipt by the Agent of a certificate signed by a director or chief financial officer of the Borrower and each Guarantor, certifying that such increase shall not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded;

(ii)	the execution by the Agent and the Borrower of an Increase Confirmation from the relevant Increase Lender in compliance with the provisions of this Agreement (including, without limitation, Clause 7.3 (Repayment of Facility C Loans)); and

(iii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(B)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Facility C Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Borrower and the Increase Lender, provided that no Default is continuing or would reasonably be expected to result from such increase.

(c)	The Total Facility C Commitments shall not, at any time, exceed S$1,000,000,000 (or its equivalent in another currency or currencies).

(d)	An increase in the Total Facility C Commitments under this Clause 2.3 may only take place when the Available Facility in respect of Facility C is, at that time, zero.

(e)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(f)	Clause 24.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” were references to respectively a “transfer”.

(g)	For the avoidance of doubt, the existing Lenders may (but shall not be obliged to) participate in any increase in the Total Facility C Commitments under this Clause 2.3.

2.4	Non-Funding Lender

(a)	A Non-Funding Lender (for as long it is a Non-Funding Lender) shall not be entitled to:

(i)	receive any commitment fee under Clause 12.1 (Commitment fee) in respect of its Available Commitment under Facility B for any day on which it is a Non-Funding Lender; or

(ii)	vote as a Lender, a Finance Party or a Secured Party for the purposes of the Finance Documents and shall not be polled (or its interests taken into consideration) by the Agent or the Security Trustee, and its vote shall instead be exercised by the other Lenders on a pro rata basis (except, in relation to its participation in any outstanding Loans, an amendment or waiver described in paragraphs (a)(iii), (a)(iv), (a)(v) or (a)(vii) of Clause 36.2 (Exceptions)) until:

(A)	that Non-Funding Lender makes available its Non-Funding Lender Amount to the Borrower (which shall be promptly accepted by the Borrower); or

(B)	another Lender or Lenders agree to accept a transfer of the Non-Funding Lender Amount pursuant to Clause 8.11 (Right of replacement of a single Lender).

(b)	Subject to the provisions of the Intercreditor Agreement, any payment of principal, interest, fees or other amounts received by the Agent for the account of a Non-Funding Lender (for as long as it is a Non-Funding Lender) other than pursuant to Clause 23.17 (Acceleration), shall be applied at such time or times as may be reasonably determined by the Agent in the following order:

(i)	first, in or towards payment of any unpaid fees, costs and expenses of any Administrative Party under the Finance Documents;

(ii)	second, where no Event of Default is continuing, if requested by the Borrower, to make available any Loan or any participation in any Utilisation in respect of which that Non-Funding Lender has failed to make available its portion thereof as required by this Agreement;

(iii)	third, if so agreed by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Non-Funding Lender to make available any future Loans or participation in any Utilisation under this Agreement;

(iv)	fourth, to the payment of any amounts owing to the Lenders (other than a Non-Funding Lender);

(v)	fifth, where no Event of Default is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Non-Funding Lender as a result of that Non-Funding Lender’s breach of its obligations under this Agreement; and

(vi)	sixth, to that Non-Funding Lender or as otherwise directed by a court of competent jurisdiction,

provided that if:

(A)	such payment is a repayment of the principal amount of any Loan in respect of which that Non-Funding Lender has not funded all or any part of its appropriate participation; and

(B)	such Loan was made when the conditions set out in Clause 4 (Conditions of Utilisation) have been satisfied or waived,

such payment shall be applied solely to repay the participations of all Lenders (other than that Non-Funding Lender) which participated in that Loan on a pro rata basis prior to being applied to the repayment of that Non-Funding Lender’s participation (if any) in that Loan. Any payments, prepayments or other amounts paid or payable to a Non-Funding Lender that are applied (or held) to pay amounts owed by a Non-Funding Lender in accordance with this paragraph (b) shall be deemed paid to and redirected by that Non-Funding Lender, and each Lender irrevocably consents hereto.

(c)	Nothing in this Clause 2.4 shall affect any other obligations of the Borrower to the Finance Parties (or any of them) under the Finance Documents.

(d)	The rights and remedies of the Borrower against a Non-Funding Lender under this Clause 2.4 are in addition to any other rights or remedies that the Borrower may have against that Non-Funding Lender with respect to its Non-Funding Lender Amount.

2.5	Borrower as Obligors’ agent

Each Obligor (other than the Borrower):

(a)	irrevocably authorises the Borrower to act on its behalf as its agent in relation to the Finance Documents, including:

(i)	to give and receive as agent on its behalf all notices, consents and instructions;

(ii)	to sign on its behalf all documents in connection with the Finance Documents (including amendments and variations of and consents under any Finance Documents, and to execute any new Finance Documents); and

(iii)	to take such other action as may be necessary or desirable under or in connection with the Finance Documents; and

(b)	confirms that it will be bound by any action taken by the Borrower under or in connection with the Finance Documents.

2.6	Acts of Borrower

(a)	The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:

(i)	any actual or purported irregularity in any act done, or failure to act, by the Borrower;

(ii)	the Borrower acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)	any actual or purported failure by or inability of the Borrower to inform any Obligor of receipt by it of any notification under the Finance Documents.

(b)	In the event of any conflict between any notices or other communications of the Borrower and any other Obligor, those of the Borrower shall prevail.

3.	Purpose

3.1	Purpose

(a)	The Borrower shall apply all amounts borrowed by it under the Facilities towards:

(i)	refinancing the Existing Facilities (including payment of fees and expenses in connection therewith);

(ii)	financing costs, fees and expenses (and Taxes on them) and stamp duty, registration and other similar Taxes incurred by the Borrower in connection with the provision of the Facilities;

(iii)	financing the general corporate and working capital purposes of the Borrower Group, including the financing of investments and loans to the extent permitted under Clause 22.7 (Loans and guarantees) or Clause 22.15 (Acquisitions and investments);

(iv)	financing the payment of dividends, distributions and other payments permitted under Clause 22.13 (Restricted payments); and/or

(v)	(in the case of Facility B) refinancing any then maturing Facility B Loan as contemplated by the definition of “Facility B Rollover Loan”.

(b)	The Borrower may not apply amounts borrowed by it under the Facilities towards financing any of the purposes set out in sub-paragraphs (a)(ii) to (a)(v) above unless the Agent has received evidence in form and substance reasonably satisfactory to it that all present and future moneys, debts and liabilities due, owing or incurred by the Borrower under or in connection with the Existing Facilities have been fully paid or discharged.

(c)	No amount borrowed under the Facilities or the Ancillary Facilities shall be applied:

(i)	towards refinancing any Permitted FF&E Indebtedness;

(ii)	towards refinancing any Permitted Aircraft/Watercraft Indebtedness; or

(iii)	in any manner that may be illegal or contravene any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

The Borrower may not make the first Utilisation unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent to Initial Utilisation) in form and substance reasonably satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will be obliged to comply with Clause 5.4 (Lenders’ participations) only if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	in the case of a Facility B Rollover Loan, no Rollover Termination Event has occurred; and

(ii)	in the case of any other Loan, no Default is continuing or would reasonably be expected to result from the proposed Loan;

(b)	on the date of the Utilisation Request and on the proposed Utilisation Date of a Loan other than a Facility B Rollover Loan, the Repeating Representations are true in all material respects;

(c)	on the first Utilisation Date:

(i)	the Borrower delivers (or procures that the Existing Facilities Agent delivers) the following documents to the Agent:

(A)	the original Development Agreement and the original Supplemental Agreement, each duly executed by the parties to it;

(B)	the notices of charge or assignment signed by the Borrower, all as required by the Assignment of Insurances, the Assignment of Proceeds and the Debenture; and

(C)	the notice signed by the Borrower and the acknowledgement of such notice signed by the Head Lessor, as required by the Assignment of Development Agreement; and

(ii)	the Agent receives evidence reasonably satisfactory to it that the Existing Facilities Security will be unconditionally discharged and released by the close of business in Singapore on the first Utilisation Date;

(d)	on the proposed Utilisation Date of a Facility C Loan, the aggregate of:

(i)	the principal amount of that proposed Facility C Loan;

(ii)	all other Facility C Loans then outstanding; and

(iii)	all Incremental Indebtedness then outstanding,

does not exceed S$1,000,000,000 (or its equivalent in another currency or currencies); and

(e)	on the proposed Utilisation Date of a Facility C Loan, the ratio of:

(i)	the aggregate of:

(A)	the Debt as of the last Relevant Date falling on or before that proposed Utilisation Date; and

(B)	the principal amount of that proposed Facility C Loan,

to:

(ii)	the Consolidated Adjusted EBITDA for the Relevant Period ending on the Relevant Date described in paragraph (e)(i)(A) above,

is:

(1)	(in the case where that proposed Utilisation Date falls on or before 31 December 2014) less than or equal to 3.50 to 1; and

(2)	(in the case where that proposed Utilisation Date falls after 31 December 2014) less than or equal to 3.00 to 1,

as evidenced by a Compliance Certificate delivered to the Agent on or before the date of such incurrence, setting out (in reasonable detail) computations as to compliance with the above ratio.

4.3	Maximum number of Loans

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Loan:

(i)	more than five Facility A Loans would be outstanding;

(ii)	more than 15 Facility B Loans would be outstanding; or

(iii)	more than five Facility C Loans would be outstanding.

(b)	The Borrower may not request that a Facility A Loan be divided if, as a result of the proposed division, more than five Facility A Loans would be outstanding.

(c)	The Borrower may not request that a Facility C Loan be divided if, as a result of the proposed division, more than five Facility C Loans would be outstanding.

5.	Utilisation – Loans

5.1	Delivery of a Utilisation Request

The Borrower may utilise Facility A, Facility B or Facility C by way of a Loan by delivery to the Agent of:

(a)	an original duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent (acting on the instructions of all Lenders participating in the relevant Loan) may agree); or

(b)	(i) a scanned copy of a duly completed Utilisation Request by email and followed by (ii) the original duly completed Utilisation Request (or a fax copy of the duly completed Utilisation Request), in each case, not later than the respective Specified Times (or such later time as the Agent (acting on the instructions of all Lenders participating in the relevant Loan) may agree).

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it specifies that it is for a Loan;

(ii)	it identifies the Facility to be utilised;

(iii)	it identifies the purpose of the Loan;

(iv)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(v)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount);

(vi)	the proposed Interest Period complies with Clause 10 (Interest Periods); and

(vii)	it specifies the manner in which the proceeds of the Loan are to be credited.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be Singapore Dollars.

(b)	The amount of the proposed Loan must be:

(i)	a minimum of S$500,000,000 for Facility A, a minimum of S$10,000,000 for Facility B, a minimum of S$200,000,000 for Facility C or, in each case, if less, the Available Facility; and

(ii)	in any event such that it is less than or equal to the Available Facility.

5.4	Lenders’ participations

(a)	If the conditions set out in this Agreement have been met, each Lender participating in a Facility shall make its participation in each Loan under that Facility available to the Agent by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall by the Specified Time notify:

(i)	each Facility A Lender of the amount of each Facility A Loan and the amount of its participation in that Loan;

(ii)	each Facility B Lender of the amount of each Facility B Loan and the amount of its participation in that Loan; and

(iii)	each Facility C Lender of the amount of each Facility C Loan and the amount of its participation in that Loan.

6.	Ancillary Facilities

6.1	Establishment of Ancillary Facilities

One or more Ancillary Facilities may from time to time be established in favour of the Borrower in accordance with this Clause 6 by designating all or part of the Facility B Commitment of a Designated Facility B Lender as an Ancillary Commitment.

6.2	Types of Ancillary Facility

Each Ancillary Facility may comprise any of the following (or any combination of the following):

(a)	an overdraft facility;

(b)	guarantee, documentary letter of credit (including standby and commercial letters of credit) or trust receipt facilities; and

(c)	such other documentary credit facilities as may be required and as the Agent and the relevant Ancillary Lender may agree.

6.3	Request for Ancillary Facilities

(a)	The Borrower may request the establishment of an Ancillary Facility by delivery to the Agent of a duly completed Ancillary Facility Request at any time.

(b)	An Ancillary Facility Request relating to a proposed Ancillary Facility will not be regarded as duly completed unless it identifies:

(i)	the Ancillary Lender (which must be a Designated Facility B Lender) which is to make available that Ancillary Facility;

(ii)	the type or types of facility to comprise that Ancillary Facility (which must comply with Clause 6.2 (Types of Ancillary Facility));

(iii)	the date (the “Commencement Date”) on which that Ancillary Facility is to become available (which must be a date on which the Facility B is available to be drawn and must not be less than five Business Days after the date on which the Agent receives the Ancillary Facility Request);

(iv)	the expiry date of that Ancillary Facility (which must fall on or before the Facility B Termination Date);

(v)	the amount of the Ancillary Commitment (which must be denominated in the Base Currency) which is to apply to that Ancillary Facility;

(vi)	the currency or currencies (which must comply with paragraph (c) of this Clause 6.3) in which utilisations under that Ancillary Facility may be requested;

(vii)	the margin, commitment fee and other fees payable in respect of that Ancillary Facility; and

(viii)	such other details in relation to that Ancillary Facility as the Agent may reasonably require.

(c)	An Ancillary Facility shall only be available for utilisation in the Base Currency or a currency which:

(i)	is readily available in the amount required and freely convertible into the Base Currency in the Singapore interbank market on the date for utilisation of that Ancillary Facility; and

(ii)	is US Dollars, Hong Kong Dollars or has been approved by the relevant Designated Facility B Lender on or prior to receipt by the Agent of the Ancillary Facility Request for that Ancillary Facility.

(d)	The Agent shall, promptly after receipt by it of an Ancillary Facility Request, notify each Designated Facility B Lender of that Ancillary Facility Request.

6.4	Grant of Ancillary Facility

The Designated Facility B Lender identified in a duly completed Ancillary Facility Request shall become an Ancillary Lender authorised and required to make the proposed Ancillary Facility available with effect from the proposed Commencement Date, if the following conditions are met:

(a)	the proposed Ancillary Commitment under that Ancillary Facility is equal to or less than the Available Commitment of that Designated Facility B Lender under Facility B on that Commencement Date;

(b)	the proposed Ancillary Commitment under that Ancillary Facility will not, when aggregated with the Ancillary Commitments under all other Ancillary Facilities in effect on that Commencement Date, exceed the Total Ancillary Limit;

(c)	that Ancillary Facility complies with the internal credit policies and guidelines of the proposed Ancillary Lender, in which case the proposed Ancillary Lender shall notify the Borrower and the Agent promptly upon such internal credit policies and guidelines being satisfied; and

(d)	the Agent has received (save for those which have been waived by the Agent in accordance with this Agreement) all the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent to Initial Utilisation) in form and substance reasonably satisfactory to the Agent.

6.5	Adjustments to Facility B Commitment

(a)	The Facility B Commitment of a Designated Facility B Lender which is an Ancillary Lender shall be reduced by the amount of its Ancillary Commitments upon the Agent being satisfied that the conditions in Clause 6.4 (Grant of Ancillary Facility) have been met.

(b)	If and to the extent:

(i)	any Ancillary Facility expires, or is cancelled (in whole or in part) in accordance with Clause 6.8 (Voluntary cancellation of Ancillary Facilities); and

(ii)	no amount is or may be payable to or by the Ancillary Lender in respect of that Ancillary Facility (or the relevant part or it),

the Facility B Commitment of the relevant Designated Facility B Lender will immediately be increased by an amount equal to the amount of the Ancillary Commitment of that Ancillary Facility (or, if less, that part of it which has expired or been cancelled).

6.6	Terms of Ancillary Facilities

(a)	The terms applicable to each Ancillary Facility shall be as agreed between the relevant Ancillary Lender and the Borrower (as set out in the applicable Ancillary Facility Document), provided that:

(i)	those terms shall be consistent with this Clause 6 and the details set out in the Ancillary Facility Request;

(ii)	utilisations under an Ancillary Facility shall be used only for the purposes set out in paragraph (a) of Clause 3.1 (Purpose);

(iii)	the rate of interest, fees and other remuneration in respect of the Ancillary Facility shall be based upon the normal market rates and terms from time to time of that Ancillary Lender, provided that:

(A)	the rates of any commitment fees shall not exceed the rates set out in Clause 12.1 (Commitment fee); and

(B)	the rates of interest, other fees and other remuneration shall not exceed the rates set out in the Ancillary Facility Letter; and

(iv)	cancellation, termination or enforcement of the Ancillary Facility shall only occur as described in Clause 6.8 (Voluntary cancellation of Ancillary Facilities), Clause 7.4 (Repayment of Ancillary Facilities), Clause 8.2 (Change of control) or Clause 23.17 (Acceleration).

(b)	Any material variation to any Ancillary Facility (including any proposed increase or reduction in the Ancillary Commitment) shall be in accordance with and subject to this Clause 6.

(c)	In the case of any inconsistency between any term of an Ancillary Facility and of this Agreement, this Agreement shall prevail.

6.7	Limits on Ancillary Facilities

The Borrower shall ensure that:

(a)	the aggregate of all Ancillary Commitments does not at any time exceed the Total Ancillary Limit; and

(b)	the Ancillary Outstandings under any Ancillary Facility do not at any time exceed the Ancillary Commitment under that Ancillary Facility.

6.8	Voluntary cancellation of Ancillary Facilities

The Borrower may, if it gives the Agent and the relevant Ancillary Lender not less than five Business Days’ prior notice, cancel the whole or any part of the Ancillary Commitment under an Ancillary Facility.

6.9	Notice in respect of Ancillary Facilities

(a)	Each Ancillary Lender shall promptly notify the Agent of:

(i)	the establishment by it of any Ancillary Facility and the applicable Commencement Date;

(ii)	the amount of any Ancillary Facility which is cancelled or expires and the date of any such cancellation or expiry; and

(iii)	any other information relating to any Ancillary Facility provided by it as the Agent may reasonably request, including the Ancillary Outstandings from time to time.

(b)	The Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that no Ancillary Facility has expired or been cancelled in whole or part.

(c)	The Borrower consents to all information described in paragraph (a) above being disclosed to the Finance Parties.

6.10	Ancillary Outstandings

The Borrower shall repay or pay on the due date each amount payable under each Ancillary Facility.

7.	Repayment

7.1	Repayment of Facility A Loans

(a)	The Borrower shall repay the aggregate Facility A Loans in instalments by repaying on each Facility A Repayment Date an amount which reduces the outstanding aggregate Facility A Loans by an amount equal to the relevant percentage of all the Facility A Loans borrowed by the Borrower as at the close of business in Singapore on the last day of the Availability Period in relation to Facility A as set out in Schedule 9 (Repayment Schedule For Facility A Loans).

(b)	If, in relation to a Facility A Repayment Date, the aggregate amount of the Facility A Loans made to the Borrower exceeds the Facility A Repayment Instalment to be repaid by the Borrower, the Borrower may, if it gives the Agent not less than five Business Days’ prior notice, select which of those Facility A Loans will be wholly or partially repaid so that the Facility A Repayment Instalment is repaid on the relevant Facility A Repayment Date in full. The Borrower may not make a selection if as a result more than one Facility A Loan will be partially repaid.

(c)	If the amount of the Facility A Loans outstanding on any Facility A Repayment Date is less than the Facility A Repayment Instalment due on that date, the Borrower shall repay the remaining outstanding Facility A Loans on that date. If on the Facility A Termination Date, any Facility A Loan remains outstanding, the Borrower shall repay it on that date.

(d)	The Borrower may not reborrow any part of Facility A which is repaid.

7.2	Repayment of Facility B Loans

(a)	The Borrower shall repay each Facility B Loan on the last day of its Interest Period.

(b)	Any Facility B Loan remaining outstanding on the Facility B Termination Date shall be repaid on that date.

7.3	Repayment of Facility C Loans

(a)	Subject to paragraph (b) below, the Borrower shall repay each Facility C Loan in accordance with the repayment schedule, and as may be amended or extended from time to time, applicable to that Facility C Loan, in each case, as agreed between the Borrower and the relevant Increase Lenders to which that Loan relates (and without the consent of any other Lender), as set out in the relevant Increase Confirmation.

(b)	The repayment schedule applicable to each Facility C Loan shall be such that:

(i)	the principal amortisation of the Facility C Loan shall not be as favourable or more favourable to the applicable Facility C Lenders than that of the Facility A Loans in respect of the Facility A Lenders (without taking into account any extension of the Facility A Termination Date);

(ii)	at all times, the then remaining average weighted life (taking into account the effect of any prepayment) of that Facility C Loan is longer than the then remaining average weighted life (taking into account the effect of any prepayment) of Facility A and Facility B taken as a whole (but without taking into account any extension of the Facility A Termination Date or the Facility B Termination Date); and

(iii)	the final scheduled repayment date of that Facility C Loan extends beyond the Facility A Termination Date (without taking into account any extension of the Facility A Termination Date).

(c)	Any Facility C Loan remaining outstanding on the Facility C Longstop Termination Date shall be repaid on that date.

(d)	The Borrower may not reborrow any part of Facility C which is repaid.

(e)	In connection with any extension of a Facility C Loan under this Clause 7.3, the Borrower and the relevant Increase Lenders to which that Loan relates may (without the consent of any other Lender) agree to a revised Margin for that Loan.

(f)	In connection with any extension of a Facility C Loan under this Clause 7.3, the Borrower and the relevant Increase Lenders to which that Loan relates may (without the consent of any other Lender) agree to any extension fees and other amounts payable to those Increase Lenders in connection with such extension.

7.4	Repayment of Ancillary Facilities

On the Facility B Termination Date, the Borrower shall repay all amounts (if any) owing or outstanding under each Ancillary Facility.

7.5	Extension Option

(a)	In this Clause 7.5, “Extending Lenders” means in relation to a Facility (other than Facility C), the Lenders participating in that Facility which have agreed to extend the Termination Date of that Facility in accordance with this Clause 7.5.

(b)	If:

(i)	the Borrower requests that the Termination Date of a Facility (other than Facility C) be extended by notice received by the Agent not more than 12 Months (nor less than one Month) before the Termination Date of that Facility, such notice to include:

(A)	the proposed extension period for that Facility (the “Extension Period”); and

(B)	such other information as the Agent may reasonably require; and

(ii)	the Agent notifies the Borrower that the Extending Lenders for that Facility have agreed to that request,

the Termination Date of that Facility shall be extended by the Extension Period in relation to the participations of the Extending Lenders for that Facility.

(c)	The Agent shall promptly notify each Lender of any such request.

(d)	Each Lender participating in the relevant Facility (other than Facility C) shall notify the Agent of its decision (which shall be in its sole discretion) whether or not to agree to the request for extension, within 20 Business Days from the date on which the Agent first notified that Lender of that request.

(e)	The Agent shall promptly notify the Borrower of each Extending Lender that has agreed to the request.

(f)	There may only be up to two extensions of each Termination Date (other than the Facility C Longstop Termination Date).

(g)	The Facility A Termination Date may not be extended beyond the date which is 192 Months after the date of this Agreement.

(h)	The Facility B Termination Date may not be extended beyond the date which is 186 Months after the date of this Agreement.

(i)	In connection with any extension of a Facility (other than Facility C) under this Clause 7.5, the Borrower and the relevant Extending Lenders may (without the consent of any other Lender) agree to a revised Margin for that Facility provided that the revised Margin for that Facility shall be applicable to those Extending Lenders only such that:

(i)	the rate of interest on each Extending Lender’s participation in the Loans under that Facility shall be the percentage rate per annum which is the sum of:

(A)	the revised Margin; and

(B)	the applicable SWAP Rate; and

(ii)	the rate of interest on each other Lender’s participation in the Loans under that Facility shall not be affected and shall be computed in accordance with the terms of this Agreement without giving effect to such revision.

(j)	Any revision in the applicable Margin pursuant to paragraph (i) above shall take effect and be binding on all Parties in accordance with their terms and, for the avoidance of doubt, may take effect before the Termination Date of the relevant Facility (but for the extension).

(k)	In relation to any Lender which did not agree to an extension of the Termination Date of a Facility (other than Facility C) under this Clause 7.5, the Borrower shall repay that Lender’s participation in the Loans under that Facility, together with accrued interest and all other amounts accrued to that Lender under the Finance Documents on the date(s) which, but for such extension, would be the date(s) on which that repayment is due.

(l)	In connection with any extension of a Facility under this Clause 7.5, the Borrower and the relevant Extending Lenders may (without the consent of any other Lender) agree to extension fees and other amounts payable to the Extending Lenders in connection with such extension.

(m)	For the avoidance of doubt, neither the Facility C Longstop Termination Date nor (without prejudice to anything in paragraph (a) of Clause 7.3 (Repayment of Facility C Loans)) the life of Facility C may be extended by this Clause 7.5.

8.	Prepayment and cancellation

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or, in the case of an Ancillary Lender, any Ancillary Facility Document, or to fund its participation in any Loan or, in the case of an Ancillary Lender, any utilisation under any Ancillary Facility:

(a)	that Lender or, as the case may be, Ancillary Lender shall promptly notify the Agent upon becoming aware of that event; and

(b)	upon the Agent notifying the Borrower that it has become unlawful for that Lender or, as the case may be, that Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Loan or, in the case of an Ancillary Lender, any utilisation under any Ancillary Facility, the Commitment of that Lender or, as the case may be, the commitment of that Ancillary Lender under that Ancillary Facility will be immediately cancelled and:

(i)	the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(ii)	the Borrower shall repay each amount payable or, as the case may be, provide full cash cover in respect of each contingent liability under each Ancillary Facility of that Ancillary Lender on the next due date occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Ancillary Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

(a)	In this Clause 8.2, a “Change of Control” will occur if:

(i)	the Sponsor does not or ceases to beneficially own, directly or indirectly, at least 51 per cent. of the share capital of the Borrower;

(ii)	the Sponsor does not or ceases to have the right to, directly or indirectly, determine the composition of the majority of the board of directors or equivalent body of the Borrower;

(iii)	the Sponsor does not or ceases to have power to, directly or indirectly, manage or direct the Borrower through ownership of share capital, by contract or otherwise; or

(iv)	any Security (except pursuant to paragraph (p) of the definition of “Permitted Security” or where created in favour of the Finance Parties or the Secured Parties) has been created or subsists or is created or is permitted to subsist over any shares in the issued share capital of the Borrower or any other member of the Borrower Group in each case, where such shares are beneficially owned, directly or indirectly by the Sponsor, and such Security is not fully released or discharged within five Business Days of the earlier of (i) any Obligor becoming aware of such Security and (ii) the Agent or any Lender giving notice to the Borrower of such Security.

(b)	If a Change of Control occurs:

(i)	the Borrower shall promptly notify the Agent immediately upon becoming aware of that event;

(ii)	the Borrower may not utilise a Loan or utilise an Ancillary Facility; and

(iii)	the Facilities shall immediately be cancelled all outstanding Loans and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents shall become immediately due and payable, and full cash cover in respect of each contingent liability under each Ancillary Facility shall become immediately due and payable.

8.3	Automatic cancellation

Any part of an Available Facility which is undrawn by the Borrower at the close of business in Singapore on the last day of the applicable Availability Period shall be automatically cancelled.

8.4	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Facility A Lenders, the Majority Facility B Lenders or, as the case may be, the Majority Facility C Lenders may agree) prior notice, reduce the Available Facility for a Facility to zero or by such amount (being a minimum amount of S$5,000,000) as the Borrower may specify in such notice. The Borrower may, in relation to a notice given under this Clause 8.4, impose any conditions in respect of the reduction of the Available Facility to which that notice relates. Any such reduction under this Clause 8.4 shall reduce the Commitments of the Lenders rateably under that Facility.

8.5	Mandatory prepayment from Net Sale Proceeds

(a)	In this Clause 8.5:

“Exempt Disposal” means any sale by a member of the Borrower Group of any asset where:

(i)	no Default is continuing on the date of, nor has resulted from, the completion of such sale; and

(ii)	the ratio of Debt as of the last Relevant Date falling on or before the completion date of such sale to Proforma Consolidated Adjusted EBITDA for the Relevant Period ending on that Relevant Date is:

(A)	(in the case where the completion date of such sale occurred on or before 31 December 2014) less than or equal to 3.50 to 1; and

(B)	(in the case where the completion date of such sale occurred after 31 December 2014) less than or equal to 3.00 to 1,

as evidenced by a Compliance Certificate delivered to the Agent on or before the completion date of such sale, setting out (in reasonable detail) computations as to compliance with the above ratio.

“Relevant Net Sale Proceeds” means the Net Sale Proceeds required to be paid into the Prepayment Account for application in accordance with the Intercreditor Agreement under paragraph (b) below.

(b)	Subject to this Clause 8.5 (including for the avoidance of doubt paragraph (c) below), the Borrower shall ensure that at least 25 per cent. of the Net Sale Proceeds are paid directly into (or as soon as reasonably practicable after receipt are transferred into) the Prepayment Account for application in accordance with the Intercreditor Agreement.

(c)	Paragraph (b) above does not apply to any Net Sale Proceeds to the extent that:

(i)	the Net Sale Proceeds relate to the sale of any asset falling within the description of paragraphs (b)(i) to (b)(vii) (other than (b)(v)) or (c)(i) to (c)(xxi) (other than (c)(iii), (c)(iv), (c)(xiii) and (c)(xix)) of Clause 22.5 (Disposals);

(ii)	the Net Sale Proceeds relate to the sale of any asset, and within five Business Days of the receipt of the relevant Net Sale Proceeds by the relevant member of the Borrower Group, the Borrower certifies to the Agent that it intends to use those proceeds (and such proceeds are so utilised) within 12 Months of receipt to purchase additional assets to be used by the Borrower or any of its Restricted Subsidiaries for the purposes of its business (it being understood that such Net Sale Proceeds shall remain deposited in the Prepayment Account pending such purchase);

(iii)	the Net Sale Proceeds relate to the sale of any asset which is an Exempt Disposal provided that where the sale of any asset would have been an Exempt Disposal but for any non-compliance with the applicable ratio set out in paragraph (ii) of the definition of “Exempt Disposal”, the Borrower shall only be required to pay such part of the Net Sale Proceeds into the Prepayment Account in accordance with paragraph (b) above in an amount sufficient to ensure compliance with the relevant ratio (on the basis that any such payment shall be deemed, for the purpose of this paragraph (c)(iii), to have been applied towards the repayment or prepayment of the Senior Liabilities and the other liabilities in accordance with the Intercreditor Agreement on the last Relevant Date falling on or before the completion date of such sale). For the avoidance of doubt, any part of the Net Sale Proceeds required to be paid into the Prepayment Account to ensure compliance with the relevant ratio pursuant to this paragraph (c)(iii) may be more than 25 per cent. of those Net Sale Proceeds as specified in paragraph (b) above; or

(iv)	such Net Sale Proceeds do not, when aggregated with any other Net Sale Proceeds not falling within paragraphs (i) to (iii) above received in any financial year of the Borrower, exceed S$20,000,000 (or its equivalent in another currency or currencies).

(d)	On the date that any asset is sold, transferred or otherwise disposed of by a member of the Borrower Group in accordance with this Agreement, the Security Trustee shall (and is hereby instructed by the Lenders to), as soon as practicable, release any Security created by the Security Documents over that asset, at the cost and expense of the Borrower.

8.6	Mandatory prepayment from Net Recovery Proceeds

(a)	In this Clause 8.6, “Net Recovery Proceeds” means any cash compensation or consideration received or recovered by a member of the Borrower Group from a Governmental Agency pursuant to or in respect of the cancellation, non-issue, suspension, variation or revocation of the Casino Licence (net of related fees, discounts, commissions, charges, expenses, withholdings and transaction costs properly incurred in achieving any such recoveries).

(b)	The Borrower shall ensure that any Net Recovery Proceeds are paid directly into (or as soon as reasonably practicable after receipt are transferred into) the Prepayment Account for application in accordance with the Intercreditor Agreement.

8.7	Mandatory prepayment from Borrowings

(a)	In this Clause 8.7:

“Borrowings” means any proceeds from any loan, credit or debt facility, or debt issuance received or utilised by any member of the Borrower Group after the date of this Agreement (excluding any Excluded Borrowings but including any Permitted Refinancing Indebtedness and any RP/CP Hivedown Refinancing Indebtedness), after deducting fees (but not interest), commissions and transaction costs properly incurred in connection with that facility or debt issuance.

“Excluded Borrowings” means any Financial Indebtedness (other than any Permitted Refinancing Indebtedness and any RP/CP Hivedown Refinancing) permitted by paragraph (b) of Clause 22.6 (Financial Indebtedness).

(b)	The Borrower shall ensure that the proceeds of any Borrowings are paid directly into (or as soon as reasonably practicable after receipt are transferred into) the Prepayment Account for application in accordance with the Intercreditor Agreement.

8.8	Intercreditor Agreement

(a)	No amount may be withdrawn or transferred from the Prepayment Account except:

(i)	to make the payments required under the Intercreditor Agreement;

(ii)	in relation to Net Sale Proceeds deposited in the Prepayment Account, for the purposes and within the period provided by paragraph (c)(ii) of Clause 8.5 (Mandatory prepayment from Net Sale Proceeds); or

(iii)	(notwithstanding anything in paragraph (c) of Clause 2.3 (Prepayment Account) of the Intercreditor Agreement) with the prior consent of all Facility A Lenders and the Majority Facility C Lenders, and in accordance with paragraph (c) of Clause 2.3 (Prepayment Account) of the Intercreditor Agreement.

(b)	Any prepayment of the Senior Liabilities in respect of Facility A made under Clause 2.1 (Mandatory prepayment from Net Recovery Proceeds, Borrowings (Others) and the Relevant Net Sale Proceeds) or Clause 2.2 (Mandatory prepayment from Borrowings (Permitted Refinancing Indebtedness)) of the Intercreditor Agreement:

(i)	shall occur on the expiry of their current Interest Periods when the Security Trustee receives the applicable Quantum Notice until Facility A Loans equal to the amount required to be applied towards their prepayment under paragraph (d)(A) of Clause 2.1 (Mandatory prepayment from Net Recovery Proceeds, Borrowings (Others) and the Relevant Net Sale Proceeds) and/or (as the case may be), paragraph (c)(A) of Clause 2.2 (Mandatory prepayment from Borrowings (Permitted Refinancing Indebtedness)) of the Intercreditor Agreement have been prepaid; and

(ii)	shall satisfy the obligations under Clause 7.1 (Repayment of Facility A Loans) rateably.

(c)	Any prepayment of the Senior Liabilities in respect of Facility C made under Clause 2.1 (Mandatory prepayment from Net Recovery Proceeds, Borrowings (Others) and the Relevant Net Sale Proceeds) or Clause 2.2 (Mandatory prepayment from Borrowings (Permitted Refinancing Indebtedness)) of the Intercreditor Agreement:

(i)	shall occur on the expiry of their current Interest Periods when the Security Trustee receives the applicable Quantum Notice until Facility C Loans equal to the amount required to be applied towards their prepayment under paragraph (d)(B) of Clause 2.1 (Mandatory prepayment from Net Recovery Proceeds, Borrowings (Others) and the Relevant Net Sale Proceeds) and/or (as the case may be), paragraph (c)(B) of Clause 2.2 (Mandatory prepayment from Borrowings (Permitted Refinancing Indebtedness)) of the Intercreditor Agreement have been prepaid; and

(ii)	shall, without prejudice to anything in paragraph (b) of Clause 7.3 (Repayment of Facility C Loans), satisfy the obligations under Clause 7.3 (Repayment of Facility C Loans) in such manner as the Facility C Lenders may agree.

8.9	Voluntary prepayment of Facility A Loans

(a)	The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Facility A Lenders may agree) prior notice, prepay the whole or any part of a Facility A Loan, in an aggregate amount that reduces the amount of that Facility A Loan by a minimum amount of S$25,000,000.

(b)	Any prepayment under this Clause 8.9 shall satisfy the obligations under Clause 7.1 (Repayment of Facility A Loans) rateably.

(c)	No Lender may refuse or waive any prepayment under this Clause 8.9.

(d)	The Borrower may, in relation to a notice given under paragraph (a) above:

(i)	revoke that notice; or

(ii)	impose any conditions in respect of the prepayment to which that notice relates (it being understood that the prepayment will occur, without any requirement to deliver a further prepayment notice under paragraph (a), on the date the relevant conditions are satisfied), provided that any such revocation or imposing of conditions by the Borrower shall not limit its obligations under this Agreement.

8.10	Voluntary prepayment of Facility C Loans

(a)	The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Facility C Lenders may agree) prior notice, prepay the whole or any part of a Facility C Loan, in an aggregate amount that reduces the amount of that Facility C Loan by a minimum amount of S$25,000,000 provided that on the same date, the Borrower prepays the Facility A Loans in accordance with Clause 8.9 (Voluntary prepayment of Facility A Loans) by an amount representing a fraction of all Facility A Loans where:

(i)	the numerator of such fraction is the amount by which the Facility C Loans is to be prepaid under this Clause 8.10; and

(ii)	the denominator of such fraction is the amount of all Facility C Loans immediately prior to such prepayment.

(b)	The requirement to prepay the Facility A Loans concurrently with any prepayment of the Facility C Loans (a “Facility C Prepayment”) under paragraph (a) above shall not apply if:

(i)	no Event of Default has occurred and is continuing; and

(ii)	on the date of the Facility C Prepayment:

(A)	the Debt (but without taking into account the effect that Facility C Prepayment) as of the last Relevant Date falling on or before the date of that Facility C Prepayment;

to:

(B)	the Consolidated Adjusted EBITDA for the Relevant Period ending on the Relevant Date described in paragraph (A) above,

is less than or equal to 3.50 to 1, as evidenced by a Compliance Certificate delivered to the Agent on or before the date of such incurrence, setting out (in reasonable detail) computations as to compliance with the above ratio.

(c)	Any prepayment under this Clause 8.10 shall, without prejudice to anything in paragraph (b) of Clause 7.3 (Repayment of Facility C Loans), satisfy the obligations under Clause 7.3 (Repayment of Facility C Loans) in such manner as the Facility C Lenders may agree.

(d)	No Lender may refuse or waive any prepayment under this Clause 8.10.

(e)	The Borrower may, in relation to a notice given under paragraph (a) above:

(i)	revoke that notice; or

(ii)	impose any conditions in respect of the prepayment to which that notice relates (it being understood that the prepayment will occur, without any requirement to deliver a further prepayment notice under paragraph (a), on the date the relevant conditions are satisfied), provided that any such revocation or imposing of conditions by the Borrower shall not limit its obligations under this Agreement.

8.11	Right of replacement of a single Lender

If:

(a)	any Lender becomes entitled to receive any additional amounts pursuant to paragraph (a) of Clause 13.2 (Tax gross-up);

(b)	any Lender claims indemnification from the Borrower under paragraph (a) of Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs);

(c)	the rate notified by a Lender in relation to a particular Interest Period under paragraph (a)(ii) of Clause 11.2 (Market disruption) is higher than the lowest rate notified by a Lender under that paragraph;

(d)	any Lender ceases to be an Eligible Lender;

(e)	any Lender becomes a Non-Funding Lender;

(f)	it becomes illegal for any Lender to participate in the Facilities due to the operation of Clause 8.1 (Illegality); or

(g)	a Lender becomes a Non-Consenting Lender,

then, without limiting its obligations under that Clause or, as the case may be, to such Lender, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to transfer, without recourse, all its interests, rights and obligations under this Agreement (in relation to a Non-Funding Lender, at the option of the Borrower, to the extent of its Non-Funding Lender Amount) to a transferee that is willing to assume such interests, rights and obligations (which transferee must be a bank or financial institution that is an Eligible Lender and not a Restricted Person, a Permitted Sands Lender or another Lender, if a Lender accepts such transfer), provided that such Lender shall have received from the transferee irrevocable payment in full in cash of an amount equal to the outstanding principal of its participation in the Loans, accrued interest thereon, and accrued fees and all other Senior Liabilities and other amounts payable to it under this Agreement (or such other lower amount as such Lender may agree) or (in relation to a partial transfer in respect of the Non-Funding Lender Amount of a Non-Funding Lender) to the extent of such transfer.

8.12	Right of prepayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (a) of Clause 13.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs);

(iii)	the rate notified by a Lender in relation to a particular Interest Period under paragraph (a)(ii) of Clause 11.2 (Market disruption) is higher than the lowest rate notified by a Lender under that paragraph;

(iv)	any Lender ceases to be an Eligible Lender;

(v)	any Lender becomes a Non-Funding Lender;

(vi)	it becomes illegal for any Lender to participate in the Facilities due to the operation of Clause 8.1 (Illegality); or

(vii)	any Lender becomes a Non-Consenting Lender,

the Borrower may, whilst such circumstance, indemnification or cessation continues, give the Agent notice of cancellation of the Commitments of that Lender and its intention to procure the prepayment of that Lender’s participation in the Loans and the utilisations of any Ancillary Facility granted by that Lender or (in relation to a Non-Funding Lender) its Non-Funding Lender Amount.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitments and the Ancillary Commitments (if any) of that Lender shall be reduced to zero concurrently with the prepayment under paragraph (c) below.

(c)	In relation to a Loan, on the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above and, in relation to a utilisation under an Ancillary Facility, on the next due date occurring after such notice (or, in each case, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loans or utilisation of an Ancillary Facility granted by that Lender.

8.13	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable (except as otherwise provided in this Clause 8) and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid to, but not including, the date of prepayment and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of Facility A or Facility C which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of Facility B which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	Any prepayment of Facility A Loans under this Clause 8 shall satisfy the obligations under Clause 7.1 (Repayment of Facility A Loans) rateably.

(g)	Any prepayment of Facility C Loans under this Clause 8 shall satisfy the obligations under Clause 7.3 (Repayment of Facility C Loans) in such manner as the Facility C Lenders may agree.

(h)	Unless a contrary indication appears in this Agreement, no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(i)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(j)	If all or part of a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (j) (save in connection with any repayment or, as the case may be, prepayment under paragraph (b) of Clause 8.1 (Illegality), Clause 8.11 (Right of replacement of a single Lender) or paragraph (c) of Clause 8.12 (Right of prepayment and cancellation in relation to a single Lender)) shall reduce the Commitments of the Lenders rateably.

9.	Interest

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	SWAP Rate.

9.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (b) below, two per cent. higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be two per cent. higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.	Interest Periods

10.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 10.2 (Changes to Interest Periods), be one Month.

(d)	Subject to this Clause 10, the Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders participating in the relevant Loan). In addition, the Borrower may:

(i)	select an Interest Period of less than two Months:

(A)	for the first Facility A Loan, the first Facility B Loan and/or the first Facility C Loan; and/or

(B)	for any Facility A Loan, Facility B Loan and/or Facility C Loan in connection with any refinancing thereof provided that that Loan shall be wholly repaid and any related Commitment wholly cancelled on the last day of that Interest Period;

(ii)	(in relation to Facility A) select an Interest Period of less than one Month, if necessary to ensure that there are sufficient Facility A Loans (with an aggregate amount equal to or greater than the Facility A Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Borrower to make the Facility A Repayment Instalment due on that date; or

(iii)	(in relation to Facility B) select an Interest Period of less than one Month, if necessary to ensure that the Interest Periods of two or more Facility B Loans will end on the same date; or

(iv)	(in relation to Facility C) select an Interest Period of less than one Month, if necessary to ensure that there are sufficient Facility C Loans (with an aggregate amount equal to or greater than the relevant repayment instalment in respect of Facility C) which have an Interest Period ending on a scheduled repayment date applicable to Facility C for the Borrower to make that repayment instalment due on that date.

(e)	An Interest Period for a Facility A Loan shall not extend beyond the Facility A Termination Date. An Interest Period for a Facility B Loan shall not extend beyond the Facility B Termination Date. An Interest Period for a Facility C Loan shall not extend beyond its scheduled final maturity date and/or the Facility C Longstop Termination Date.

(f)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if a Term Loan has already been made) on the last day of the preceding Interest Period of such Loan.

(g)	A Facility B Loan has one Interest Period only.

10.2	Changes to Interest Periods

(a)	Prior to determining the interest rate for a Facility A Loan, the Agent may, in consultation with the Borrower, shorten an Interest Period for any Facility A Loan to ensure there are sufficient Facility A Loans (with an aggregate amount equal to or greater than the Facility A Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Borrower to make the Facility A Repayment Instalment due on that date.

(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 10.2, it shall promptly notify the Borrower and the Facility A Lenders.

10.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.4	Consolidation and division of Term Loans

(a)	Subject to paragraph (b) below and to the extent applicable, if two or more Interest Periods:

(i)	relate to Term Loans made to the Borrower under the same Facility; and

(ii)	end on the same date,

those Term Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Term Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.3 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if the Borrower requests in a Selection Notice that a Facility A Loan or a Facility C Loan be divided into two or more Facility A Loans or Facility C Loans, that Term Loan will, on the last day of its Interest Period, be so divided into the amounts specified in that Selection Notice, being an aggregate amount equal to the amount of that Term Loan immediately before its division.

11.	Changes to the calculation of interest

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if the SWAP Rate is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable SWAP Rate shall be determined on the basis of the quotations of the remaining Reference Bank(s).

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s participation in that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the percentage rate per annum notified to the Agent by that Lender, as soon as practicable and in any event not later than five Business Days before interest is due to be paid in respect of that Interest Period (or such later date as may be agreed by the Agent and the Borrower), as the cost to that Lender of funding its participation in that Loan from whatever source(s) it may reasonably select.

The Agent shall notify the Borrower of the determination of a rate of interest under this paragraph (a), which shall be subject to any alternative rate agreed pursuant to Clause 11.3 (Alternative basis of interest or funding).

(b)	In relation to a Market Disruption Event under paragraph (c)(ii) below, if the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above shall be less than the SWAP Rate or if a Lender shall fail to notify the Agent of any such percentage rate per annum, the cost to that Lender of funding its participation in the relevant Loan for the relevant Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the SWAP Rate.

(c)	In this Agreement “Market Disruption Event” means:

(i)	at or about 11:00 a.m. on the Quotation Day for the relevant Interest Period, the Screen Rate is not available or the Screen Rate is zero or negative and none or only one of the Reference Banks supplies a rate to the Agent to determine the SWAP Rate for the relevant Interest Period; or

(ii)	before close of business in Singapore on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the Singapore interbank market would be in excess of the SWAP Rate.

(d)	If a Market Disruption Event shall occur, the Agent shall promptly notify the Lenders and the Borrower thereof (including the identities of the Lenders affected by the Market Disruption Event).

(e)	Each Lender shall, as soon as practicable after a notice is given to the Borrower pursuant to paragraph (d) above, provide a certificate to the Agent and the Borrower, confirming the amount and the basis of calculation (in reasonable detail) of the rate notified by that Lender under paragraph (a)(ii) above, provided that such Lender shall not be required to disclose any confidential information relating to the organisation of its affairs.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders under the affected Facility and the Borrower, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the 30 day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

11.4	Break Costs

(a)	The Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent or the Borrower (through the Agent), provide to the Agent and the Borrower, a certificate confirming the amount and the basis of calculation (in reasonable detail) of its Break Costs for any Interest Period in which they accrue, provided that such Lender shall not be required to disclose any confidential information relating to the organisation of its affairs.

12.	Fees

12.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Facility B Lender) a commitment fee in Singapore Dollars computed at the Relevant Commitment Fee Rate of that Lender’s Available Commitment under Facility B for the Availability Period applicable to Facility B.

(b)	The Borrower shall pay to the Agent (for the account of each Ancillary Lender) a commitment fee in Singapore Dollars computed at the Relevant Commitment Fee Rate of that Ancillary Lender’s Available Ancillary Commitment under each Ancillary Facility for the Availability Period applicable to Facility B.

(c)	The accrued commitment fees are payable on the last day of each successive period of three Months which ends during the Availability Period applicable to Facility B, on the last day of that Availability Period and, if cancelled in full, on the cancelled amount of the relevant Facility B Lender’s Commitment or, as the case may be, the relevant Ancillary Lender’s Ancillary Commitment at the time the cancellation is effective.

(d)	In this Clause 12.1, “Relevant Commitment Fee Rate” means in respect of any day on which a Lender’s Available Commitment under Facility B (when aggregated with that Lender’s Available Ancillary Commitments, if applicable), at the close of business in Singapore that day is:

(i)	equal to or less than 50 per cent. of that Lender’s Facility B Commitment (when aggregated with that Lender’s Ancillary Commitments, if applicable), 35 per cent. of the applicable Margin on that day; and

(ii)	more than 50 per cent. of that Lender’s Facility B Commitment (when aggregated with that Lender’s Ancillary Commitments, if applicable), 40 per cent. of the applicable Margin on that day.

12.2	Coordinators’ fee

The Borrower shall pay to the Global Coordinator a coordinators’ fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Security Trustee fee

The Borrower shall pay to the Security Trustee (for its own account) a security trustee fee in the amount and at the times agreed in a Fee Letter.

13.	Tax gross-up and indemnities

13.1	Tax definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction unless a Tax Deduction is required by law, in which case, to the extent that such Tax Deduction is or was a direct result of a change in law or the interpretation, administration or application of any law after the date of this Agreement (or with respect to a Lender that becomes a Party after the date of this Agreement, after the relevant Transfer Date), the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(e)	This Clause 13.2 shall not apply with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party.

13.3	Tax indemnity

(a)	Each Obligor shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party has suffered for or on account of any Tax (that is a direct result of a change in law or the interpretation, administration or application of any law after the date of this Agreement) by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply to:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which such Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable); or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 13.2 (Tax gross-up).

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give or has given rise to the claim, whereupon the Agent shall notify the Borrower thereof.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Stamp taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document (provided that the Borrower shall not bear any such stamp duty, registration or other similar Tax paid or payable in respect of any Transfer Certificate).

13.6	Goods and services tax

The Borrower shall also pay to each Finance Party within five Business Days of demand, in addition to any amount payable by the Borrower to the relevant Finance Party under a Finance Document (if applicable), any goods and services, value added or similar Tax payable in respect of that amount (and references in that Finance Document to that amount shall be deemed to include any such Taxes payable in addition to it).

13.7	Forms

Any Finance Party that is entitled to an exemption from or reduction of any withholding tax with respect to payments under this Agreement, shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law (if any) as will permit such payments to be made without withholding or at a reduced rate provided that such Finance Party is legally entitled to complete, execute and deliver such documentation and is not prevented by any law, regulation, stock exchange requirement, duty of confidentiality, or its internal policies and guidelines from making such delivery.

14.	Increased costs

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation,

in each case, made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing any of its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall within seven Business Days notify the Borrower.

(b)	Each Finance Party shall, together with its notice under paragraph (a) above, provide a certificate to the Agent and the Borrower, confirming the amount and the basis of calculation (in reasonable detail) of its Increased Costs, provided that such Finance Party shall not be required to disclose any confidential information relating to the organisation of its affairs.

14.3	Exceptions

Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(c)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(d)	attributable to any day more than six Months before the first date on which the relevant Finance Party became (or, if earlier, could reasonably be expected to have become) aware of the Increased Cost.

In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Tax definitions).

15.	Mitigation by the Lenders

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 11.2 (Market disruption), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs), including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall, within five Business Days of demand, indemnify each Finance Party for all documented costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.3	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

16.	Other indemnities

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

(c)	Each Finance Party shall, as soon as practicable after a demand by the Agent or the Borrower (where that Finance Party is not the Agent, through the Agent), provide a certificate to the Agent and the Borrower, confirming the amount and the basis of calculation (in reasonable detail) of its indemnified amount, provided that such Finance Party shall not be required to disclose any confidential information relating to the organisation of its affairs.

16.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Finance Party (including any of its affiliates, employees, directors, officers, partners and agents) against any cost, loss or liability incurred by that Finance Party in connection with or as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement;

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower (except where this Agreement provides that such notice can be revoked or made subject to conditions and the Borrower revokes such notice or, as the case may be, notifies the Agent that such conditions have not been satisfied, not later than 11:00 a.m. two Business Days before the scheduled date for such prepayment) or as required by this Agreement (other than by reason of default or negligence by that Finance Party); or

(e)	any investigative, administrative or judicial proceedings or hearing commenced or threatened by any person, whether or not such Finance Party shall be designated as a party or a potential party thereto, (including any fees or expenses incurred by such Finance Party in enforcing its indemnity under this Clause 16.2), arising out of or in connection with:

(i)	the Finance Documents or the transactions contemplated thereby;

(ii)	any enforcement of any of the Finance Documents (including any sale of, collection from or other realisation upon any Security or Guarantee); or

(iii)	any breach of Environmental Law,

provided that:

(A)	no Obligor shall have any obligation under this Clause 16.2 to indemnify any Finance Party for any cost, loss or liability to the extent arising from the wilful default, gross negligence or wilful misconduct of such Finance Party alone, as determined in a final non-appealable judgment of a court of competent jurisdiction; and

(B)	this Clause 16.2 does not apply to the extent any cost, loss or liability is compensated for by Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs).

16.3	Indemnity to the Agent and the Security Trustee

The Borrower shall promptly indemnify the Agent and the Security Trustee against any cost, loss or liability incurred by the Agent or the Security Trustee (in each case, acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised,

provided that the Borrower shall have no obligations under this Clause 16.3 to indemnify the Agent or the Security Trustee for any cost, loss or liability to the extent arising from the wilful default, gross negligence or wilful misconduct of the Agent alone or, as the case may be, the Security Trustee alone.

17.	Costs and expenses

17.1	Transaction expenses

The Borrower shall, promptly pay within 10 Business Days of demand, the amount of all documented costs and expenses reasonably incurred by any of the Administrative Parties or their respective affiliates (excluding, for the avoidance of doubt, any internal overhead fees and expenses of that Administrative Party or affiliate) in connection with:

(a)	the negotiation, preparation, printing, execution, syndication and administration of:

(i)	the Facility Agreement and any other documents referred to in this Agreement; and

(ii)	any other Finance Document executed after the date of this Agreement; and

(b)	the appointment of any legal advisers (being the legal advisers named in paragraph 3 of Part I of Schedule 2 (Conditions Precedent to Initial Utilisation) or which are approved by or are reasonably acceptable to, the Borrower) in connection with any of the foregoing.

17.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within 10 Business Days of demand, reimburse the Agent and the Security Trustee for the amount of all actual documented costs and all documented expenses (including reasonable fees of its legal advisers) reasonably incurred by the Agent or the Security Trustee in responding to, evaluating, negotiating or complying with that request or in connection with that required amendment.

17.3	Enforcement costs

The Borrower shall, within 10 Business Days of demand, pay to each Finance Party (including any of its affiliates, employees, officers, directors, partners and agents) the amount of all documented costs and expenses (including documented legal fees of one counsel for each applicable jurisdiction for all Finance Parties unless such Finance Party has been advised by legal counsel that there are actual or potential conflicts of interest between it and another party such that another counsel is required to effectively act for such Finance Party) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.4	Security Trustee expenses

The Borrower shall, within 10 Business Days of demand, pay the Security Trustee the amount of all actual documented costs and all reasonable expenses (including reasonable legal fees) incurred by it in connection with the administration or release of any Security created pursuant to any Security Document.

18.	Guarantee and indemnity

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	undertakes with each Finance Party that, if any amount which would otherwise be claimed by such Finance Party under paragraph(s) (a) and/or (b) above is for any reason not recoverable thereunder on the basis of a guarantee, that Guarantor shall as a principal debtor and primary obligor indemnify such Finance Party immediately on demand against any cost, loss or liability which such Finance Party may incur or suffer as a result of the Borrower not paying any amount when (if such amount were recoverable from the Borrower) it would have been due under or in connection with any Finance Document; and the amount payable by a Guarantor under this indemnity shall not exceed the amount it would have had to pay under paragraph(s) (a) and/or (b) above if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If for any reason (including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any similar event):

(a)	any payment to a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided, reduced or required to be restored; or

(b)	any discharge, compromise or arrangement (whether in respect of the obligations of any Obligor or any security for any such obligation or otherwise) given or made wholly or partly on the basis of any payment, security or other matter which is avoided, reduced or required to be restored, then:

(i)	the liability of each Obligor shall continue (or be deemed to continue) as if the payment, discharge, compromise or arrangement had not occurred; and

(ii)	each Finance Party shall be entitled to recover the value or amount of that payment or security from each Obligor, as if the payment, discharge, compromise or arrangement had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause 18, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Borrower Group or any other person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Transaction Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding upon any other party.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in the manner and order contemplated by the Finance Documents (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

The foregoing provisions relate solely to moneys received by a Finance Party pursuant to an enforcement action.

18.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent (or, as the case may be, the Security Trustee) otherwise directs, no Guarantor will exercise or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of or provider of security for any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If any Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be paid in full) on trust for the Finance Parties, and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics).

18.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.	Representations

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement (in the case of any Obligor other than the Borrower, only in relation to itself, provided that where any representation or warranty of an Obligor is expressed to be given from a specific date, the representation and warranty of that Obligor under this Clause 19 shall be made on that date).

19.1	Status

(a)	It is a limited liability company, corporation or other entity duly incorporated or organised and validly existing under the laws of its jurisdiction of incorporation or organisation.

(b)	It and each of its Restricted Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations, subject to:

(a)	any general principles of law limiting its obligations in respect of equitable remedies, insolvency, liquidation or creditors’ rights generally;

(b)	any other general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with Clause 4 (Conditions of Utilisation) or Clause 26 (Changes to the Obligors); or

(c)	in the case of any Security Document, the terms of the Development Agreement, (once issued) the Head Lease and the applicable Perfection Requirements.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not:

(a)	conflict with:

(i)	any material law or regulation applicable to it or any of its Restricted Subsidiaries in any material respect;

(ii)	its or any of its Restricted Subsidiaries’ constitutional documents; or

(iii)	in any material respect, any material agreement or instrument binding upon it or any of its Restricted Subsidiaries or any of its or any of its Restricted Subsidiaries’ assets; or

(b)	(except as provided in any Security Document) result in the existence of, or oblige it or any of its Restricted Subsidiaries to create, any Security over any of its assets.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary corporate and other action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party and the transactions contemplated by the Transaction Documents;

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect (or, in each case, will be when required) save for complying with any applicable Perfection Requirements.

19.6	Governing law and enforcement

(a)	The choice of Singapore law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Singapore in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7	No filing or stamp taxes

Under the law of its jurisdiction of incorporation or organisation, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (save, in each case, for complying with any applicable Perfection Requirements).

19.8	No default

(a)	No Event of Default is continuing or would reasonably be expected to result from the making of any Loan.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Restricted Subsidiaries (subject to any applicable grace period) or to which its (or any of its Restricted Subsidiaries’) assets are subject which would reasonably be expected to have a Material Adverse Effect.

19.9	No misleading information

(a)	Any written factual information relating to the Obligors (other than projections and other forward looking information) contained in or provided by or on behalf of the Borrower to any Finance Party in connection with any Finance Document, including the Information Memorandum (other than projections and other forward looking information), was, when taken as a whole, true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of assumptions that the Borrower believed were reasonable at the time the projections were prepared.

19.10	Financial statements

(a)	Its financial statements most recently supplied to the Agent (which, at the date of this Agreement, are the Original Financial Statements) were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements.

(b)	Its financial statements most recently supplied to the Agent (which, at the date of this Agreement, are the Original Financial Statements) fairly represent its financial condition and operations (consolidated in the case of the Borrower) in all material respects as at the end of and for the relevant financial year save to the extent expressly disclosed in such financial statements.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Borrower Group, in the case of the Borrower) since 31 December 2011.

19.11	Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally and, to the extent applicable, obligations under the Commercial Documents.

19.12	Immunity

Neither it nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process and in any proceedings taken in its jurisdiction of incorporation or organisation in relation to the Finance Documents to which it is a party, it will not be entitled to claim immunity for itself or any of its assets arising from suit, execution or other legal process.

19.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including arising from or relating to Environmental Law) which would reasonably be expected to have a Material Adverse Effect (to the best of its knowledge and belief) have been started or threatened in writing against it or any of its Restricted Subsidiaries.

19.14	Authorised Signatures

Any person specified as its authorised signatory under Schedule 2 (Conditions Precedent) or paragraph (g) of Clause 20.6 (Information: miscellaneous) is authorised to sign Utilisation Requests (in the case of the Borrower only) and other notices on its behalf.

19.15	Security

Subject to any applicable Perfection Requirements and, to the extent applicable, the terms of the Commercial Documents, each Security Document to which it is a party creates (or, once entered into, will create) in favour of the Security Trustee for the benefit of the Secured Parties the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have.

19.16	Title

Subject to the terms of the Development Agreement and (once issued) the Head Lease, it has good and marketable title to the assets which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document to which it is a party, free from any Security not permitted by the Finance Documents.

19.17	Environmental Laws and Licences

It has:

(a)	complied with all Environmental Laws to which it may be subject;

(b)	all Environmental Permits required or desirable in connection with its business; and

(c)	complied with the terms of those Environmental Permits,

except for, in each case where failure to do so would not reasonably be expected to have a Material Adverse Effect.

19.18	Environmental releases

No:

(a)	property currently or previously owned, leased, occupied or controlled by it (including any offsite waste management or disposal location utilised by it) is contaminated with any Hazardous Substance; and

(b)	discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property,

in each case in circumstances where this would reasonably be expected to have a Material Adverse Effect.

19.19	Commercial Documents

(a)	The Commercial Documents:

(i)	contain all the terms of the agreement and arrangements between the Head Lessor (and/or any of its Affiliates) and the Borrower (and/or any of its Affiliates) in relation to the acquisition, ownership and development of the Properties by the Borrower;

(ii)	are (or, in relation to the Head Lease only, on the date of its execution, will be) in full force and effect; and

(iii)	have not been amended or waived (in whole or in part) and no consent has been given thereunder, save for any which are minor or technical or have been amended or waived in accordance with this Agreement.

(b)	It is not in, or aware of any, breach of or default under any Commercial Document.

19.20	Governmental Regulation

(a)	No Obligor is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, or the Interstate Commerce Act or registration under the Investment Company Act of 1940 or under any other U.S. federal or state, or Singapore statute or regulation which would limit its ability to incur indebtedness, or which would otherwise render all or any portion of its obligations under the Finance Documents to which it is a party unenforceable.

(b)	To the extent applicable, each Obligor is in compliance, in all material respects, with:

(i)	the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto; and

(ii)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”).

(c)	The Borrower shall ensure and procure that no part of the proceeds of the Loans will be used, directly or indirectly, by the Borrower or any of its Affiliates, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended from time to time.

19.21	Material Adverse Effect

No Material Adverse Effect exists or has occurred and is continuing.

19.22	Time when representations are made

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing:

(a)	on the date of each Utilisation Request and the proposed Utilisation Date for a Utilisation (other than a Facility B Rollover Loan);

(b)	(if no Repeating Representations are deemed to be made pursuant to paragraph (a) above in any of the Borrower’s financial years) on the last day of that financial year; and

(c)	in the case of a Guarantor, on the day on which the company becomes (or it is proposed that the company becomes) a Guarantor,

provided that:

(i)	where any representation or warranty of an Obligor is expressed to be given as of a specific date, such representation and warranty under this Clause 19 shall be made on and as of that date; and

(ii)	the Repeating Representations deemed to be made pursuant to paragraph (b) above shall exclude each of the representations set out in Clause 19.13 (No proceedings pending or threatened) and Clause 19.17 (Environmental Laws and Licences).

20.	Information undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Annual financial statements

(a)	The Borrower shall supply to the Agent as soon as the same become available, but in any event within 120 days after the end of each of its financial years, a copy of its audited financial statements (consolidated if applicable) for that financial year.

(c)	Each set of financial statements delivered pursuant to paragraph (a) above:

(i)	shall include:

(A)	a cash flow statement and profit and loss account (consolidated if applicable) for the relevant fiscal period; and

(B)	a balance sheet (consolidated if applicable) as at the end of the relevant fiscal period; and

(ii)	where such financial statements are consolidated, shall be supplied with proforma financial statements for the Borrower Group (if different from the financial statements delivered pursuant to paragraph (a) above).

20.2	Quarterly financial statements

(a)	The Borrower shall supply to the Agent as soon as the same become available, but in any event within 60 days after the end of its first, second and third Accounting Quarters, a copy of its financial statements (consolidated if applicable) for that Accounting Quarter.

(b)	Each set of quarterly financial statements delivered pursuant to paragraph (a) above:

(i)	shall include:

(A)	a cash flow statement and profit and loss account (consolidated if applicable) for the relevant Accounting Quarter and for the financial year to date; and

(B)	a balance sheet (consolidated if applicable) as at the end of the relevant Accounting Quarter; and

(ii)	where such financial statements are consolidated, shall be supplied with proforma financial statements for the Borrower Group (if different from the financial statements delivered pursuant to paragraph (a) above).

20.3	Compliance Certificate

(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 20.1 (Annual financial statements) or Clause 20.2 (Quarterly financial statements), a Compliance Certificate:

(i)	setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) in respect of the Relevant Period ending on the date as at which those financial statements were drawn up (if such compliance is required pursuant to the terms of Clause 21 (Financial covenants)); and

(ii)	certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(b)	Each Compliance Certificate shall be signed by one authorised officer or authorised signatory of the Borrower.

20.4	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 20.1 (Annual financial statements) or Clause 20.2 (Quarterly financial statements) shall be certified by an authorised officer or authorised signatory of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of its financial statements delivered pursuant to Clause 20.1 (Annual financial statements) or Clause 20.2 (Quarterly financial statements) is prepared using GAAP. The Borrower shall promptly notify the Agent of any material change in GAAP, the accounting practices or reference periods in relation to its financial statements or the manner in which its financial statements are prepared. If the Borrower notifies the Agent of a change or prospective change in accordance with the foregoing, the Borrower and the Agent (acting on the instructions of the Majority Lenders) shall, at the request of the Borrower, enter into negotiations (for a period of not more than 60 days) with a view to agreeing any amendments to Clause 1.1 (Definitions) and Clause 21 (Financial covenants) which are desirable to ensure that such change does not result in any material variation in the commercial effect and intent of the calculations and ratios in Clause 21 (Financial covenants) or any ratio contemplated by a Compliance Certificate, provided that prior to the expiry of the above period, each of the calculations and ratios in Clause 21 (Financial covenants) and the ratios contemplated by any Compliance Certificate shall be computed in accordance with GAAP as in effect and applied immediately before such change.

(c)	If any amendments are agreed pursuant to paragraph (b) above, they shall take effect and be binding on all Parties in accordance with their terms.

(d)	For the avoidance of doubt, in the event that no amendments are agreed at the end of the period referred to in paragraph (b) above, the ratios in Clause 21 (Financial covenants) shall continue to be determined in accordance with the terms of this Agreement.

20.5	Financial budget

(a)	The Borrower shall supply to the Agent, as soon as the same becomes available, but in any event not later than 45 Business Days after the start of each of its financial years (beginning with the financial year following the date of this Agreement), a copy of the financial budget in respect of that financial year.

(b)	Each financial budget shall include:

(i)	a projected cash flow statement and profit and loss account (consolidated if applicable) of the Borrower for that financial year and for each Accounting Quarter of that financial year;

(ii)	a projected balance sheet (consolidated if applicable) of the Borrower as at the end of each Accounting Quarter of that financial year;

(iii)	projected levels of the financial ratios in Clause 21.1 (Financial covenants) as at each Relevant Date of that financial year, or, as the case may be, in respect of the Relevant Period ending on each Relevant Date of that financial year; and

(iv)	projected Consolidated Adjusted EBITDA of the Borrower and the projected revenues and net profit after tax of the Borrower and of each of its principal operating divisions, for that financial year and for each Accounting Quarter of that financial year.

20.6	Information: miscellaneous

The Borrower shall supply to the Agent:

(a)	all documents dispatched by the Borrower to:

(i)	the Head Lessor under the Development Agreement that are material to the Facilities or the Finance Documents; or

(ii)	its creditors generally and which are material in the context of the Finance Documents and/or the Facilities,

in each case promptly as they are despatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which would reasonably be expected to have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, the details of any claim, notice or other communication received by it in respect of any actual or alleged breach of or liability under Environmental Law which would reasonably be expected to have a Material Adverse Effect;

(d)	promptly upon becoming aware of them, the details of any actual or proposed amendment to or waiver or consent under, or any notice given or received under, any Commercial Document;

(e)	promptly, the details of any claim(s) made by or on behalf of any Obligor in respect of any cancellation, non-issue, suspension, variation or revocation of the Casino Licence;

(f)	promptly, such further material information regarding the financial condition, business and operations of any Obligor as any Finance Party (through the Agent) may reasonably request; and

(g)	notice of any change in authorised signatories of any Obligor signed by a director or company secretary of such Obligor accompanied by specimen signatures of any new authorised signatories, promptly before any such new authorised signatory executes any Finance Document on that Obligor’s behalf or signs and/or despatch any document and notice to be signed and/or despatched by that Obligor under or in connection with the Finance Documents, in each case, except to the extent that disclosure of the information would breach any law, regulation, securities or stock exchange requirement or duty of confidentiality, provided that such information shall be promptly supplied to the Agent if the Borrower subsequently determines in good faith that such information does not fall under this proviso.

20.7	Notification of default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

20.8	Inspection of books and records

Each Obligor shall (and the Borrower shall ensure that each member of the Borrower Group will):

(a)	keep books and records which accurately reflect in all material respects all of its business, affairs and transactions;

(b)	permit the Agent or any of its representatives (which shall number not more than three at one time), at reasonable times and intervals, and upon prior reasonable notice, to visit any of its offices, to inspect any of its books and records and to discuss its financial matters with its officers The cost and expense of up to two such visits under this paragraph (b) in each successive period of 12 Months from the date of this Agreement shall be borne by the Borrower; and

(c)	after the occurrence of an Event of Default which is continuing, permit the Agent or any of its representatives (which shall number not more than three at one time), at reasonable times and intervals, and upon prior reasonable notice, to visit any of its offices, to inspect any of its books and records and to discuss its financial matters with its auditors (in the presence of that Obligor’s officers). The cost and expense of such visits under this paragraph (c) shall be borne by the Borrower.

20.9	Auditors

(a)	The Borrower shall ensure that PriceWaterhouseCoopers or another reputable firm of accountants is appointed as its auditors and the auditors of each other member of the Borrower Group.

(b)	The Borrower shall promptly notify the Agent of any change in its auditors or the auditors of any other member of the Borrower Group.

(c)	The Borrower shall ensure that its audited consolidated financial statements are not adversely qualified by its auditors other than:

(i)	a qualification that is of a minor or technical nature;

(ii)	a going concern qualification due solely to a projected failure to meet a financial covenant in Clause 21 (Financial covenants) or to the Loans reaching maturity within the next financial year of the Borrower following the date of those financial statements; or

(iii)	a qualification in terms or as to issues which could not reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents.

20.10	Properties information

The Borrower shall supply to the Agent, within 60 days after the end of each Accounting Quarter, a report setting out:

(a)	the average occupancy rate, the average rental rate and the weighted average lease maturity profile of the Retail Properties as at the end of that quarterly period;

(b)	details of the top 20 tenants of the Retail Properties for that period, including:

(i)	the rental for each such unit for that Accounting Quarter;

(ii)	the aggregate net lettable area of such units; and

(iii)	the lease expiry of each relevant Occupational Lease; and

(c)	the aggregate amount of tenancy proceeds and service charges received for all tenanted units in the Retail Properties for that period.

20.11	Valuation Reports

The Borrower shall, in relation to each calendar year, within 90 days after the end of that calendar year, supply to the Agent a Valuation Report, with such Valuation Report specifying:

(a)	the value (on an “as is” basis) of the Properties;

(b)	the value (on an “as is” basis) of the Retail Properties;

(c)	the fire reinstatement value of the Properties; and

(d)	the fire reinstatement value of the Retail Properties,

in each case, dated not earlier than 10 Business Days prior to the date of delivery.

20.12	Insurance Reports

The Borrower shall, in relation to each calendar year, within 90 days after the end of that calendar year, supply to the Agent an Insurance Report (dated not earlier than 10 Business Days prior to the date of delivery) specifying the maximum foreseeable loss and estimated maximum loss of the Properties as at the date of that report.

20.13	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent (for itself or on behalf of any Lender or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) use its best endeavours to supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

(c)	The Borrower shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Restricted Subsidiaries becomes a Guarantor pursuant to Clause 26 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent (for itself or on behalf of any Lender) use its best endeavours to supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) in order for the Agent or such Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Restricted Subsidiary to this Agreement as a Guarantor.

21.	Financial covenants

21.1	Financial covenants

The Borrower shall ensure that:

(a)	the ratio of Debt as of each Relevant Date to Consolidated Adjusted EBITDA for each Relevant Period ending on that Relevant Date set out in the table below will not exceed the ratio set out in the relevant column in the table below opposite that Relevant Date:

Relevant Date	Debt to Consolidated Adjusted EBITDA
30 September 2012	4.00 to 1
31 December 2012	4.00 to 1
31 March 2013	4.00 to 1
30 June 2013	4.00 to 1
30 September 2013	4.00 to 1
31 December 2013	3.50 to 1
31 March 2014	3.50 to 1
30 June 2014	3.50 to 1
30 September 2014	3.50 to 1
31 December 2014	3.50 to 1
Each subsequent Relevant Date	3.00 to 1

(b)	the ratio of Consolidated Adjusted EBITDA to Consolidated Total Interest Expense for each Relevant Period will not be less than 3.50 to 1; and

(c)	Consolidated Net Worth will, at all times, be positive (and for the avoidance of doubt, the Borrower shall only be obliged to provide the computations as to compliance with this paragraph (c) in the Compliance Certificates supplied to the Agent pursuant to Clause 20.3 (Compliance Certificate)).

21.2	Rectification

(a)	If any of the financial covenants set out in paragraphs (a) to (c) of Clause 21.1 (Financial covenants) is not satisfied (an “Unsatisfied Financial Covenant”) for any Relevant Period ending on a Relevant Date (the “Affected Relevant Date”), within 20 Business Days after the earlier of the date on which the financial statements for the period ending on the Affected Relevant Date are due under Clause 20.1 (Annual financial statements) and/or Clause 20.2 (Quarterly financial statements), and the date on which the financial statements for the period ending on the Affected Relevant Date are actually received by the Agent, the Borrower may:

(i)	obtain an equity contribution or Internal Subordinated Debt (each, a “Sponsor Group Contribution”) from a member of the Sponsor Group;

(ii)	repay or prepay outstanding Debt (including outstanding Loans);

(iii)	provide cash cover in respect of the Loans; and/or

(iv)	procure the issue of Bank SBLCs in favour of the Agent,

(each a “Rectification Amount”) so that immediately after such contribution, prepayment, repayment, provision of cash cover and/or issue of Bank SBLCs, the Unsatisfied Financial Covenant will be satisfied, it being understood that in relation to an Unsatisfied Financial Covenant in respect of paragraph (c) of Clause 21.1 (Financial covenants), the Borrower may only satisfy such Unsatisfied Financial Covenant pursuant to paragraph (a)(i) above.

(b)	If a Rectification Amount has been provided to satisfy an Unsatisfied Financial Covenant and that financial covenant is satisfied for the Relevant Periods ending on any two consecutive Relevant Dates after the Affected Relevant Date, in each case, without taking into consideration such Rectification Amount, provided that no Default is continuing:

(i)	where the Rectification Amount comprises a Sponsor Group Contribution, the Borrower may repay that Sponsor Group Contribution (or the relevant part thereof);

(ii)	where the Rectification Amount comprises a repayment or prepayment of Debt, the Borrower may redraw that Debt in accordance with its terms (provided that where that Debt comprised outstanding Loans, such Loans may only be redrawn in accordance with this Agreement); and

(iii)	where the Rectification Amount comprises cash cover or a Bank SBLC, the Security Trustee shall (and is irrevocably authorised and instructed by all the Secured Parties to), upon the written request of the Borrower, release such cash cover (or the relevant part thereof) or, as the case may be, Bank SBLC, at the cost and expense of the Borrower.

(c)	The cash proceeds received by the Borrower from any Sponsor Group Contribution or the face value of any Bank SBLC shall be included in the calculation of Consolidated Adjusted EBITDA and any repayment of Debt or any provision of cash cover in respect of the Loans shall reduce the Debt as of the applicable Relevant Date (in each case, without double counting), following which the relevant financial covenants shall be calculated or recalculated (as the case may be) including, without double counting, such Sponsor Group Contribution, the face value of any Bank SBLC and/or such repayment or cash cover (solely for the purpose of ascertaining compliance with the requirements and not for any other purpose).

(d)	If, after giving effect to the calculation or recalculation referred to in paragraph (c) above, the relevant financial covenants are met, then for all purposes under the Finance Documents:

(i)	(in the case of prevention of a breach of financial covenants) the Event of Default which otherwise would have arisen will not arise; and

(ii)	(in the case of cure of a breach of financial covenants) the Event of Default which arose as a result shall be deemed not to have arisen.

(e)	Rectification Amounts:

(i)	may not exceed S$50,000,000 in aggregate in respect of each Accounting Quarter;

(ii)	(without prejudice to anything in paragraph (e)(i) above) may exceed the minimum amount required to cure or prevent any breach of financial covenant; and

(iii)	made in respect of an Accounting Quarter shall be included in the relevant financial covenant calculations until such time as that Accounting Quarter falls outside a Relevant Period or until they have been repaid, redrawn or (as the case may be) released in accordance with paragraph (b) above.

21.3	Limitation on rectification

(a)	The Borrower may not exercise its right (the “Right of Cure”) under Clause 21.2 (Rectification) to satisfy any Unsatisfied Financial Covenant in respect of any Relevant Period if:

(i)	it has exercised the Right of Cure in respect of two earlier Relevant Periods; and

(ii)	those two Relevant Periods end on any two consecutive Relevant Dates (the later of the two consecutive Relevant Dates being the “Reference Date”).

(b)	The limitation in paragraph (a) shall cease to apply if the Borrower has complied with the financial covenants set out in paragraphs (a) and (b) of Clause 21.1 (Financial covenants) for any Relevant Period ending on a Relevant Date falling after the Reference Date, without taking into consideration the Rectification Amounts (if any) made in respect of any Accounting Quarter falling within that Relevant Period.

21.4	Financial covenant calculations

(a)	Debt, Consolidated Adjusted EBITDA, Consolidated Total Interest Expense and Relevant Debt shall:

(i)	be calculated and interpreted:

(A)	on a consolidated Borrower Group basis;

(B)	in the case of Consolidated Adjusted EBITDA and Consolidated Total Interest Expense, on a four rolling Accounting Quarters basis; and

(C)	(subject to Clause 20.4 (Requirements as to financial statements)) in accordance with GAAP; and

(ii)	be expressed in Singapore Dollars.

(b)	Consolidated Net Worth shall be calculated and interpreted on a consolidated Borrower Group basis in accordance with GAAP and shall be expressed in Singapore Dollars. For the avoidance of doubt, Consolidated Net Worth shall be calculated giving effect to the principal amount of Internal Subordinated Debt or loans provided by the Sponsor Group even if such calculation is inconsistent with GAAP.

(c)	Consolidated Adjusted EBITDA, Consolidated Net Worth and Consolidated Total Interest Expense shall be determined (except as needed to reflect the terms of this Clause 21) from the financial statements of the Borrower delivered under Clause 20.1 (Annual financial statements) and Clause 20.2 (Quarterly financial statements), and Compliance Certificates delivered under Clause 20.3 (Compliance Certificate).

(d)	For the purpose of this Clause 21, no item shall be included or excluded more than once in any calculation.

21.5	Financial definitions

In this Clause 21:

“Acceptable Bank” means a bank that has the power to issue Bank SBLCs and which, on the date it issues a Bank SBLC in connection with Clause 21.2 (Rectification) (and at all times during the continuance of that Bank SBLC), is rated at least “A-” by Standard & Poor’s Ratings Group or “A3” by Moody’s Investors Service, Inc., as notified by the Borrower to the Agent.

“Bank SBLC” means a standby letter of credit (or any similar instrument reasonably acceptable to the Agent) issued by an Acceptable Bank in favour of the Agent:

(a)	which is in Agreed Form;

(b)	which will be for a minimum tenor of at least six Months;

(c)	(where the Bank SBLC is a standby letter of credit) which is governed by UCP500 (or any successor thereto) or similar accepted international standards for letters of credit; and

(d)	under which:

(i)	following the Acceleration Date, the Agent will be entitled to make unconditional demands on such Bank SBLC to reduce the outstanding Loans; and

(ii)	following receipt of such a demand on such Bank SBLC from the Agent, the Acceptable Bank irrevocably and unconditionally agrees to make payment of such a demand.

“Consolidated Net Worth” means, as of any date of determination, without double counting (a) the sum of the following items, as shown on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date (i) the common equity of the Borrower and its Subsidiaries, including the principal amount of any Internal Subordinated Debt or loan by the Sponsor Group, (ii)(A) the aggregate of non redeemable preferred stock or preferred membership interests of the Borrower and its Subsidiaries, if any, and (B) any increase in depreciation and amortisation resulting from any purchase accounting treatment from an acquisition or related financing and (iii) to the extent treated as equity in accordance with GAAP, the aggregate of Designated RPS of the Borrower and its Subsidiaries, if any; (b) less any goodwill incurred subsequent to 1 July 2012 and (c) less any write up of assets (in excess of fair market value) after 1 July 2012 and, in each case on a consolidated basis for Borrower and its Subsidiaries, determined in accordance with GAAP; provided, that in calculating Consolidated Net Worth, (i) any gain or loss from any sale of assets pursuant to paragraphs (c)(viii), (c)(xii), (c)(xvi), (c)(xvii) or (c)(xxii) of Clause 22.5 (Disposals) or the disposition of any securities or the extinguishment of any Financial Indebtedness of any person or any of its Subsidiaries (including all extraordinary gains and losses and all expenses, amortisation and charges associated with the refinancing of the Existing Facilities) shall be excluded, (ii) any change or reduction of net worth related to a conversion from flow-through tax entities to taxable entities shall be excluded and (iii) any change or reduction of net worth related to currency fluctuations or any conversion of currencies shall be included.

22.	General undertakings

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

(a)	Each Obligor shall (and the Borrower shall ensure that each other member of the Borrower Group will) promptly obtain, comply with and do all that is necessary to maintain in full force and effect (and supply one copy to the Agent of) any Authorisation required under any applicable law or regulation:

(i)	to enable it to perform its obligations under the Transaction Documents;

(ii)	to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document; and

(iii)	to enable it to carry on its business as it is being conducted from time to time if failure to obtain, comply with or maintain any such Authorisation under this sub-paragraph (iii), would reasonably be expected to have a Material Adverse Effect.

(b)	The Borrower shall ensure that the Perfection Requirements are promptly complied with after the first Utilisation Date.

22.2	Compliance with laws

Each Obligor shall (and the Borrower shall ensure that each other member of the Borrower Group will) comply in all respects with all laws to which it may be subject, if failure so to comply would reasonably be expected to have a Material Adverse Effect.

22.3	Pari passu ranking

Each Obligor shall (and the Borrower shall ensure that each other member of the Borrower Group will) ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by applicable law and, to the extent applicable, obligations under the Commercial Documents.

22.4	Negative pledge

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any Affiliate of an Obligor;

(ii)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iii)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) sell, transfer or otherwise dispose of any of its receivables, except as permitted by the Finance Documents.

(d)	Paragraphs (a) and (b) above do not apply to:

(i)	any Permitted Security;

(ii)	up to first Utilisation Date, the Existing Facilities Security;

(iii)	any Permitted FF&E Security;

(iv)	any Permitted Aircraft/Watercraft Security;

(v)	any Purchase Money Security; or

(vi)	any RP/CP Hivedown Security.

(e)	Paragraphs (a) and (b) above do not apply to sale-lease back transactions:

(i)	entered into by any member of the Borrower Group;

(ii)	with respect to FF&E; and

(iii)	in an aggregate principal amount with respect to any such lease at any one time outstanding, taken together with all Permitted FF&E Indebtedness (without duplication), does not exceed S$600,000,000.

(f)	Paragraph (c) above does not apply to:

(i)	any sale of receivables by a member of the Borrower Group for cash for fair market value; or

(ii)	any cash monetization of rental payments by a member of the Borrower Group,

in each case, where the cash proceeds are treated as Integrated Resort Revenues.

(g)	The Security Trustee shall (and is hereby instructed by the Lenders to) release any Security created by the Security Documents over the separate strata title issued for the Retail Properties and/or Car Park (or relevant parts thereof), which is to be made subject to any RP/CP Hivedown Security, at the cost and expense of the Borrower.

22.5	Disposals

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will), enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of:

(i)	any part of the Properties comprising the hotel, conference, meeting, convention, exhibition and/or Casino facilities; and/or

(ii)	any other asset.

(b)	Paragraph (a)(i) above does not apply to:

(i)	any lease or licence of any part of the Properties comprising the hotel, conference, meeting, convention, exhibition and/or Casino facilities:

(A)	which are made in the ordinary course of business of the Borrower; and

(B)	where the duration of any such lease or licence is for a period other than short term, the relevant lessee or licensee is subject to the same restrictions as a tenant of the Retail Properties, as described in items (A) and (B) of paragraph (c)(i) below;

(ii)	any sale, transfer or disposal permitted under paragraphs (d), (e) or (f) of Clause 22.4 (Negative pledge);

(iii)	with respect to any property (whether a tangible or intangible asset, or real or personal property), any of the following: (A) any loss, destruction or damage of such property or asset; (B) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; (C) any settlement in lieu of item (B) above, or (D) any transfer of any personal property or personal asset to the insurer in connection with an insured claim, provided that nothing in this sub-paragraph (iii) shall limit or prevent the occurrence of any Event of Default or limit or restrict the rights of the Finance Parties under Clause 23 (Events of Default);

(iv)	any sale, lease, transfer or other disposal between or among any members of the Borrower Group (provided that the Borrower may not dispose of any Charged Assets except as otherwise permitted by this Agreement) and if the disposing member had given Security over the relevant asset, the acquiring member must give equivalent Security over that asset;

(v)	any transfer, on terms reasonably satisfactory to the Agent, of immaterial portions of the Properties comprising the hotel, conference, meeting, convention, exhibition and/or Casino facilities to the Government of Singapore upon the written request of the Government of Singapore and its stated intent to use such portions in connection with infrastructure, roadway, utility easement, or other “public works” purposes (so long as such transfer does not impair in any material way the ability of the Borrower to open, manage and/or operate the hotel, conference, meeting, convention, exhibition and/or Casino facilities);

(vi)	any Permitted Reorganisation of a Restricted Subsidiary or a Permitted Corporate Restructuring; or

(vii)	any sale, lease, transfer or other disposal agreed by the Agent (acting on the instructions of all Lenders).

(c)	Paragraph (a)(ii) above does not apply to:

(i)	in relation to any Retail Properties and/or the ArtScience Museum, any grant or agreement to grant any Lease Document in respect of the Retail Properties (or any part of the Retail Properties) and/or the ArtScience Museum (or any part of the Art/Science Museum) made on normal commercial terms and in the ordinary course of business of the Borrower, so long as the tenant party to that Lease Document:

(A)	is not permitted to register the Lease Document nor permitted to lodge a caveat in respect of the Lease Document or in respect of any option to renew pursuant to the Lease Document at the Singapore Land Authority (or other relevant Governmental Agency), whether before or during the continuance of the term of the Lease Document; and

(B)	is not entitled to require that the Borrower subdivide those Retail Properties (or any part thereof) or the ArtScience Museum (or any part thereof) or to do any act or thing which could result in the Borrower being required to subdivide Retail Properties and/or the ArtScience Museum, and the Borrower shall not agree to any waiver of any of the restrictions set out in sub-paragraphs (i)(A) or (i)(B) above;

(ii)	any lease or licence of any part of the Properties comprising the hotel, conference, meeting, convention, exhibition and Car Park facilities:

(A)	which are made in the ordinary course of business of the Borrower; and

(B)	where the duration of any such lease or licence is for a period other than short term, the relevant lessee or licensee is subject to the same restrictions as a tenant of the Retail Properties, as described in items (A) and (B) of sub-paragraph (i) above;

(iii)	any sale of the whole (or any part) of the Properties (other than any part of the Properties comprising the hotel, conference, meeting, convention, exhibition and/or Casino facilities) by the Borrower:

(A)	for cash consideration, where:

(1)	an amount of such consideration (the “Cash Consideration”) sufficient to repay or prepay the total outstanding Utilisations in full in accordance with the provisions of the definition of “Net Sale Proceeds” and “Relevant Net Sale Proceeds”, Clause 8.5 (Mandatory prepayment from Net Sale Proceeds), Clause 8.8 (Intercreditor Agreement) and Clause 2 (Mandatory Prepayment) of the Intercreditor Agreement is receivable by the Borrower no later than the date of completion of the sale, after taking into account:

(I)	any permitted deduction;

(II)	any requirement to repay or prepay the liabilities (other than the Senior Liabilities) as contemplated by Clause 8.5 (Mandatory prepayment from Net Sale Proceeds) and the provisions of the Intercreditor Agreement on a pro rata basis; and

(III)	the operation of any condition exempting such repayment or prepayment or reducing the amount required to be applied towards such repayment or prepayment; or

(2)	where the Cash Consideration is insufficient to repay or prepay the total outstanding Utilisations in full as described in paragraph (1) above, the Borrower certifies to the Agent that it currently holds sufficient cash in an Account to make up such shortfall (and such cash shall be promptly transferred to the Prepayment Account and shall be considered “Relevant Net Sale Proceeds” for the purposes of this Agreement);

(B)	where the Relevant Net Sale Proceeds from such sale will be paid directly into the Prepayment Account (and be applied) in accordance with the Intercreditor Agreement; and

(C)	where no Default has occurred and is continuing;

(iv)	any sale, transfer or other disposal (a “CP/RP Disposal”) of the whole (or any part) of the Retail Properties and/or Car Park by the Borrower to any person (including, for the avoidance of doubt, to an Excluded Subsidiary):

(A)	at arm’s length and on normal commercial terms;

(B)	(in the case where that CP/RP Disposal does not constitute an Exempt Disposal by reason of the non-compliance with the applicable ratio set out in paragraph (ii) of the definition of “Exempt Disposal”) that CP/RP Disposal shall be for a consideration:

(I)	all or a part of which shall be in cash in an amount being not less than that which if paid into the Prepayment Account in accordance Clause 8.5 (Mandatory prepayment from Net Sale Proceeds) and applied towards the prepayment of the Senior Liabilities and the other liabilities as contemplated by paragraph (c)(iii) of Clause 8.5 (Mandatory prepayment from Net Sale Proceeds), would result in compliance with that ratio (the “Minimum CP/RP Disposal Cash Proceeds”); and

(II)	where the Minimum CP/RP Disposal Cash Proceeds shall be receivable no later than the completion date of that CP/RP Disposal and upon such receipt shall be paid directly into the Prepayment Account (and be applied) in accordance with the Intercreditor Agreement;

(C)	where no Event of Default has occurred and is continuing;

(D)	where the Head Lessor and the relevant Governmental Agencies have approved that CP/RP Disposal and the issue of separate strata title for the Retail Properties (or the relevant portion thereof) and/or Car Park (or the relevant portion thereof) (as applicable), in a manner that will not materially and adversely effect the interests of the Lenders (taken as a whole);

(E)	the part of the Retail Properties and/or the Car Park, if any, that continues to be financed by the Facilities, shall remain subject to the Security created by the relevant Security Documents; and

(F)	all the other Properties (other than such part of the Retail Properties and/or Car Park subject to the sale under this paragraph (c)(iv)) shall remain subject to the Security created by the relevant Security Documents;

(v)	any sale, lease, transfer or other disposal of any moveable asset or Intellectual Property Rights made:

(A)	in the ordinary course of business;

(B)	either in exchange for or to be replaced by other assets comparable or superior as to type, value and quality; or

(C)	due to obsolescence or wear and tear or where that asset is no longer material to the business of the Borrower Group taken as a whole;

(vi)	any disposal of cash, cash equivalents or Cash Equivalent Investments:

(A)	for the acquisition of assets or Investments permitted to be acquired under this Agreement; or

(B)	for any other purpose not prohibited under this Agreement;

(vii)	any sale, transfer or disposal permitted under paragraphs (d), (e) or (f) of Clause 22.4 (Negative pledge);

(viii)	any sale, lease, transfer or other disposal agreed by the Agent (acting on the instructions of the Majority Lenders);

(ix)	with respect to any property (whether a tangible or intangible asset, or real or personal property), any of the following: (A) any loss, destruction or damage of such property or asset; (B) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; (C) any settlement in lieu of item (B) above, or (D) any transfer of any personal property or personal asset to the insurer in connection with an insured claim, provided that nothing in this sub-paragraph (ix) shall limit or prevent the occurrence of any Event of Default or limit or restrict the rights of the Finance Parties under Clause 23 (Events of Default);

(x)	any sale, lease, transfer or other disposal of Intellectual Property Rights to any Affiliate in connection with the overall management of Intellectual Property Rights of the Sponsor and its Subsidiaries, so long as the Borrower’s ability to use any necessary Intellectual Property Rights and otherwise carry on its business as then conducted and contemplated to be conducted is not hindered thereby;

(xi)	any sale, lease, transfer or other disposal between or among any members of the Borrower Group (provided that the Borrower may not dispose of any Charged Assets except as otherwise permitted by this Agreement) and if the disposing member had given Security over the relevant asset, the acquiring member must give equivalent Security over that asset;

(xii)	any sale, lease, transfer or other disposal on market terms of any construction equipment no longer required for the Borrower Group’s business;

(xiii)	any transfer, on terms reasonably satisfactory to the Agent, of immaterial portions of the Properties to the Government of Singapore upon the written request of the Government of Singapore and its stated intent to use such portions in connection with infrastructure, roadway, utility easement, or other “public works” purposes (so long as such transfer does not impair in any material way the ability of the Borrower to open, manage and/or operate the Integrated Resort);

(xiv)	the dissolution, liquidation or winding-up of any Excluded Subsidiary, provided that prior to such event, any assets held by the entity to be so dissolved, liquidated or wound-up are distributed to a member of the Borrower Group;

(xv)	any Permitted Reorganisation of a Restricted Subsidiary or a Permitted Corporate Restructuring;

(xvi)	any sale, lease, transfer or other disposal of any FF&E permitted by the terms of the relevant Permitted FF&E Indebtedness, provided that all proceeds from a sale are applied in accordance with the terms of such Permitted FF&E Indebtedness;

(xvii)	any sale, lease, transfer or other disposal of any Aircraft/Watercraft subject to any Permitted Aircraft/Watercraft Indebtedness, provided that all proceeds from a sale are applied in accordance with the terms of such Permitted Aircraft/Watercraft Indebtedness;

(xviii)	any sale, lease, transfer or other disposal of the Retail Properties (or the relevant portion thereof) and/or Car Park (or the relevant portion thereof) subject to any RP/CP Hivedown Refinancing Indebtedness to any Excluded Subsidiary, provided that all proceeds from a sale are applied in accordance with the terms of such RP/CP Hivedown Refinancing Indebtedness;

(xix)	any sale, transfer or other disposal (an “Other Asset Disposal”) of assets (other than the Retail Properties and/or Car Park):

(A)	at arm’s length and on normal commercial terms;

(B)	(in the case where that Other Asset Disposal does not constitute an Exempt Disposal by reason of the non-compliance with the applicable ratio set out in paragraph (ii) of the definition of “Exempt Disposal”) that Other Asset Disposal shall be for a consideration:

(I)	all or a part of which shall be in cash in an amount being not less than that which if paid into the Prepayment Account in accordance Clause 8.5 (Mandatory prepayment from Net Sale Proceeds) and applied towards the prepayment of the Senior Liabilities and the other liabilities as contemplated by paragraph (c)(iii) of Clause 8.5 (Mandatory prepayment from Net Sale Proceeds), would result in compliance with that ratio (the “Minimum Other Asset Disposal Cash Proceeds”); and

(II)	where the Minimum Other Asset Disposal Cash Proceeds shall be receivable no later than the completion date of that Other Asset Disposal and upon such receipt shall be paid directly into the Prepayment Account (and be applied) in accordance with the Intercreditor Agreement;

(C)	where the fair market value of such assets (when aggregated with the fair market value of all other assets sold, transferred or otherwise disposed as permitted under this paragraph (xix)) does not exceed S$100,000,000 (or its equivalent in another currency or currencies); and

(D)	where no Event of Default has occurred and is continuing;

(xx)	any sale, lease, transfer or other disposal of the business, operations and undertakings in respect of the ArtScience Museum (other than any part of the Properties comprising the ArtScience Museum) to any Excluded Subsidiary in connection with one or more charitable purposes;

(xxi)	the making of an investment permitted by paragraph (b) of Clause 22.15 (Acquisitions and investments); or

(xxii)	any sale, lease, transfer or other disposal of any moveable asset, where the fair market value (when aggregated with the fair market value for any other sale, lease, transfer or other disposal of moveable assets, other than any permitted under sub-paragraphs (i) to (xxi) above) does not exceed S$15,000,000 (or its equivalent in another currency or currencies) in any calendar year.

(d)	The Security Trustee shall (and is hereby instructed by the Lenders to) release any Security created by the Security Documents over any assets subject to a permitted disposal under paragraph (c) above, at the cost and expense of the Borrower and subject to the satisfaction of any terms and conditions applicable to such disposal.

22.6	Financial Indebtedness

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) incur or have outstanding any Financial Indebtedness or any Designated RPS.

(b)	Paragraph (a) above does not apply to:

(i)	up to the first Utilisation Date, Financial Indebtedness in respect of the Existing Facilities;

(ii)	any Financial Indebtedness under the Finance Documents;

(iii)	any Internal Subordinated Debt (including any Guarantee in respect thereof issued by any member of the Borrower Group which constitutes Internal Subordinated Debt) and any External Subordinated Debt (including any Guarantee in respect thereof issued by any member of the Borrower Group which constitutes External Subordinated Debt);

(iv)	any Designated RPS issued by any member of the Borrower Group (provided the aggregate principal amount of all such Designated RPS, without double counting, shall not at any one time exceed S$1,000,000,000 (or its equivalent in another currency or currencies));

(v)	any Incremental Indebtedness and any Guarantee issued by any member of the Borrower Group in respect of that Incremental Indebtedness (provided the aggregate outstanding principal amount of (A) all such Incremental Indebtedness and Guarantees, without double counting and (B) the amount of Facility C Loans then outstanding, shall not at any one time exceed S$1,000,000,000 (or its equivalent in another currency or currencies));

(vi)	any Mezzanine Indebtedness and any Guarantee issued by any member of the Borrower Group in respect of that Mezzanine Indebtedness (provided the aggregate outstanding principal amount of all such Mezzanine Indebtedness and Guarantees, without double counting, shall not at any one time exceed S$1,000,000,000 (or its equivalent in another currency or currencies));

(vii)	any Permitted Aircraft/Watercraft Indebtedness and any Guarantee issued by any member of the Borrower Group in respect of that Permitted Aircraft/Watercraft Indebtedness (provided the aggregate outstanding principal amount of all such Permitted Aircraft/Watercraft Indebtedness and Guarantees, without double counting, shall not at any one time exceed S$300,000,000 (or its equivalent in another currency or currencies));

(viii)	any Permitted FF&E Indebtedness and any Guarantee issued by any member of the Borrower Group in respect of that Permitted FF&E Indebtedness (provided the aggregate outstanding principal amount of all such Permitted FF&E Indebtedness and Guarantees, without double counting, shall not at any one time exceed S$500,000,000 (or its equivalent in another currency or currencies));

(ix)	any Purchase Money Indebtedness and any Guarantee issued by any member of the Borrower Group in respect of that Purchase Money Indebtedness (provided the aggregate outstanding principal amount of all such Purchase Money Indebtedness and Guarantees, without double counting, shall not at any one time exceed S$30,000,000 (or its equivalent in another currency or currencies));

(x)	any Permitted Refinancing Indebtedness or RP/CP Hivedown Refinancing Indebtedness;

(xi)	any Financial Indebtedness owed by any member of the Borrower Group to another member of the Borrower Group;

(xii)	to the extent that such incurrence does not result in the incurrence by any member of the Borrower Group of any obligation for the payment of Financial Indebtedness of others (other than other members of the Borrower Group), any Financial Indebtedness of a member of the Borrower Group incurred solely in respect of:

(A)	performance bonds, completion guarantees, standby letters of credit or bankers’ acceptances, letters of credit in order to provide security for workers’ compensation claims, payment obligations in connection with self insurance or similar requirements, surety and similar bonds and statutory claims of lessors, licensees, contractors, franchisees or customers in each case to the extent the Financial Indebtedness in respect of such facilities are on terms more favourable than those under the Ancillary Facilities; and

(B)	bonds securing the performance of judgments or a stay of process in proceedings to enforce a contested liability or in connection with any order or decree in any legal proceeding, provided that such Financial Indebtedness described in this sub-paragraph (xii) was incurred in the ordinary course of business of the member of the Borrower Group and the aggregate principal amount outstanding of all such Financial Indebtedness pursuant to this sub-paragraph (xii) does not at any one time exceed S$120,000,000 (or its equivalent in another currency or currencies);

(xiii)	any Financial Indebtedness arising from any agreement entered into by any member of the Borrower Group providing for indemnification, purchase price adjustment or similar obligations, in each case, incurred or assumed in connection with a sale, lease, transfer or other disposition of any asset permitted pursuant to paragraph (c) of Clause 22.5 (Disposals);

(xiv)	any Financial Indebtedness in respect of derivative transactions entered into pursuant to Clause 22.8 (Hedging);

(xv)	any Financial Indebtedness permitted by paragraph (b) of Clause 22.7 (Loans and guarantees);

(xvi)	investments permitted pursuant to paragraph (b) of Clause 22.15 (Acquisitions and investments) to the extent they constitute Financial Indebtedness;

(xvii)	any Financial Indebtedness of any member of the Borrower Group, to the extent constituting or covered by a guarantee, bond, letter of credit or other instrument issued under any Ancillary Facility; and

(xviii)	any Financial Indebtedness existing on the date of this Agreement and listed in Schedule 12 (Existing Indebtedness), and any replacement, renewal, refinancing, refunding or extension of that Financial Indebtedness in whole or in part by the member of the Borrower Group that originally incurred such Financial Indebtedness except to the extent the principal amount of that Financial Indebtedness exceeds the amount stated in that Schedule.

(c)	For the avoidance of doubt, nothing in paragraph (a) above shall prohibit the establishment by any member of the Borrower Group (whether as issuer or guarantor) of a medium term note programme (an “MTN Programme”) provided that the incurrence by a member of the Borrower Group of any Financial Indebtedness under any MTN Programme shall be subject to the provisions of this Clause 22.6.

22.7	Loans and guarantees

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will):

(i)	make any loan, or provide any form of credit or financial accommodation, to any other person; or

(ii)	give or issue any guarantee, indemnity, bond or letter of credit to or for the benefit of, or in respect of liabilities or obligations of, any other person or voluntarily assume any liability (whether actual or contingent) of any other person.

(b)	Paragraph (a) above does not apply to:

(i)	up to the first Utilisation Date, any Guarantees or indemnities in respect of the Existing Facilities;

(ii)	any loans, Guarantees or indemnities under the Finance Documents;

(iii)	any customary indemnities in respect of any Permitted FF&E Indebtedness, any Permitted Refinancing Indebtedness, any Permitted Aircraft/Watercraft Indebtedness, any External Subordinated Debt, any Incremental Indebtedness, any Mezzanine Indebtedness or any Purchase Money Indebtedness;

(iv)	any Guarantee issued by any member of the Borrower Group in respect of any Incremental Indebtedness to the extent it complies with paragraph (b)(v) of Clause 22.6 (Financial Indebtedness);

(v)	any Guarantee issued by any member of the Borrower Group in respect of any Mezzanine Indebtedness to the extent it complies with paragraph (b)(vi) of Clause 22.6 (Financial Indebtedness);

(vi)	any Guarantee issued by any member of the Borrower Group in respect of any Permitted Aircraft/Watercraft Indebtedness to the extent it complies with paragraph (b)(vii) of Clause 22.6 (Financial Indebtedness));

(vii)	any Guarantee issued by any member of the Borrower Group in respect of any Permitted FF&E Indebtedness to the extent it complies with paragraph (b)(viii) of Clause 22.6 (Financial Indebtedness));

(viii)	any Guarantee issued by any member of the Borrower Group in respect of any Purchase Money Indebtedness to the extent it complies with paragraph (b)(ix) of Clause 22.6 (Financial Indebtedness));

(ix)	any Guarantee issued by any member of the Borrower Group in respect of any Permitted Refinancing Indebtedness to the extent it complies with paragraph (b)(x) of Clause 22.6 (Financial Indebtedness));

(x)	any Guarantee issued by any member of the Borrower Group in respect of any Subordinated Debt to the extent it complies with paragraph (b)(iii) of Clause 22.6 (Financial Indebtedness));

(xi)	any investments permitted under Clause 22.15 (Acquisitions and investments) to the extent they constitute loans, guarantees, indemnities or other contingent liabilities;

(xii)	any trade credit, guarantees, indemnities, bonds and letters of credit granted, given or issued by an Obligor on arm’s length terms and in the ordinary course of its trading, not in respect of Financial Indebtedness;

(xiii)	any loans, guarantees, indemnities, bonds and letters of credit permitted by paragraph (b) of Clause 22.6 (Financial Indebtedness);

(xiv)	any Borrower Group Subordinated Guarantees; or

(xv)	any loans by the Borrower to:

(A)	the HoldCo which directly holds, legally and beneficially, more than half of the issued share capital of the Borrower; or

(B)	all HoldCos (whether pro rata in accordance with the proportion of each HoldCo’s shareholding in the Borrower or otherwise) on a joint and several basis;

(xvi)	loans, guarantees or indemnities with respect to Financial Indebtedness and other obligations of another member of the Borrower Group (which Financial Indebtedness or obligation is otherwise permitted under this Agreement, provided that the ranking and priority of such guarantees and/or indemnities shall be no more favourable than the ranking and priority of the Financial Indebtedness or obligation to which it relates); or

(xvii)	any loans or advances made by any member of the Borrower Group to employees or directors or former employees or directors of any member of the Borrower Group in an amount not to exceed S$5,000,000 in the aggregate outstanding at any time.

22.8	Hedging

(a)	No Obligor shall (and the Borrower shall ensure that no member of the Borrower Group will) enter into any derivative transaction, other than:

(i)	in respect of the Facilities and any other Financial Indebtedness permitted to be incurred pursuant to this Agreement;

(ii)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(iii)	any derivative transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Borrower Group and not for speculative purposes.

(b)	The Borrower may, but shall not be obliged to, request that a Lender (or an Affiliate of a Lender) which provides the Borrower with any hedging in connection with interest payable in respect of the Senior Liabilities, the Secured Incremental Liabilities and/or the Secured Permitted Refinancing Liabilities accedes to the Intercreditor Agreement as a Hedging Bank.

22.9	Commercial Documents

(a)	The Borrower shall:

(i)	perform and comply with:

(A)	its obligations under or in connection with the Development Agreement and the Head Lease, other than obligations of a minor or technical nature, the non-fulfilment of which would not be materially adverse to the interests of the Lenders;

(B)	the Consent; and

(C)	in all material respects with its material obligations under or in connection with the other Commercial Documents;

(ii)	notify the Agent (promptly upon becoming aware of the same) of:

(A)	any breach by any party of its obligations or any default under the Development Agreement, the Head Lease or the Consent; and

(B)	any material breach by any party of its obligations or any default under the Commercial Documents;

(iii)	take all reasonable steps to enforce (except to the extent permitted by paragraph (b) below):

(A)	any claim or right it has under or in connection with the Development Agreement, the Head Lease or the Consent; and

(B)	any material claim or right it has under or in connection with any other Commercial Document;

(iv)	notify the Agent promptly of any material claim made under a Commercial Document; and

(v)	provide the Agent with reasonable details of any claim under sub-paragraph (iv) above and its progress and notify the Agent as soon as practicable upon that claim being resolved.

(b)	The Borrower shall not amend, terminate, give any waiver or consent under, or agree or decide not to enforce, in whole or in part, any term or condition of:

(i)	the Development Agreement, the Head Lease or the Consent, save for amendments, waivers, consents or non-enforcements which:

(A)	are not materially adverse to the interests of the Lenders;

(B)	are minor or technical; or

(C)	have been approved in writing by the Agent (acting on the instructions of the Majority Lenders (which approval shall not be unreasonably withheld)); or

(ii)	any other Commercial Document, save for non-material amendments, waivers, consents or non-enforcements or amendments, waivers, consents or non-enforcements which are not materially adverse to the interests of the Lenders, are minor or technical or have been approved in writing by the Agent (acting on the instructions of the Majority Lenders (such consent not to be unreasonably withheld)).

22.10	Accounts

(a)	The Borrower shall, in good time before the date that it estimates that any prepayment amount will become payable, open and at all times thereafter during the continuance of this Agreement, maintain the Prepayment Account with the Security Trustee.

(b)	Subject to paragraph (c) below, each Obligor shall promptly ensure that each of its bank, deposit, savings, current or other account (each, an “Account”) opened and maintained with a bank or financial institution is:

(i)	(in the case where that Account is opened and maintained with a bank or financial institution located in Singapore) charged in favour of the Security Trustee in accordance with a Debenture or (as the case may be) the Restricted Subsidiary Debenture to which it is a party; and

(ii)	(in the case where that Account is opened and maintained with a bank or financial institution located in a jurisdiction other than Singapore (an “Offshore Collection Account”)) charged in favour of the Security Trustee on substantially the same terms as those contained in a Debenture or (as the case may be) the Restricted Subsidiary Debenture to which it is a party pursuant to an Offshore Collection Account Security Document governed by the law of such jurisdiction, in form and substance satisfactory to the Security Trustee.

(c)	Paragraph (b) above does not apply to any Account:

(i)	(in the case where that Account is an Offshore Collection Account) to the extent that the amount standing to the credit of that Offshore Collection Account, when aggregated with the amount standing to the credit of all other Offshore Collection Accounts which are not charged in favour of the Security Trustee, does not exceed S$35,000,000 (or its equivalent in another currency or currencies) at any time, it being understood that:

(A)	no Offshore Collection Account shall be required to be charged in favour of the Security Trustee where the aggregate amount standing to the credit of all Offshore Collection Accounts, does not exceed S$35,000,000 (or its equivalent in another currency or currencies) at any time; and

(B)	where the aggregate amount standing to the credit of all Offshore Collection Accounts at any time exceeds S$35,000,000 (or its equivalent in another currency or currencies) (such excess amount, the “Excess Amount”) the requirement in paragraph (b)(ii) above shall only apply in respect of such Offshore Collection Accounts representing the Excess Amount;

(ii)	which solely contains cash owned by customers of an Obligor or cash held by an Obligor in a fiduciary capacity for its customers or employees or is otherwise a fiduciary account where none of the Obligors is a beneficiary; or

(iii)	which are used solely to receive proceeds of any Permitted FF&E Indebtedness.

22.11	Change of business

The Borrower shall ensure that no material change is made to the general nature of the business of the Borrower or the Borrower Group taken as a whole from that carried on at the date of this Agreement except:

(a)	as results from the ownership and operation of the Integrated Resort; or

(b)	where the change involves any activity or business incidental, related or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including, but not limited to, any internet gaming, hotel, entertainment, recreation, convention, trade show, meeting, retail sales, leasing, transportation or other activity or business designated to promote, market, support, develop, construct or enhance the casino gaming, hotel, retail and entertainment, mall and/or resort business operated by the Borrower Group.

22.12	Merger

No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) enter into any amalgamation, demerger, merger or corporate reconstruction or reorganisation other than:

(a)	in relation to a Restricted Subsidiary:

(i)	any Permitted Reorganisation; or

(ii)	any internal corporate reconstruction or reorganisation that:

(A)	does not result in any amalgamation, demerger or merger; and

(B)	will not result in a Default or a Material Adverse Effect; and

(b)	in relation to the Borrower, any internal corporate reconstruction or reorganisation (including a transfer of assets to a wholly-owned Restricted Subsidiary) that:

(i)	is made principally for purposes of corporate efficiency and with the consent of the Majority Lenders (provided that where such corporate reconstruction or reorganisation involves or relates to any matter (including, without limitation, the release of any Security created pursuant to any Security Document or of any Charged Assets) requiring the consent of any group of Finance Parties (including all Lenders), the consent of such group of Finance Parties shall also be required);

(ii)	will not result in a Default or a Material Adverse Effect; and

(iii)	either:

(A)	does not result in any amalgamation, demerger or merger; or

(B)	where it results in a merger with a Restricted Subsidiary, the Borrower is, and will be, the surviving legal entity and the Agent receives a legal opinion (in form and substance reasonably satisfactory to the Agent) from the legal advisers to the Borrower in Singapore, confirming this.

22.13	Restricted payments

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will):

(i)	pay, repay or prepay any principal, interest (provided that interest (A) may accrue or be capitalised and (B) may be evidenced by any instrument which constitutes Subordinated Debt or equity) or other amount on or in respect of, or redeem, purchase or defease, any Subordinated Debt (each, a “Subordinated Payment”); or

(ii)	reduce, return, purchase, repay, cancel or redeem any of its shares (each, a “Redemption”).

(b)	Paragraph (a) above does not apply to, if no Event of Default is continuing, the payment of interest, fees, commissions, costs and expenses and other payments not in the nature of principal, due and payable in respect of External Subordinated Debt.

(c)	The Borrower shall not declare, pay or make any dividend or other equivalent payment or equivalent distribution of any kind (each, a “Dividend”) to its shareholders on or in respect of any of its shares.

(d)	Paragraphs (a) and (c) above do not apply to:

(i)	any Subordinated Payment, Dividend or Redemption which is a Permitted Transaction (Designated Sale) provided that the amount of any Subordinated Payment or Redemption under this paragraph (i) may not exceed such amount, prescribed by any applicable law, had it been a Dividend;

(ii)	any payments (including any Dividend) to any HoldCo or any member of the consolidated group of which that HoldCo is the common parent, for the purpose of reimbursing that HoldCo or such member for any Taxes incurred by that HoldCo or such member that are directly attributable to its ownership of the Borrower (as certified by an authorised officer or authorised signatory of the Borrower to the Agent), where no Default is continuing or would reasonably be expected to result from such payment;

(iii)	any payment to any HoldCo or its Affiliates:

(A)	for the sole purpose of reimbursing that HoldCo or its Affiliates for any project costs or operating costs (including any royalty payments) incurred by that HoldCo or its Affiliates on behalf of the Borrower (as certified by an authorised officer or authorised signatory of the Borrower to the Agent); and

(B)	where no Default is continuing or would reasonably be expected to result from such payment;

(iv)	any Dividend declared, paid or made to any HoldCo to enable that HoldCo to pay interest, fees, commissions, costs and expenses and other payments not in the nature of principal on HoldCo Subordinated Debt, where no Default is continuing or would reasonably be expected to result from such Dividend;

(v)	where no Default is continuing or would reasonably be expected to result from such Dividend, Dividends to any Holdco (A) in an aggregate amount not to exceed S$2,000,000 in any financial year of the Borrower, to the extent necessary to permit that Holdco to pay general administrative costs and expenses and (B) to the extent necessary to permit that Holdco to pay franchise taxes, and accounting, legal and other professional fees in relation to (1) the Borrower and/or the Integrated Resort, (2) that Holdco in its capacity as the owner of the equity interests of the Borrower, and (3) all activities of that Holdco in such capacity referred to in the foregoing item (2);

(vi)	any Subordinated Payment, Dividend or Redemption which is a Permitted Transaction (Leverage Ratio) provided that the amount of any Subordinated Payment or Redemption under this paragraph (vi) may not exceed such amount, prescribed by any applicable law, had it been a Dividend; or

(vii)	any Subordinated Payment, Dividend or Redemption which is a Permitted Transaction (Miscellaneous) provided that the amount of any Subordinated Payment or Redemption under this paragraph (vii) may not exceed such amount, prescribed by any applicable law, had it been a Dividend.

(e)	Paragraphs (a) and (c) above do not apply to any payment, dividend, distribution or release made in accordance with paragraph (b) of Clause 21.2 (Rectification).

22.14	Arm’s length terms

No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) enter into any contract or arrangement with or for the benefit of any Affiliate (including any disposal to that person) other than:

(a)	on arm’s length terms;

(b)	any transaction, agreement, contract or arrangement permitted by Clause 22.5 (Disposals), Clause 22.6 (Financial Indebtedness)), Clause 22.7 (Loans and guarantees), Clause 22.13 (Restricted payments) or Clause 22.15 (Acquisitions and investments);

(c)	any inter-company services and/or procurement contract or arrangement to be entered into by the Borrower on terms consistent with the past practice of other Subsidiaries of the Sponsor for performing similar functions;

(d)	transfers of Intellectual Property Rights permitted by paragraph (c)(x) of Clause 22.5 (Disposals);

(e)	any equity contributions or Internal Subordinated Debt which are made to the Borrower solely to finance the prepayment or repayment of Loans or for any other purpose permitted by this Agreement;

(f)	any employment, compensation, indemnification, non-competition or confidentiality agreement or arrangement entered into by a member of the Borrower Group with its employees or directors in the ordinary course of business or as approved by a majority of the members of the board of directors (or functional equivalent thereof) of such member of the Borrower Group in its reasonable determination;

(g)	loans or advances to employees of the members of the Borrower Group permitted under paragraphs (b)(v) and (b)(xii) of Clause 22.15 (Acquisitions and investments);

(h)	transactions contemplated by each Commercial Document;

(i)	reciprocal easement and other similar agreements required or permitted to be entered into pursuant to the Finance Documents;

(j)	(A) license agreements with an Excluded Subsidiary (including licenses permitting an Excluded Subsidiary to use Intellectual Property Rights of the members of the Borrower Group) and (B) any other agreements with an Excluded Subsidiary, provided the terms of such other agreement under this item (B) or any amendment to such agreement are no less favorable to the members of the Borrower Group than those that would have been obtained in a comparable transaction by such member with an unrelated person;

(k)	any agreement not specifically prohibited hereunder by an Excluded Subsidiary to pay management fees to a member of the Borrower Group directly or indirectly;

(l)	any arrangement permitted or contemplated by this Agreement;

(m)	any contract or arrangement agreed by the Majority Lenders;

(n)	the Trademark License Agreement effective as of 27 April 2010 made between the Borrower and LVS Dutch Intermediate Holding B.V., a private Dutch company with limited liability, and the transfer, from time to time, of Intellectual Property Rights to the Sponsor and/or its Affiliates so long as the transferor retains or will obtain a licence to use such Intellectual Property Rights;

(o)	any transaction, in connection with any charitable purpose, between an Obligor and the Excluded Subsidiary described in paragraph (xx) in Clause 22.5 (Disposals);

(p)	any transaction arising between members of the Borrower Group not specifically prohibited by this Agreement; or

(q)	payments to the Borrower and repayments by the Borrower of Sponsor Group Contributions permitted by paragraph (b) of Clause 21.2 (Rectification).

22.15	Acquisitions and investments

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will):

(i)	invest in or acquire any share in or any security issued by any person, or any interest therein or in the capital of any person, or make any capital contribution to any person; or

(ii)	invest in or acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person.

(b)	Paragraph (a) above does not apply to:

(i)	the operation of the Integrated Resort (including the acquisition of any FF&E);

(ii)	Investments (including the formation or creation of a Subsidiary in compliance with the terms of this Agreement) by any member of the Borrower Group in any other member of the Borrower Group;

(iii)	any Investment made as a result of the receipt of non-cash consideration from the sale of any asset that was made pursuant to and in compliance with this Agreement;

(iv)	trade receivables owing to any member of the Borrower Group if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as such member of the Borrower Group deems reasonable under the circumstances;

(v)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(vi)	Investments by the members of the Borrower Group in any Excluded Subsidiary, where those Investments are made with proceeds that the Borrower is permitted to invest (or not restricted from investing) pursuant to the paragraph (iii) of the definition of “Excluded Subsidiary”;

(vii)	any Investment of property (other than cash) by the Borrower where such property was originally contributed to the Borrower by a member of the Sponsor Group in exchange for common equity of the Borrower or for Financial Indebtedness owing by the Borrower to that member of the Sponsor Group constituted as Internal Subordinated Debt;

(viii)	Investments of cash or property in any joint venture, partnership, consortium or Excluded Subsidiary the amount of which when aggregated with all other Investments permitted under this sub-paragraph (viii), does not exceed S$25,000,000 in any financial year of the Borrower;

(ix)	Investments by the members of the Borrower Group consisting of securities or other obligations received in settlement of debt created in the ordinary course of business where the debt is not incurred in contemplation of the acquisition of those Investments;

(x)	to the extent constituting Investments, transfers of Intellectual Property Rights permitted pursuant to paragraph (c)(x) of Clause 22.5 (Disposals);

(xi)	any Investment in or purchase of any Cash Equivalent Investments;

(xii)	any indebtedness incurred by the members of the Borrower Group permitted under Clause 22.6 (Financial Indebtedness) and any Guarantee, indemnity or contingent liability permitted under Clause 22.7 (Loans and guarantees), to the extent such indebtedness or contingent liability constitutes an Investment;

(xiii)	any Investments in the form of cash:

(A)	which (when aggregated with the amount of all other Investments permitted under this sub-paragraphs (xiii)) does not, at any time, exceed the Cash Investment Limit as at the date of such Investments;

(B)	where no Default is continuing or would reasonably be expected to result from such Investment; and

(C)	where the ratio of Debt as of the last Relevant Date falling on or before the date of such Investments to Consolidated Adjusted EBITDA for the Relevant Period ending on that Relevant Date is less than 3.50 to 1, as evidenced by a Compliance Certificate delivered to the Agent on or before the date of such Investments, setting out (in reasonable detail) computations as to compliance with the above ratio);

(xiv)	any Investment:

(A)	which falls within the description of paragraph (d) of the definition of “Controlled Transaction”; and

(B)	which is a Permitted Transaction (Designated Sale), a Permitted Transaction (Leverage Ratio) or a Permitted Transaction (Miscellaneous);

(xv)	any Permitted Investment;

(xvi)	any other Investment approved by the Majority Lenders; or

(xvii)	any Investment where the amount of such Investments (when aggregated with the amount of all other Investments other than any permitted under sub-paragraphs (i) to (xvi) above) does not exceed S$50,000,000 at any time.

22.16	Assets

The Borrower shall maintain all its assets necessary for the conduct of its business as conducted from time to time in good working order and condition, ordinary wear and tear excepted.

22.17	Insurance

(a)	Each Obligor shall (and the Borrower shall ensure that each other member of the Borrower Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies:

(i)	against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business; and

(ii)	against those risks, and to the extent, required by applicable law or by contract,

including, in relation to the Borrower, those risks set out, and at commercially prudent levels.

(b)	Without limiting paragraph (a) above, each Borrower shall maintain insurance on all of its assets of an insurable nature (including, without limitation, the Properties):

(i)	against loss or damage by fire and other risks normally insured against by persons carrying on a similar business in a sum or sums at least equal to the higher of:

(A)	US$3,000,000,000 (or its equivalent in another currency or currencies); and

(B)	the estimated maximum loss in respect of the Properties as set out in the most recent Insurance Report (or if none, the Original Insurance Report) delivered to the Agent pursuant to this Agreement; and

(ii)	against loss or damage by terrorism in a sum or sums at least equal to US$1,500,000,000 (or its equivalent in another currency or currencies) provided that:

(A)	the Borrower may maintain such insurance for a lower amount (including, for the avoidance of doubt, zero) if that amount represents the maximum insurance coverage against loss or damage by terrorism which the Borrower can reasonably obtain for the time being; and

(B)	the Borrower may elect not to maintain such insurance in any financial year if the aggregate premium payable in respect of such insurance in that financial year is equal to or more than 125 per cent. of the aggregate premium paid or payable in respect of any equivalent original insurances existing in the immediately preceding financial year (or if none, the most recent financial year before that year) which such insurance is intended to replace.

(c)	Each Obligor acknowledges that it is the sole party liable to pay premiums and shall (and the Borrower shall ensure that each other member of the Borrower Group will) promptly pay such premiums and do all things necessary to maintain insurances required of it by paragraphs (a) and (b) above.

(d)	The Borrower shall:

(i)	supply to the Agent prior to the first Utilisation Date and promptly upon subsequent written request (such request to be made not more than once a year), certified true copies of each insurance policy or certificate of insurance issued by insurance brokers or underwriters relating to it and required by this Clause 22.17;

(ii)	promptly notify the Agent of any fact, act or omission which has caused or may cause it to be in breach of any provision of this Clause 22.17 in relation to the Borrower and of any purported or threatened avoidance of any insurance policy in relation to the Borrower required by this Clause 22.17; and

(iii)	promptly notify the Agent of any claim or notification under any of its insurance policies which is for, or would reasonably be expected to result in a claim under that policy for, at least S$35,000,000 (or its equivalent in another currency or currencies).

(e)	No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) do or omit to do anything which:

(i)	would reasonably be expected to render any insurance required by this Clause 22.17 void, voidable or unenforceable; or

(ii)	would entitle any insurer of that Obligor to reduce or avoid its liability under any such insurance which would reasonably be expected to be materially adverse to the interests of the Finance Parties.

22.18	Environmental undertakings

Each Obligor shall (and the Borrower shall ensure that each other member of the Borrower Group will):

(a)	comply in all material respects with all Environmental Laws to which it may be subject; and

(b)	obtain all material Environmental Licences required or desirable in connection with its business and comply in all material respects with the terms of all those Environmental Licences,

except for, in each case where a failure to do so would not reasonably be expected to have a Material Adverse Effect.

22.19	Taxes

(a)	Each Obligor shall (and the Borrower shall ensure that each other member of the Borrower Group) shall pay all Taxes required to be paid by it when due (or, if earlier, before any penalty is or could be imposed, and before any Security is or could be imposed ranking in priority to the claims of any Finance Party or to any Security created pursuant to the Security Documents).

(b)	Paragraph (a) above does not apply to any Taxes:

(i)	being contested by the relevant Obligor or member of the Borrower Group in good faith and in accordance with the relevant procedures;

(ii)	which have been adequately disclosed in its financial statements, and for which adequate reserves are being maintained in accordance with GAAP; and

(iii)	where payment can be lawfully withheld and will not result in the imposition of any penalty or Security as described in paragraph (a) above.

22.20	Financial assistance

Each Obligor shall ensure that all payments made by it, and any Security created pursuant to any Finance Document by it, are made or created in compliance with any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares.

22.21	External Subordinated Debt

No Obligor shall (and the Borrower shall ensure that no other member of the Borrower Group will) in relation to any External Subordinated Debt and in the case where the subordination in respect thereof contemplated by paragraph (i) of the definition of “External Subordinated Debt” is achieved (or is intended to be achieved) pursuant to paragraph (i)(B) of that definition) amend, vary or waive any term within the documentation relating to that External Subordinated Debt where such amendment, variation or waiver would result in that External Subordinated Debt falling outside the description of “External Subordinated Debt”.

22.22	Incremental Indebtedness

(a)	Notwithstanding anything in Clause 6.2 (Payment of Secured Incremental Liabilities) of the Intercreditor Agreement, where any Obligor makes any voluntary payment, repayment or prepayment in the nature of principal on all or any part of any Incremental Indebtedness (an “Incremental Indebtedness Voluntary Prepayment”), the Borrower shall (and shall ensure that each other member of the Borrower Group will), on or about the same date, prepay the Facility A Loans in accordance with Clause 8.9 (Voluntary prepayment of Facility A Loans) by an amount representing a fraction of all Facility A Loans where:

(i)	the numerator of such fraction is the amount the Incremental Indebtedness Voluntary Prepayment; and

(ii)	the denominator of such fraction is the aggregate principal amount of all Incremental Indebtedness immediately prior to the Incremental Indebtedness Voluntary Prepayment.

(b)	Paragraph (a) above does not apply where:

(i)	no Event of Default has occurred and is continuing; and

(ii)	on the date of the Incremental Indebtedness Voluntary Prepayment:

(A)	the Debt (but without taking into account the effect that Incremental Indebtedness Voluntary Prepayment) as of the last Relevant Date falling on or before the date of the Incremental Indebtedness Voluntary Prepayment;

to:

(B)	the Consolidated Adjusted EBITDA for the Relevant Period ending on the Relevant Date described in paragraph (A) above,

is less than or equal to 3.50 to 1, as evidenced by a Compliance Certificate delivered to the Agent on or before the date of such incurrence, setting out (in reasonable detail) computations as to compliance with the above ratio.

22.23	Permitted Refinancing Indebtedness

(a)	Notwithstanding anything in Clause 7.2 (Payment of Secured Permitted Refinancing Liabilities) of the Intercreditor Agreement, where any Obligor makes any voluntary payment, repayment or prepayment in the nature of principal on all or any part of any Permitted Refinancing Indebtedness (a “Permitted Refinancing Indebtedness Voluntary Prepayment”), the Borrower shall (and shall ensure that each other member of the Borrower Group will), on or about the same date, prepay the Facility A Loans in accordance with Clause 8.9 (Voluntary prepayment of Facility A Loans) by an amount representing a fraction of all Facility A Loans where:

(i)	the numerator of such fraction is the amount the Permitted Refinancing Indebtedness Voluntary Prepayment; and

(ii)	the denominator of such fraction is the aggregate principal amount of all Permitted Refinancing Indebtedness immediately prior to the Permitted Refinancing Indebtedness Voluntary Prepayment.

(b)	Paragraph (a) above does not apply where:

(i)	no Event of Default has occurred and is continuing; and

(ii)	on the date of the Permitted Refinancing Indebtedness Voluntary Prepayment:

(A)	the Debt (but without taking into account the effect that Permitted Refinancing Indebtedness Voluntary Prepayment) as of the last Relevant Date falling on or before the date of the Permitted Refinancing Indebtedness Voluntary Prepayment;

to:

(B)	the Consolidated Adjusted EBITDA for the Relevant Period ending on the Relevant Date described in paragraph (A) above,

is less than or equal to 3.50 to 1, as evidenced by a Compliance Certificate delivered to the Agent on or before the date of such incurrence, setting out (in reasonable detail) computations as to compliance with the above ratio.

22.24	Mezzanine Indebtedness

(a)	Notwithstanding anything in Clause 8.2 (Payment of Secured Mezzanine Liabilities) of the Intercreditor Agreement, where any Obligor makes any voluntary payment, repayment or prepayment in the nature of principal on all or any part of any Mezzanine Indebtedness (a “Mezzanine Indebtedness Voluntary Prepayment”), the Borrower shall (and shall ensure that each other member of the Borrower Group will), on or about the same date, prepay the Facility A Loans in accordance with Clause 8.9 (Voluntary prepayment of Facility A Loans) by an amount representing a fraction of all Facility A Loans where:

(i)	the numerator of such fraction is the amount the Mezzanine Indebtedness Voluntary Prepayment; and

(ii)	the denominator of such fraction is the aggregate principal amount of all Mezzanine Indebtedness immediately prior to the Mezzanine Indebtedness Voluntary Prepayment.

(b)	Paragraph (a) above does not apply where:

(i)	no Event of Default has occurred and is continuing; and

(ii)	on the date of the Mezzanine Indebtedness Voluntary Prepayment:

(A)	the Debt (but without taking into account the effect that Mezzanine Indebtedness Voluntary Prepayment) as of the last Relevant Date falling on or before the date of the Mezzanine Indebtedness Voluntary Prepayment;

to:

(B)	the Consolidated Adjusted EBITDA for the Relevant Period ending on the Relevant Date described in paragraph (A) above,

is less than or equal to 3.50 to 1, as evidenced by a Compliance Certificate delivered to the Agent on or before the date of such incurrence, setting out (in reasonable detail) computations as to compliance with the above ratio.

22.25	Guarantees and Security

The Borrower shall:

(a)	promptly notify the Agent:

(i)	if any new Subsidiary of the Borrower is incorporated or formed; and

(ii)	whether or not that Subsidiary is (or will be) a Restricted Subsidiary; and

(b)	if such Subsidiary is a Restricted Subsidiary, within 30 days of a request by the Agent, ensure that it will:

(i)	become a Guarantor and provide a Restricted Subsidiary Debenture in favour of the Secured Parties to secure all of the obligations of the Obligors under the Secured Documents; and

(ii)	accede to the Intercreditor Agreement as an Obligor.

23.	Events of Default

Each of the events or circumstances set out in the following sub-clauses of this Clause 23 (other than Clause 23.17 (Acceleration)) is an Event of Default.

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	in the case of principal or interest or guarantee fee or commitment fee, payment is made within three Business Days of its due date;

(b)	in the case of fees and other amounts not constituting principal, interest, guarantee fee or costs and expenses, payment is made within seven Business Days of its due date; and

(c)	in the case of costs, expenses and any other sums, payment is made within 15 Business Days of its due date, following the giving of the notice or demand (if any) required by the terms of the Finance Document.

23.2	Financial covenants

Any requirement of Clause 21.1 (Financial covenants) is not satisfied.

23.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above in relation to any provision of the Finance Documents will occur if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of (i) the relevant Obligor becoming aware of such default and (ii) the Agent or any Lender giving notice to the relevant Obligor of the failure to comply.

23.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents to which it is a party or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the misrepresentation or misstatement, or the circumstances giving rise to it, is capable of remedy and is remedied within 30 days of the earlier of (i) the relevant Obligor becoming aware of the misrepresentation or misstatement and (ii) the Agent or any Lender giving notice to the relevant Obligor of the misrepresentation or misstatement.

23.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	No Event of Default will occur under this Clause 23.5 if:

(i)	in relation to paragraphs (a) and (b) above, the holder of the relevant Financial Indebtedness waives the applicable failure to pay or other event of default (howsoever described) or such event of default is cured; or

(ii)	if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) and (b) above at any time, is less than S$200,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)	An Obligor is (or is presumed or deemed by applicable law or a court to be) unable or admits inability to pay its debts as they fall due, suspends, or threatens to suspend, making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared by an Obligor or a court of competent jurisdiction in respect of any indebtedness of any Obligor or by any person on behalf of any Obligor in respect of any of its indebtedness.

23.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, judicial management or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor other than any Permitted Reorganisation, reconstruction or reorganisation permitted by Clause 22.12 (Merger);

(ii)	a composition, assignment or arrangement with any creditor of any Obligor;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Restricted Subsidiary permitted by this Agreement), receiver, judicial manager, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any of its respective assets; or

(iv)	the enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)	No Event of Default will occur under paragraph (a) above in connection with any legal proceedings or other procedure or step taken:

(i)	under paragraph (a)(i) above in relation to a winding-up, dissolution, reorganisation, judicial management or an administration; or

(ii)	under paragraph (a)(iii) above,

which is being contested by the relevant Obligor in good faith by appropriate means prior to an order being made against it and is discharged or stayed within 90 days of its commencement.

(c)	No Event of Default will occur under paragraph (a) above in connection with any legal proceedings or other procedure or step taken under paragraph (a)(iv) above,

(i)	which is discharged or stayed within 30 days of its commencement; or

(ii)	which is in respect of non-recourse indebtedness (being indebtedness where the provider or beneficiary of such indebtedness has no right of recovery for such indebtedness beyond the limited right of recourse against the relevant asset and, having realised the same, such provider or beneficiary is not entitled to take any further steps against the relevant Obligor or any of its other assets to recover any sums due under such indebtedness and in particular, that such provider or beneficiary is not entitled to petition to take any steps for the winding-up of the Obligor) aggregating not more than S$50,000,000 (or its equivalent in any other currency or currencies) at any one time and would not reasonably be expected to have a Material Adverse Effect.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects:

(a)	any part of the Properties, any rights of the Borrower under the Development Agreement or the Head Lease or any other material asset or assets of the Borrower and is not discharged within 60 days; or

(b)	any material asset or assets of any other Obligor and is not discharged within 60 days.

23.9	Unlawfulness

It is or becomes unlawful for any Obligor to perform any of its payment or other material obligations (as reasonably determined by the Majority Lenders) under the Finance Documents to which it is a party.

23.10	Repudiation

(a)	Any Obligor repudiates a Finance Document or a Commercial Document to which it is a party.

(b)	The Head Lessor or any other relevant Governmental Agency repudiates a Commercial Document.

23.11	Security and guarantees

(a)	Any Security Document or any guarantee in or any subordination under any Finance Document is not in full force and effect or any Security Document does not create in favour of the Security Trustee for the benefit of the Secured Parties the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have.

(b)	Any Security Document is declared null and void by a Governmental Agency of competent jurisdiction, or any such Governmental Agency or any Obligor shall contest the validity, perfection or priority of the Security granted pursuant to any Security Document in favour of the Security Trustee.

(c)	The Head Lessor:

(i)	cancels, terminates or (to the detriment of the Secured Parties as secured parties (as reasonably determined by the Majority Lenders)) amends the Consent (other than an amendment permitted by paragraph (b)(i) of Clause 22.9 (Commercial Documents)); or

(ii)	amends (to the detriment of the Secured Parties as secured parties (as reasonably determined by the Majority Lenders)) (other than any amendment permitted by Clause 22.9 (Commercial Documents), cancels or terminates the leasing arrangements contemplated by the Head Lease, in each case without the consent of the Majority Lenders.

23.12	Carry on business

Any Obligor suspends or ceases (or threatens to suspend or cease) to carry on all or a material part of its business, except as permitted by this Agreement.

23.13	Nationalisation

There shall have occurred:

(a)	any imposition of expropriatory or confiscatory taxes, or any nationalization, re-entry, requisition, expropriation, seizure, compulsory acquisition, modification, suspension, or confiscation (except routine actions for rights-of-way and similar actions that do not and are not reasonably expected to materially interfere with the operation of the Integrated Resort) of the ownership or control of:

(i)	all or any part (reasonably determined by the Majority Lenders to be material and notified to the Agent and the Borrower) of the Properties or the Integrated Resort; or

(ii)	more than 49 per cent. of the equity interests in:

(A)	the Borrower;

(B)	any Obligor which holds the Casino Licence; or

(C)	any of the Restricted Subsidiaries, the total assets or revenues of which (consolidated where that Restricted Subsidiary itself has Subsidiaries), as at the date as at which the latest semi-annual or annual consolidated financial statements of the Borrower Group were prepared or, as the case may be, for the financial period to which those financial statements relate, account for 10 per cent. or more of the consolidated total assets or (as the case may be) revenues of the Borrower Group (all as calculated by reference to the latest semi-annual or annual consolidated financial statements of the Group); or

(b)	an extinguishment of any material rights benefiting, or imposition of any restrictions affecting or impacting, any governmental act or series of acts affecting or impacting, any delivery of any official governmental notice affecting or impacting or any change in any law of Singapore (other than the enactment of the Legislation (as defined in the Development Agreement)) governing, affecting or impacting, the Development Agreement or the Head Lease, that would, in each case, deprive the Lenders of any of their material rights or remedies in respect of this Agreement or the other Finance Documents (including rights under the Security Documents).

23.14	Integrated Resort

(a)	The Integrated Resort is wholly or in any material part (as reasonably determined by the Majority Lenders) damaged or destroyed, whether insured or not, unless in respect of any such material part, the Borrower makes all commercially reasonable efforts to reinstate, rebuild or replace such material part within a reasonable period of time.

(b)	The Integrated Resort is not being operated substantially in accordance with the Commercial Documents.

(c)	The Development Agreement or (once issued) the Head Lease is terminated.

(d)	The Casino License is cancelled, suspended, revoked or (to an extent which would be reasonably likely to have a Material Adverse Effect) varied (each a “Licence Event”), except where within 14 days of the occurrence of such Licence Event, that Licence Event is itself cancelled or withdrawn and the Casino Licence is reinstated to at least the form it took prior to the occurrence of such Licence Event.

(e)	Legislation is adopted, and the terms of such legislation are such that either the Borrower or the Head Lessor is unable to fulfil its material obligations (as reasonably determined by the Majority Lenders) under any Commercial Document.

23.15	Development Agreement Event of Default/Head Lease Event of Default

Any Development Agreement Event of Default or Head Lease Event of Default occurs and such Development Agreement Event of Default or Head Lease Event of Default is not remedied to the satisfaction of the Head Lessor within the time specified by the Head Lessor.

23.16	Declared Company

Any member of the Borrower Group is declared by the Minister to be a declared company under the provisions of Part IX of the Companies Act, Chapter 50 of Singapore.

23.17	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

(b)	Promptly after being notified by the Agent of the Acceleration Date or any date on which the Facilities are cancelled under Clause 8.2 (Change of control) each Ancillary Lender shall by notice to the Borrower:

(i)	cancel its Ancillary Commitment whereupon it shall immediately be cancelled;

(ii)	declare that all or the corresponding part of the utilisations under any Ancillary Facility provided by that Ancillary Lender, together with accrued interest, full cash cover in respect of all or the corresponding part of the contingent liabilities of that Lender under that Ancillary Facility, and all or the corresponding part of all other amounts accrued or outstanding in respect of that Ancillary Facility be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or the corresponding part of the utilisations under any Ancillary Facility provided by that Ancillary Lender, together with accrued interest, full cash cover in respect of all or the corresponding part of the contingent liabilities of that Lender under that Ancillary Facility, and all or the corresponding part of all other amounts accrued or outstanding in respect of that Ancillary Facility be payable upon demand, whereupon they shall immediately become payable on demand by that Ancillary Lender (on the instructions of the Agent, if so directed by the Majority Lenders).

(c)	No Ancillary Lender may at any time cancel the whole or any part of its Ancillary Commitment, declare that all or part of the utilisations under an Ancillary Facility provided by that Ancillary Lender be immediately due and payable or require the payment of cash cover in respect of all or any part of any contingent liabilities of that Lender under an Ancillary Facility unless the Agent has delivered a notice to the Borrower pursuant to sub-paragraph (ii) of paragraph (a) of this Clause 23.17 or the Facilities have been cancelled under Clause 8.2 (Change of control).

24.	Changes to the Lenders

24.1	Transfers by the Lenders

Subject to this Clause 24 and to Clause 25 (Debt Purchase Transactions), a Lender (the “Existing Lender”) may transfer by novation any of its rights and obligations under the Finance Documents to any Eligible Lender (the “New Lender”).

24.2	Conditions of transfer

(a)	The consent of the Borrower (but not the other Obligors) is required for a transfer by a Lender unless the transfer is to another Lender or an Affiliate of a Lender or an Event of Default is continuing, in which case, no consent from the Borrower is required (unless the transfer would result in the Borrower having to make any payment described in paragraph (d)(ii) below).

(b)	The consent of the Borrower to a transfer must not be unreasonably withheld or delayed. For the avoidance of doubt, it will be reasonable for the Borrower to refuse its consent, where the transfer would result in the Borrower having to make any payment described in paragraph (d)(ii) below.

(c)	Other than in the case of a transfer permitted by paragraph (b) of Clause 25.1 (Permitted Debt Purchase Transactions), a transfer will be effective only if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under:

(A)	Clause 13 (Tax gross-up and indemnities); or

(B)	Clause 14 (Increased costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer or change had not occurred.

24.3	Transfer fee

The New Lender shall, on the date upon which a transfer takes effect, pay to the Agent (for its own account) a fee of S$4,000.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents or any other documents;

(ii)	the financial condition of any Obligor or other person;

(iii)	the performance and observance by any Obligor or other person of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Transaction Document;

(ii)	will continue to make its own independent appraisal of the creditworthiness of any Obligor and their respective related entities and any other person whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force; and

(iii)	confirms to the Borrower that it is an Eligible Lender on the Transfer Date.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor or other person of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in this Clause 24, a transfer is effected in accordance with paragraph (c) below when the Agent and the Borrower execute an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent and the Borrower shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate, provided that the transfer must comply with Clause 24.2 (Conditions of transfer).

(b)	The Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Trustee, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

(d)	Notwithstanding anything to the contrary in this Clause 24, the rights of the Lenders to make assignments or transfers of, and grant participations in, any or all of its Commitments, Ancillary Commitments, any Utilisation or utilisation under any Ancillary Facility, or any interest therein, herein or in any other Senior Liabilities owed to any such Lender, shall be subject to the same conditions as those governing transfers set out in Clause 24.1 (Transfers by the Lenders) and paragraphs (a) and (b) of Clause 24.2 (Conditions of transfer), and to the approval of any applicable gaming authorities, to the extent required by law and to the extent failure to obtain such approval could jeopardise the Casino License or any other gaming licenses of the Borrower or any of its parents or Affiliates. For the avoidance of doubt, any participations under this paragraph (d) shall mean customary funded and risk participations only.

24.6	Existing consents and waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant transfer to such New Lender.

24.7	Exclusion of Agent’s liability

In relation to any transfer pursuant to this Clause 24, each Party acknowledges and agrees that the Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

25.	Debt Purchase Transactions

25.1	Permitted Debt Purchase Transactions

(a)	The Borrower shall not enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 25.

(b)	The Borrower may purchase by way of transfer, pursuant to Clause 24 (Changes to the Lenders), a participation in any Term Loan and any related Commitment where:

(i)	such purchase is made for a consideration of less than par;

(ii)	such purchase is made using one of the processes set out at paragraphs (c) and (d) below; and

(iii)	such purchase is made at a time when no Default is continuing;

(c)

(i)	A Debt Purchase Transaction referred to in paragraph (b) above may be entered into pursuant to a solicitation process (a “Solicitation Process”) which is carried out as follows.

(ii)	Prior to 11:00 am on a given Business Day (the “Solicitation Day”) the Borrower or a financial institution acting on its behalf (the “Purchase Agent”) will approach each Lender which participates in the relevant Term Facility to enable it to offer to sell to the Borrower an amount of its participation in one or more Term Facilities. Any Lender wishing to make such an offer shall, by 11:00 am on the second Business Day following such Solicitation Day, communicate to the Borrower or the Purchase Agent, as applicable, details of the amount of its participations, and in which Term Facilities, it is offering to sell and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11:00 am on the fourth Business Day following such Solicitation Day and shall be capable of acceptance by the Borrower on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent or the Borrower, as applicable, will communicate to the relevant Lenders which offers have been accepted by 12 noon on the fourth Business Day following such Solicitation Day. In any event by 11:00 am on the fifth Business Day following such Solicitation Date, the Borrower shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process, the identity of the Term Facility Lenders to which they relate and the average price paid for the purchase of participations in each relevant Term Facility. The Agent shall disclose such information to any Lender that requests such disclosure.

(iii)	Any purchase of participations in the Term Facilities pursuant to a Solicitation Process shall be completed and settled on or before the sixth Business Day after the relevant Solicitation Day.

(iv)	In accepting any offers made pursuant to a Solicitation Process the Borrower shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in a particular Term Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Term Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(d)

(i)	A Debt Purchase Transaction referred to in paragraph (b) above may also be entered into pursuant to an open order process (an “Open Order Process”) which is carried out as follows.

(ii)	The Borrower may by itself or through another Purchase Agent or Purchase Agents place an open order (an “Open Order”) to purchase participations in one or more of the Term Facilities up to a set aggregate amount at a set price by notifying at the same time all the Lenders participating in the relevant Term Facilities of the same. Any Lender wishing to sell pursuant to an Open Order will, by 11:00 am on any Business Day following the date on which the Open Order is placed but no earlier than the first Business Day, and no later than the fifth Business Day, following the date on which the Open Order is placed, communicate to the Purchase Agent details of the amount of its participations and in which Term Facilities, it is offering to sell. Any such offer to sell shall be irrevocable until 11:00 am on the Business Day following the date of such offer from the Lender and shall be capable of acceptance by the Borrower on or before such time by it communicating such acceptance in writing to the relevant Lender.

(iii)	Any purchase of participations in the Term Facilities pursuant to an Open Order Process shall be completed and settled by the Borrower on or before the fifth Business Day after the date of the relevant offer by a Lender to sell under the relevant Open Order.

(iv)	If in respect of participations in a Term Facility the Purchase Agent receives on the same Business Day two or more offers at the set price such that the maximum amount of such Term Facility to which an Open Order relates would be exceeded, the Borrower shall only accept such offers on a pro rata basis.

(v)	The Borrower shall, by 11:00 am on the sixth Business Day following the date on which an Open Order is placed, notify the Agent of the amounts of the participations purchased through such Open Order Process and the identity of the Term Facility Lenders to which they relate. The Agent shall disclose such information to any Lender that requests the same.

(e)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or an Open Order Process may be implemented.

(f)	In relation to any Debt Purchase Transaction entered into pursuant to this Clause 25.1, notwithstanding any other term of this Agreement or the other Finance Documents:

(i)	on completion of the relevant transfer pursuant to Clause 24 (Changes to the Lenders), the portions of the Term Loans to which it relates shall be extinguished and:

(A)	(in relation to Facility A Loans) the obligations under Clause 7.1 (Repayment of Facility A Loans) shall be satisfied rateably; and

(B)	(in relation to Facility C Loans) the obligations under Clause 7.3 (Repayment of Facility C Loans) shall be satisfied in such manner as the Facility C Lenders may agree;

(ii)	the Borrower (which is the transferee) shall be deemed to be an entity which fulfils the requirements of Clause 24.1 (Transfers by the Lenders) to be a New Lender (as defined in such Clause);

(iii)	Clause 29 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction; and

(iv)	for the avoidance of doubt, any extinguishment of any part of the Term Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement.

25.2	Notification

(a)	Each Lender shall, unless such Debt Purchase Transaction is a transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Permitted Sands Lender (a “Notifiable Debt Purchase Transaction”).

(b)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Permitted Sands Lender.

26.	Changes to the Obligors

26.1	Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights or obligations under any Finance Document, except:

(a)	in relation to a Guarantor, part of any merger, consolidation, amalgamation or other combination with another Guarantor as permitted by this Agreement;

(b)	with the prior written consent of all the Lenders; or

(c)	pursuant to a Permitted Corporate Restructuring or Permitted Reorganisation.

26.2	Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.13 (“Know your customer” checks), each Restricted Subsidiary of the Borrower shall become a Guarantor in accordance with Clause 22.25 (Guarantees and Security) and accordingly the Borrower shall:

(i)	deliver to the Agent a duly completed and executed Guarantor Accession Letter; and

(ii)	ensure that the Agent receives all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent Required to be Delivered by a Guarantor) in relation to that Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance reasonably satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent Required to be Delivered by a Guarantor).

26.3	Repetition of Representations

Delivery of an Guarantor Accession Letter constitutes confirmation by the relevant Restricted Subsidiary that the Repeating Representations and each of the representations set out in Clause 19.5 (Validity and admissibility in evidence) and Clause 19.7 (No filing or stamp taxes) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

27.	Disclosure of information

(a)	Each Finance Party shall hold all non-public information obtained pursuant to the requirements of this Agreement and any other Finance Document in accordance with that Finance Party’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking or investment practices and to ensure that such non-public information is protected with security measures and at least with a degree of care that would apply to such Finance Party’s own confidential information, it being understood and agreed by the Obligors that in any event each Finance Party:

(i)	may make disclosure to its affiliates, head office, representative offices, subsidiaries, related corporation and branch offices (whether in Singapore or overseas) in accordance with its internal compliance and disclosure policies so long as such affiliates, head office, representative offices, related corporation, subsidiaries or branch offices keep such disclosed non-public information confidential;

(ii)	may, on a confidential basis, make disclosures to any actual, prospective or potential bona fide assignee, transferee or participant in connection with the contemplated assignment, transfer or the granting of any participation by that Finance Party of any Loans or any participations therein (provided that such actual, prospective or potential assignee, transferee or participant agrees to be bound by this Clause 27);

(iii)	(where that Finance Party is the Agent or the Security Trustee) may make disclosures to any bona fide person who is succeeding that Finance Party in that capacity (provided that such person agrees to be bound by this Clause 27);

(iv)	may make disclosures to any other Secured Party;

(v)	may make disclosures to any Obligor or the Sponsor;

(vi)	may, on a confidential basis, make disclosures to its professional advisers (provided that such adviser agrees to be bound by provisions no less restrictive than this Clause 27);

(vii)	may make disclosures required or requested by any Governmental Agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, that Finance Party shall notify the Borrower of any request by any Governmental Agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Finance Party by such Governmental Agency) for disclosure of any such non-public information; or

(viii)	may make disclosures to any person who is a person, or who belongs to a class of persons, specified in the second column of the Third Schedule to the Banking Act, Chapter 19 of Singapore (the “Banking Act”), in accordance with Section 47(2) of the Banking Act.

(b)	For the purposes of paragraph (a) above, “non-public information” shall not include information that is not acquired from (i) any of the Obligors, the Sponsor or any of their respective Subsidiaries or Affiliates (or persons acting on behalf of or retained by any of the Obligors, the Sponsor or any of their respective Subsidiaries or Affiliates), (ii) persons retained by or acting on behalf of any Finance Party in connection with this Agreement and the transactions contemplated hereby or (iii) persons known by such Finance Party to be under a duty or an obligation of confidentiality to the Borrower (it being understood that the Finance Parties, their respective Affiliates shall be under an obligation of confidentiality).

(c)	Concurrently with the delivery of any document or notice required to be delivered pursuant to this Clause 27, the Borrower shall indicate in writing whether such document or notice contains non-public information (and if the Borrower does not so indicate (acting reasonably), it shall be deemed to contain non-public information). The Borrower and each Finance Party acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Clause 27 or otherwise are being distributed through Debt Domain, IntraLinks, IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains non-public information shall not be posted on that portion of the Platform designated for such public-side Lenders. The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Finance Parties or any of their respective officers, directors, employees, agents, advisors or representatives (the “Relevant Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Relevant Affiliates in connection with the Platform or the Approved Electronic Communications.

(d)	For the purpose of paragraph (c) above, “Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Obligor provides to the Agent pursuant to any Transaction Document or the transactions contemplated therein which is distributed to the Finance Parties by means of electronic communications.

28.	Role of the Administrative Parties

28.1	Appointment of the Agent

(a)	Each of the other Finance Parties appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the other Finance Parties authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to any Administrative Party) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall have no other duties save as expressly provided for in the Finance Documents.

28.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

28.4	Role of the Security Trustee

The Security Trustee shall be appointed to act as security trustee for the Secured Parties pursuant to, and shall act as security trustee for the Secured Parties in accordance with, the terms of the Intercreditor Agreement and the other Security Documents.

28.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.6	Business with the Obligors

Any Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any other person.

28.7	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement purportedly made by a director, manager, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders or, as the case may be, as security trustee for the Secured Parties that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(iii)	any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction (A) has been entered into, (B) has been terminated or (C) has ceased to be with a Permitted Sands Lender.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

28.8	Majority Lenders’/Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document and subject to paragraphs (f) and (g) below, the Agent or (as the case may be) the Security Trustee shall (i) exercise any right, power, authority or discretion vested in it as Agent or Security Trustee (as the case may be) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent or the Security Trustee may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability (together with any associated goods and services Tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent or the Security Trustee may engage in any act (or refrain from taking such action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

(f)	If the Borrower or any other Obligor requests that the Agent or the Lenders grant a consent or approval as provided in any Finance Document, that the Agent or the Lenders waive compliance with any provision of the same, or that the Agent or the Lenders make any determination in any Finance Document, and in the request therefor to the Lenders, the Agent specifies that such consent, approval, waiver or determination is to be deemed to be approved or made by each Lender who fails to respond negatively in writing within ten Business Days (or such longer period as the Agent may specify, acting reasonably) (and the Agent hereby agrees that it will so specify in any such request), then for all purposes hereof, each Lender who does not respond in the negative within such period thus specified shall be deemed to have approved such request.

(g)	Any right, power, authority or discretion vested in the Agent or the Security Trustee under:

(i)	the definition of “Agreed Form” in Clause 1.1 (Definitions);

(ii)	the definition of “Approved Valuers” in Clause 1.1 (Definitions);

(iii)	the definition of “External Subordination Agreement” in Clause 1.1 (Definitions);

(iv)	the definition of “Internal Subordination Agreement” in Clause 1.1 (Definitions);

(v)	the definition of “Reference Banks” in Clause 1.1 (Definitions);

(vi)	the definition of “Restricted Subsidiary Debenture” in Clause 1.1 (Definitions);

(vii)	the definition of “Screen Rate” in Clause 1.1 (Definitions);

(viii)	the definition of “Transfer Certificate” in Clause 1.1 (Definitions);

(ix)	paragraph (a)(iii)(C) of Clause 1.2 (Construction);

(x)	paragraph (a)(vii) of Clause 2.3 (Accordion Feature – Increase in Facility C);

(xi)	paragraph (c)(ii) of Clause 4.2 (Further conditions precedent);

(xii)	paragraph (b)(viii) of Clause 6.3 (Request for Ancillary Facilities);

(xiii)	paragraph (a) of Clause 6.5 (Adjustments to Facility B Commitment);

(xiv)	paragraph (a) of Clause 10.2 (Changes to Interest Periods);

(xv)	paragraph (c)(xiii) of Clause 22.5 (Disposals);

(xvi)	paragraph (b)(iii)(B) of Clause 22.12 (Merger);

(xvii)	paragraph (b)(ii) of Clause 22.10 (Accounts);

(xviii)	paragraphs (a)(ii) and (b) of Clause 26.2 (Guarantors); and

(xix)	Clause 28.16 (Reference Banks),

may be exercised by the Agent or (as the case may be) the Security Trustee in its sole discretion.

28.9	Responsibility for documentation

No Administrative Party:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Administrative Party, an Obligor or any other person given in or in connection with any Transaction Document or the Information Memorandum;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Document; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.10	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent shall not be liable for any cost, loss or liability incurred by any Party as a consequence of:

(i)	the Agent having taken or having omitted to take any action under or in connection with any Finance Document, unless directly caused by the Agent’s gross negligence or wilful misconduct; or

(ii)	any delay in the crediting to any account of an amount required under the Finance Documents to be paid by the Agent, if the Agent shall have taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for the purpose of such payment.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause. Any third party referred to in this paragraph (b) may enjoy the benefit of or enforce the terms of this paragraph in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

(c)	Nothing in this Agreement shall oblige any Administrative Party to conduct any “know your customer” or other procedures in relation to any person on behalf of any Lender and each Lender confirms to each Administrative Party that it is solely responsible for any such procedures it is required to conduct and that it shall not rely on any statement in relation to such procedures made by any Administrative Party.

28.11	Lenders’ indemnity to the Agent

(a)	Subject to paragraph (b) below, each Lender shall (in proportion to its Available Commitments and participations in the Loans then outstanding to the Available Facilities and all the Loans then outstanding) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	If the Available Facilities are then zero, each Lender’s indemnity in paragraph (a) above shall be in proportion to its Available Commitments to the Available Facilities immediately prior to their reduction to zero, unless there are then any Loans outstanding in which case it shall be in proportion to its participations in the Loans then outstanding to all the Loans then outstanding.

28.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Singapore as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (with the consent of the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in Singapore).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall take effect only upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, at their own cost, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

28.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its respective agency or security trustee division which in each case shall be treated as a separate legal person from any other of its branches, divisions or departments.

(b)	If information is received by another branch, division or department of the legal person which is the Agent, it may be treated as confidential to that branch, division or department and the Agent shall not be deemed to have notice of it.

(c)	The Agent shall not be obliged to disclose to any Finance Party any information supplied to it by the Borrower or any Affiliates of the Borrower on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

28.14	Relationship with the Lenders

Subject to Clause 30.2 (Distributions by the Agent), the Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

28.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Lender confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document including but not limited to:

(a)	the financial condition, status and nature of any Obligor or any other person;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document and any other agreement, Security arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Transaction Document, the transactions contemplated by the Transaction Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by the Transaction Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document.

28.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender or any bank approved by the Majority Lenders to replace that Reference Bank.

28.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.18	Security Documents

The provisions of the Security Documents shall bind each Party.

28.19	Transfer Certificate

Each Party (except for the Borrower and the Lender and any bank, financial institution, trust, fund or other entity which is seeking the relevant transfer in accordance with Clause 24 (Changes to the Lenders)) irrevocably authorises the Agent to sign each Transfer Certificate on its behalf.

29.	Sharing among the Finance Parties

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers (whether by set-off or otherwise) any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 30.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5	Exceptions

(a)	This Clause 29 shall not apply to:

(i)	the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor;

(ii)	any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement; or

(iii)	any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.	Payment mechanics

30.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor (subject to Clause 30.9 (Payments to the Security Trustee) or that Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

30.2	Distributions by the Agent

(a)	Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor), Clause 30.4 (Clawback) and Clause 30.9 (Payments to the Security Trustee) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

(b)	The Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Agent as being so entitled on that date Provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 24 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

30.3	Distributions to an Obligor

The Agent and the Security Trustee may (with the consent of the Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)	Where a sum is to be paid to the Agent or the Security Trustee under the Finance Documents for another Party, the Agent or, as the case may be, the Security Trustee is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent or the Security Trustee pays an amount to another Party and it proves to be the case that the Agent or, as the case may be, the Security Trustee, had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or, as the case may be, the Security Trustee together with interest on that amount from the date of payment to the date of receipt by the Agent or, as the case may be, the Security Trustee, calculated by it to reflect its cost of funds.

30.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of any Administrative Party under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in (i) above) or commission due but unpaid under this Agreement or any Ancillary Facility Document;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement or any Ancillary Facility Document; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents or any Ancillary Facility Document,

provided that the Agent shall not make any such payments to any Ancillary Lender prior to the Agent delivering a notice to the Borrower pursuant to Clause 23.17 (Acceleration).

(b)	The Agent shall, if so directed by the Majority Facility A Lenders, the Majority Facility B Lenders and the Majority Facility C Lenders, vary the order set out in paragraphs (a)(i) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Subject to paragraphs (c) and (d) below, Singapore Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(d)	Any amount expressed to be payable in a currency other than Singapore Dollars shall be paid in that other currency.

30.9	Payments to the Security Trustee

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Trustee may require:

(a)	any Obligor to pay all sums due under any Finance Document; or

(b)	the Agent to pay all sums received or recovered from an Obligor under any Finance Document,

in each case as the Security Trustee may direct for application in accordance with the terms of the Intercreditor Agreement and the Security Documents.

31.	Set-off

While an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The relevant Finance Party shall notify the Borrower of any set-off pursuant to this Clause 31 as soon as practicable after the Finance Party completes it.

32.	Notices

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or (where applicable) under Clause 32.5 (Electronic communication) by email.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or any Guarantor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Trustee, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i)	if by way of fax, only when received in legible form;

(ii)	if by way of letter, only when it has been left at the relevant address or three Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	(where applicable) if by way of email, if it complies with the conditions under Clause 32.5 (Electronic communication).

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Trustee will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Electronic communication

(a)	For the purposes of delivering a scanned copy of a duly completed Utilisation Request by email under paragraph (b)(i) of Clause 5.1 (Delivery of a Utilisation Request), the Agent and the Borrower shall:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their electronic mail address or any other such information supplied by them.

(b)	Any electronic communication made for the purpose of paragraph (b)(i) of Clause 5.1 (Delivery of a Utilisation Request) by the Borrower to the Agent will be effective only when actually received by the Agent and then only if it is addressed in such a manner as the Agent shall specify to the Borrower for this purpose.

(c)	The Agent and the Borrower shall notify each other promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is or is likely to be continuing for more than 24 hours). Until the Agent or the Borrower has notified each other that the failure has been remedied, all notices between those parties shall be sent by fax or letter in accordance with this Clause 32.

32.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document or a Security Document.

33.	Calculations and certificates

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Singapore interbank market differs, in accordance with that market practice.

34.	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	Amendments and waivers

36.1	Required consents

(a)	Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties, provided that the Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any other Finance Document to cure any ambiguity, mutual mistake among all Parties hereto or thereto, typographical error, defect or inconsistency.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.

36.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions), shall not be made without the prior consent of all the Lenders;

(ii)	the definition of “Majority Facility A Lenders”, “Majority Facility B Lenders” or “Majority Facility C Lenders” in Clause 1.1 (Definitions), shall not be made without the prior consent of all the Lenders under the relevant Facility;

(iii)	an extension to the date of payment of any amount under the Finance Documents (save as contemplated by Clause 7.5 (Extension Option)), shall not be made without the prior consent of each Lender directly affected by such extension;

(iv)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable, shall not be made without the prior consent of all the Lenders directly affected by such reduction;

(v)	an increase in or an extension of any Commitment (save as contemplated by Clause 2.3 (Accordion Feature – Increase in Facility C) and/or Clause 7.5 (Extension Option)), shall not be made without the prior consent of each Lender directly affected by such increase or extension;

(vi)	any provision which expressly requires the consent of all the Lenders, shall not be made without the prior consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders), Clause 29 (Sharing among the Finance Parties) or this Clause 36.2 shall not be made without the prior consent of all the Lenders; or

(viii)	(notwithstanding paragraph (b) of Clause 20.2 (Amendments and Waivers: Security Documents) of the Intercreditor Agreement) the release of any Security created pursuant to any Security Document or of any Charged Assets or the release of any guarantee or subordination in any Finance Document (except, in each case, as permitted in any Finance Document), shall not be made without the prior consent of all the Lenders (other than, in relation to a release of any such Security not constituting part of the Properties comprising the hotel, conference, meeting, convention, exhibition and/or Casino facilities, where the fair market value of the Charged Assets subject to such release (when aggregated with the fair market value of all Charged Assets released pursuant to this sub-paragraph (viii)) does not exceed 25 per cent. of the total fair market value of all Charged Assets immediately prior to the date of the first such release, in which case the release shall not be made without the prior consent of the Majority Lenders) (it being understood that the provision of additional Security permitted by this Agreement on any Charged Assets shall not be deemed to be a release of Security created pursuant to any Security Document or of any Charged Asset), other than, in each case, subject to paragraph (g) below, any Permitted Sands Lender. For the avoidance of doubt, a Non-Funding Lender shall not be required to consent to any matter described in this Clause 36.2 (nor shall its participation in any outstanding Loans being taken into consideration for reaching any consent), except to the extent required by Clause 2.4 (Non-Funding Lender).

(b)	An amendment or waiver which relates to the rights or obligations of any Administrative Party may not be effected without the consent of such Administrative Party.

(c)	Except where the consent of all Lenders is required by any Finance Document, an amendment or waiver which relates solely to the rights and obligations of the Facility A Lenders shall not be effective without the consent of the Majority Facility A Lenders and shall not require the consent of any Facility B Lender, any Facility C Lender or Ancillary Lender.

(d)	Except where the consent of all Lenders is required by any Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Facility B Lenders shall not be effective without the consent of the Majority Facility B Lenders and shall not require the consent of any Facility A Lender, any Facility C Lender or Ancillary Lender.

(e)	Except where the consent of all Lenders is required by any Finance Document, an amendment or waiver which relates solely to the rights and obligations of the Facility C Lenders shall not be effective without the consent of the Majority Facility C Lenders and shall not require the consent of any Facility A Lender, Facility B Lender or Ancillary Lender.

(f)	Except where the consent of all Lenders is required by any Finance Document, an amendment or waiver which relates solely to the rights and obligations of an Ancillary Lender shall not be effective without the consent of that Ancillary Lender and shall not require the consent of any Facility A Lender, Facility B Lender or Facility C Lender.

(g)	Any amendment or waiver which puts any Permitted Sands Lender in its capacity as a Lender in a worse position, whether economically or otherwise, with respect to its participation in the Facilities (other than in a way which affects or would affect Lenders of that Permitted Sands Lender’s class generally), may not be effected without its consent.

(h)	Any provision of this Agreement or any other Finance Document which requires the consent, approval or determination of all the Lenders shall not require the consent, approval or determination of any Permitted Sands Lender (unless it relates to paragraph (a)(i), (a)(ii) or (g) above) and any such consent, approval or determination shall be made by all the other Lenders.

(i)	Notwithstanding the foregoing, if any Lender (a “Non-Consenting Lender”) does not agree to any amendment or waiver hereunder which has been consented to by the Majority Lenders, then the Borrower may cancel the Commitments of such Non-Consenting Lender and prepay such Non-Consenting Lender’s participation in the Loans and the utilisations of any Ancillary Facility in accordance with paragraph (a) of Clause 8.12 (Right of prepayment and cancellation in relation to a single Lender), at its sole expense and effort, upon notice to such Non-Consenting Lender and the Agent, require such Non-Consenting Lender to transfer in accordance with Clause 8.11 (Right of replacement of a single Lender), without recourse, all such Lender’s interests, rights and obligations under this Agreement to a transferee that shall assume such interests, rights and obligations (which such transferee must be a bank or financial institution or a Permitted Sands Lender or may be another Lender, if a Lender accepts such transfer) provided that:

(i)	such Non-Consenting Lender shall have received irrevocable payment in full in cash of an amount equal to the outstanding principal of its Loans, accrued interest thereon, and accrued fees and all other Senior Liabilities and other amounts payable to it hereunder, or (if agreed between the Borrower and the Non-Consenting Lender) at less than par, from the transferee or the Borrower; and

(ii)	such cancellation and prepayment or transfer (together with any other cancellations and prepayments or transfers pursuant to this paragraph (i) or otherwise) will result in such amendment being approved.

37.	Counterparts

(a)	Each Finance Document and any Transfer Certificate may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document or, as the case may be, Transfer Certificate.

(b)	Each counterpart of this Agreement shall constitute an original of this Agreement and may be signed and executed by the Parties and transmitted by facsimile transmission or other electronic transmission (including Portable Document Format) and shall be as valid and effectual as if executed as an original, but all counterparts shall constitute one and the same instrument. Each Party shall deliver its original counterpart to the Agent as soon as practicable, provided that in relation to the Borrower, it shall deliver its original counterpart to the Agent, no later than 11:00 a.m. on the first Utilisation Date.

38.	Governing law

This Agreement is governed by Singapore law.

39.	Enforcement

39.1	Jurisdiction of Singapore courts

(a)	Except as provided in paragraph (c) below, the courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Singapore):

(a)	irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the Singapore courts in connection with any Finance Document (and the Borrower hereby accepts such appointment); and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

Each Obligor expressly agrees and consents to the provisions of this Clause 39.2.

40.	Certain Matters Affecting Lenders

If (a) the Nevada Gaming Authority shall determine that any Lender does not meet suitability standards prescribed under the Nevada Gaming Regulations or (b) any Casino Regulatory Authority or any other gaming authority with jurisdiction over the gaming business of the Borrower shall determine that any Lender does not meet its suitability standards (in any such case, a “Former Lender”), the Agent or the Borrower shall have the right (but not the duty) to designate bank(s) or other financial institution(s) or a Permitted Sands Lender (in each case, a “Substitute Lender”) which may be any Lender or Lenders or any other Eligible Lender or a Permitted Sands Lender that agrees to become a Substitute Lender and to assume the rights and obligations of the Former Lender in accordance with Clause 24 (Changes to the Lenders), subject to receipt by the Agent of evidence that such Substitute Lender is an Eligible Lender or a Permitted Sands Lender. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement.

41.	Gaming Authorities

Each Finance Party agrees to cooperate with the Casino Regulatory Authority and any other applicable gaming authorities, in connection with the administration of their regulatory jurisdiction over the Borrower, including to the extent not inconsistent with the internal policies of such Finance Party and any applicable legal or regulatory restrictions the provision of such documents or other information as may be requested by the Casino Regulatory Authority or any other gaming authority relating to the Finance Parties, or to the Finance Documents. Notwithstanding any other provision of the Agreement, the Borrower expressly authorises each Finance Party to cooperate with the Casino Regulatory Authority and such other gaming authorities as described above.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Original Parties

Part I

The Mandated Lead Arrangers

1.	DBS Bank Ltd.

2.	Oversea-Chinese Banking Corporation Limited

3.	United Overseas Bank Limited

4.	Malayan Banking Berhad, Singapore Branch

5.	Standard Chartered Bank

6.	Sumitomo Mitsui Banking Corporation

7.	CIMB Bank Berhad, Singapore Branch

Part II

The Original Facility A Lenders

Name of Original Facility A Lender	Facility A Commitment
1. DBS Bank Ltd.	S$	768,347,107

2. Oversea-Chinese Banking Corporation Limited	S$	768,347,107

3. United Overseas Bank Limited	S$	893,347,107

4. Malayan Banking Berhad, Singapore Branch	S$	534,289,256

5. Standard Chartered Bank	S$	325,173,554

6. Sumitomo Mitsui Banking Corporation	S$	218,115,703

7. CIMB Bank Berhad, Singapore Branch	S$	141,322,315

8. Bank of China Limited, Singapore Branch	S$	135,057,851

9. Hong Leong Finance Limited	S$	135,000,000

10. Mizuho Corporate Bank, Ltd.	S$	135,000,000

11. RHB Bank Berhad, Singapore	S$	87,000,000

12. The Bank of East Asia, Limited, Singapore Branch	S$	72,000,000

13. The Bank of Tokyo-Mitsubishi UFJ, Ltd.	S$	72,000,000

14. Indian Overseas Bank	S$	55,000,000

15. Bank of America N.A.	S$	24,000,000

16. Chang Hwa Commercial Bank, Ltd., Singapore Branch	S$	24,000,000

17. Goldman Sachs Foreign Exchange (Singapore) Pte	S$	24,000,000

18. Land Bank of Taiwan, Singapore Branch	S$	24,000,000

19. UCO Bank, Singapore Branch	S$	24,000,000

20. Bank of Taiwan, Singapore Branch	S$	20,000,000

21. BNP Paribas Singapore Branch	S$	20,000,000

22. First Commercial Bank, Singapore Branch	S$	20,000,000

23. Hua Nan Commercial Bank, Ltd., Singapore Branch	S$	20,000,000

24. Indian Bank	S$	20,000,000

25. Korea Exchange Bank, Singapore Branch	S$	20,000,000

26. Mega International Commercial Bank Co., Ltd., Singapore Branch	S$	20,000,000

Part III

The Original Facility B Lenders

Name of Original Facility B Lender	Facility B Commitment
1. DBS Bank Ltd.	S$	89,652,893

2. Oversea-Chinese Banking Corporation Limited	S$	89,652,893

3. United Overseas Bank Limited	S$	89,652,893

4. Malayan Banking Berhad, Singapore Branch	S$	74,710,744

5. Standard Chartered Bank	S$	44,826,446

6. Sumitomo Mitsui Banking Corporation	S$	29,884,297

7. CIMB Bank Berhad, Singapore Branch	S$	18,677,685

8. Bank of China Limited, Singapore Branch	S$	14,942,149

9. Barclays Bank PLC, Singapore Branch	S$	24,000,000

10. The Royal Bank of Scotland plc, Singapore Branch	S$	24,000,000

Schedule 2

Conditions Precedent

Part I

Conditions Precedent to Initial Utilisation

1.	The Borrower

(a)	A copy of the constitutional documents of the Borrower.

(b)	A copy of a resolution of the board of directors or equivalent body of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate from the Borrower (signed by a director or a chief financial officer) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded.

(e)	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Security

(a)	Confirmation from the Security Trustee that it has received in form and substance satisfactory to it, a copy of each of the following documents, executed in escrow by the parties to it:

(i)	the Assignment of Development Agreement;

(ii)	the Assignment of Insurances;

(iii)	the Assignment of Proceeds;

(iv)	the Debenture;

(v)	the Mortgage; and

(vi)	the Intercreditor Agreement.

(b)	Evidence that the relevant caveats have been lodged against the Properties in favour of the Security Trustee.

3.	Legal opinions

A legal opinion of Allen & Gledhill LLP, legal advisers to the Arranger and the Agent in Singapore, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Base Case Financial Model

A copy of the Base Case Financial Model.

5.	Financial information

Certified copies of the Borrower’s Original Financial Statements.

6.	Integrated Resort information

(a)	Evidence that the notice of the execution of the Finance Documents by the Borrower has been delivered to the Casino Regulatory Authority.

(b)	A copy of the approval of the Head Lessor to:

(i)	the execution of, and the creation of the Security under, the Assignment of Development Agreement and the Mortgage by the Borrower; and

(ii)	the creation of such Security in favour of the Secured Parties.

(c)	A satisfactory report on the titles of the Properties.

(d)	Satisfactory requisitions in respect of the Properties.

(e)	A copy of the valuation report by an Approved Valuer addressed to the Agent (for the benefit of the Secured Parties), in the form delivered to the Agent prior to the date of this Agreement and dated not earlier than six Months before the date of this Agreement (or, if the valuation report is dated earlier than six Months before the date of this Agreement, together with a letter (such letter to be dated no earlier than six Months before the date of this Agreement) from that Approved Valuer issuing the valuation report confirming that such valuation report remains up-to-date on the date of the letter).

(f)	The original or a copy (certified true by the relevant insurer or insurance broker) of each of the insurance policies effected by the Borrower and payment evidence of the most recent premium.

(g)	The Original Insurance Report.

7.	Other documents and evidence

Evidence that each Fee Letter and the Ancillary Facility Letter has been duly executed by the parties to it.

Part II

Conditions Precedent Required to be Delivered by a Guarantor

1.	A Guarantor Accession Letter, duly executed by the Guarantor and the Borrower.

2.	A copy of the constitutional documents of the Guarantor.

3.	A copy of a resolution of the board of directors of the Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Guarantor Accession Letter and the Finance Documents and resolving that it execute the Guarantor Accession Letter and each Finance Document;

(b)	authorising a specified person or persons to execute the Guarantor Accession Letter and each Finance Document on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents; and

(d)	if so required by the Agent, resolving that it is in the best interests of that Guarantor to enter into the transactions contemplated by the Guarantor Accession Letter and the Finance Documents to which that Guarantor is a party, giving reasons.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	In the case of a Guarantor incorporated in Singapore, or if so required by the Agent, a copy of a resolution signed by all the holders of the issued shares of the Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Guarantor is a party.

6.	A certificate of the Guarantor (signed by a director) confirming that guaranteeing the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Guarantor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Guarantor Accession Letter.

8.	If required pursuant to this Agreement, a copy of a Restricted Subsidiary Debenture, duly executed by the Guarantor and the Security Trustee.

9.	If available, the latest audited financial statements of the Guarantor.

10.	A legal opinion of Allen & Gledhill LLP, legal advisers to the Arranger and the Agent in Singapore.

11.	If the Guarantor is incorporated in a jurisdiction other than Singapore, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Guarantor is incorporated.

12.	If the Guarantor is incorporated in a jurisdiction other than Singapore, a legal opinion of the legal advisers to the Guarantor in the jurisdiction in which the Guarantor is incorporated.

Schedule 3

Requests

Part I

Utilisation Request

From:	Marina Bay Sands Pte. Ltd.

To:	DBS Bank Ltd. as Agent

Dated:

Dear Sirs

Marina Bay Sands Pte. Ltd.

S$5,100,000,000 Facility Agreement

dated [            ] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ](or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]/[Facility C]

Purpose:	[Insert appropriate description from Clause 3.1 (Purpose)]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) applicable to this Loan is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be [insert bank accounts into which cash proceeds are to be paid].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

Marina Bay Sands Pte. Ltd.

Part II

Selection Notice

Applicable to a Facility A Loan or a Facility C Loan

From:	Marina Bay Sands Pte. Ltd.

To:	DBS Bank Ltd. as Agent

Dated:

Dear Sirs

Marina Bay Sands Pte. Ltd.

S$5,100,000,000 Facility Agreement

dated [            ] (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility [A]/[C] Loan[s] in [identify currency] with an Interest Period ending on [ ].*

3.	[We request that the above Facility [A]/[C] Loan[s] be divided into [ ] Facility [A]/[C] Loans with the following amounts and Interest Periods:]**

or

[We request that the next Interest Period for the above Facility [A]/[C] Loan[s] is [            ]].***

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

Marina Bay Sands Pte. Ltd.

*	Insert details of all Facility A Loans or Facility C Loans which have an Interest Period ending on the same date.
**	Use this option if division of Loans is requested.
***	Use this option if sub-division is not required.

Part III

Ancillary Facility Request

From:	Marina Bay Sands Pte. Ltd.

To:	DBS Bank Ltd. as Agent

Dated:

Dear Sirs

Marina Bay Sands Pte. Ltd.

S$5,100,000,000 Facility Agreement

dated [            ] (the “Agreement”)

1.	We refer to the Agreement. This is an Ancillary Facility Request. Terms defined in the Agreement have the same meaning in this Ancillary Facility Request unless given a different meaning in this Ancillary Facility Request.

2.	We wish to establish an Ancillary Facility on the following terms:

Proposed Ancillary Lender: [            ]

Type or types of facility: [            ]

Commencement Date: [            ]

Expiry date: [            ]

Ancillary Commitment amount: [            ]

Currency/ies available:

[Other details required by the Agent:] [            ]

3.	We confirm that each condition specified in paragraphs (a) and (b) of Clause 6.4 (Grant of Ancillary Facility) is satisfied on the date of this Ancillary Facility Request.

Yours faithfully

authorised signatory for

Marina Bay Sands Pte. Ltd.

Schedule 4

Form of Transfer Certificate

To:	DBS Bank Ltd. as Agent

From:	[the Existing Lender] (the “Existing Lender”) and

  [the New Lender] (the “New Lender”)

Dated:

Marina Bay Sands Pte. Ltd.

S$5,100,000,000 Facility Agreement

dated [            ] (the “Agreement”)

1.	We refer to Clause 24.5 (Procedure for transfer) of the Facility Agreement. This is a Transfer Certificate. Terms used in the Agreement shall have the same meaning in this Transfer Certificate.

2.	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation in accordance with Clause 24.5 (Procedure for transfer) all or part of the Existing Lender’s Commitment specified in the Schedule and/or all or part of the Existing Lender’s participation(s) in any Loan(s) specified in the Schedule, in each case together with related rights and obligations.

3.	The proposed Transfer Date is [ ].

4.	The Facility Office and address, fax number and attention particulars for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

5.	The New Lender agrees to be bound by the terms of the Agreement and the Intercreditor Agreement as a Lender.

6.	The New Lender expressly acknowledges:

(a)	the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders); and

(b)	that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

7.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 24.1 (Transfers by the Lenders).

8.	The New Lender confirms that it is an Eligible Lender as at the date of this Transfer Certificate pursuant to paragraph [ ] of the definition thereof.

9.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

10.	This Transfer Certificate is governed by Singapore law.

11.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred, and other particulars

Commitment/participation(s) transferred

Drawn Loan(s) participation(s) amount(s):	[ ]

Available Commitment amount:	[ ]

Administration particulars:

New Lender’s receiving account:	[ ]

Address:	[ ]

Telephone:	[ ]

Facsimile:	[ ]

Attn/Ref:	[ ]

[the Existing Lender]	[the New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [            ].

DBS Bank Ltd. (as Agent)

By:

Marina Bay Sands Pte. Ltd.

By:

Note: It is the New Lender’s responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the transfer contemplated in this Transfer Certificate or to give the New Lender full enjoyment of all the Finance Documents.

Schedule 5

Form of Compliance Certificate

To:	DBS Bank Ltd. as Agent

From:	Marina Bay Sands Pte. Ltd.

Dated:

Dear Sirs

Marina Bay Sands Pte. Ltd.

S$5,100,000,000 Facility Agreement

dated [            ] (the “Agreement”)

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms used in the Facility Agreement shall have the same meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified including calculations]

3.	[We confirm that no Default is continuing.] **

or

[We confirm that no Event of Default is continuing.] ****

Signed:
	Authorised Signatory	Authorised Signatory
	for	for
	Marina Bay Sands Pte. Ltd.	Marina Bay Sands Pte. Ltd.

**	Applicable for Compliance Certificates falling within paragraphs (a), (b), (c), (g), (h) and (i) of the definition thereof.
***	Applicable for Compliance Certificates falling within paragraphs (j), (k), (l) and (m) of the definition thereof.
*	If this statement cannot be made, the certificate should identify any Default or (as the case may be) Event of Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 6

Form of Guarantor Accession Letter

To:	DBS Bank Ltd. as Agent

From:	[Subsidiary] and Marina Bay Sands Pte. Ltd.

Dated:

Dear Sirs

Marina Bay Sands Pte. Ltd.

S$5,100,000,000 Facility Agreement

dated [            ] (the “Agreement”)

1.	We refer to the Agreement. This is a Guarantor Accession Letter. Terms defined in the Agreement have the same meaning in this Guarantor Accession Letter unless given a different meaning in this Guarantor Accession Letter.

2.	[Subsidiary] agrees to:

(a)	become a Guarantor and to be bound by the terms of the Facility Agreement as a Guarantor and an Obligor pursuant to Clause 26.2 (Guarantors) of the Agreement:

(b)	to be bound by the terms of the Intercreditor Agreement as a Guarantor and an Obligor.

3.	[Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

4.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

5.	This Guarantor Accession Letter is governed by Singapore law.

The Guarantor

The COMMON SEAL of	)
[ ]	)
was hereunto affixed in the	)
presence of:	)

Director

Director/Secretary

I,                     , an Advocate and Solicitor of the Supreme Court of the Republic of Singapore practising in Singapore hereby certify that on , 20            the Common Seal of [            ] was duly affixed to the above Guarantor Accession Letter at Singapore in my presence in accordance with the Articles of Association of [            ] (which Articles of Association have been produced and shown to me).

Witness my hand this [            ] day of [            ].

This Guarantor Accession Letter is accepted by the Security Trustee.

Security Trustee

SIGNED, SEALED and DELIVERED	)
by	)
as attorney for and on behalf of	)
DBS BANK LTD.	)
in the presence of:	)

The Borrower
The COMMON SEAL of	)
MARINA BAY SANDS PTE. LTD.	)
was hereunto affixed in the	)
presence of:	)

Schedule 7

Form of Lender Increase Confirmation

To:	DBS Bank Ltd. as Agent and Marina Bay Sands Pte. Ltd. as Borrower, for and on behalf of each Obligor

From:	[ ] as Increase Lender (the “Increase Lender”)

Dated:

Dear Sirs

Marina Bay Sands Pte. Ltd.

S$5,100,000,000 Facility Agreement

dated [            ] (the “Agreement”)

1.	We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.3 (Accordion Feature – Increase in Facility C) of the Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Facility C Commitment specified in the Schedule (the “Relevant Facility C Commitment”) in accordance with the provisions of the Facility Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Facility C Commitment is to take effect is [ ].

5.	On the later of the proposed increase date and the satisfaction of all conditions set out in Clause 2.3 (Accordion Feature – Increase in Facility ) of the Agreement, the Increase Lender becomes party to the Agreement as a Facility C Lender.

6.	The repayment schedule in relation to the Facility C Loans borrowed or to be borrowed under the Relevant Facility C Commitment (which the Increase Lender represents and warrants complies with the requirements in Clause 7.3 (Repayment of Facility C Loans)) are set out in the Schedule.

7.	The Margin applicable to the Facility C Loans borrowed or to be borrowed under the Relevant Facility C Commitment is set out in the Schedule.

8.	The fees applicable to the Facility C Loans borrowed or to be borrowed under the Relevant Facility C Commitment are set out in the Schedule

9.	The terms relating to mandatory prepayment applicable to the Facility C Loans borrowed or to be borrowed under the Relevant Facility C Commitment is set out in the Schedule.

10.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

11.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.3 (Accordion Feature – Increase in Facility C).

12.	We refer to Clause 16.10 (New Senior Lender) of the Intercreditor Agreement. In consideration of the Increase Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

13.	The Increase Lender confirms that it is an Eligible Lender as at the date of this Increase Confirmation.

14.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

15.	This Increase Confirmation is governed by Singapore law.

[ ] as Increase Lender

By:

Note: The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Security Documents in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

RELEVANT FACILITY C COMMITMENT/RIGHTS AND OBLIGATIONS (INCLUDING TERMS OF SCHEDULED

REPAYMENT, MANDATORY PREPAYMENT, FEES AND MARGIN) TO BE

ASSUMED BY THE INCREASE LENDER

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted by the Agent.

Agent

By:

Marina Bay Sands Pte. Ltd.

By:

Schedule 8

Properties

The whole of Lots 348X, 349L, 70008M, 70010C, 70011M, 70013V, 70014P, 70015T, 70016A, 70017K, 70018N, 80022X, 80023L, 80024C, 80025M, 80026W, 80027V, 80029T, 342V, 381N and 382X, all of Town Subdivision 30, and any such pieces or parcels of land (whether subterranean space, airspace, foreshore or seabed) as may be approved by the Competent Authorities (as defined in Clause 1.1 of the Development Agreement), together with all the buildings and structures to be erected thereon.

Schedule 9

Repayment Schedule For Facility A Loans

Facility A Repayment Date	Facility A Repayment Instalment
30 September 2014	2.00 per cent.
31 December 2014	2.00 per cent.
31 March 2015	3.50 per cent.
30 June 2015	3.50 per cent.
30 September 2015	5.00 per cent.
31 December 2015	5.00 per cent.
31 March 2016	6.00 per cent.
30 June 2016	6.00 per cent.
30 September 2016	6.00 per cent.
31 December 2016	7.00 per cent.
31 March 2017	8.00 per cent.
30 June 2017	8.00 per cent.
30 September 2017	8.00 per cent.
31 December 2017	8.00 per cent.
31 March 2018	8.00 per cent.
Facility A Termination Date	14.00 per cent

Schedule 10

Timetables

“D –” refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

1.      Delivery by email of a scanned copy of a duly completed Utilisation Request (paragraph (b)(i) of Clause 5.1 (Delivery of a Utilisation Request)), delivery of an original duly completed Utilisation Request (paragraph (a) of Clause 5.1 (Delivery of a Utilisation Request) or delivery of a duly completed Selection Notice (Clause 10.1 (Selection of Interest Periods))

	First Facility A Loan and first Facility B Loan Subsequent Facility A Loans, subsequent Facility B Loans and all Facility C Loans	D - 3 11:00 a.m. D - 4 11:00 a.m.

2. Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participations)	First Facility A Loan and first Facility B Loan Subsequent Facility A Loans, subsequent Facility B Loans and all Facility C Loans	D - 3 4:00 p.m. D - 3 11:00 a.m.
3. SWAP Rate is fixed		Quotation Day as of 11:00 a.m.

4.      (In the case where a scanned copy of a duly completed Utilisation Request is delivered by email under paragraph (b)(i) of Clause 5.1 (Delivery of a Utilisation Request)) delivery of the original duly completed Utilisation Request (or a fax copy of the duly completed Utilisation Request) (paragraph (b)(ii) of Clause 5.1 (Delivery of a Utilisation Request))

D - 1 11:00 a.m.

Schedule 11

Form of Subordination Agreement

Part I

Form of Internal Subordination Agreement

Dated

[NAME OF INTERNAL SUBORDINATED CREDITOR]

as Junior Creditor

MARINA BAY SANDS PTE. LTD.

as Borrower

and

DBS BANK LTD.

acting as Security Trustee

SUBORDINATION AGREEMENT

-i-

-ii-

THIS AGREEMENT is dated             and made between:

(1)	[NAME OF INTERNAL SUBORDINATED CREDITOR], registration number [ ] (the “Junior Creditor”);

(2)	MARINA BAY SANDS PTE. LTD., registration number 200507292R (the “Borrower”); and

(3)	DBS BANK LTD., as security trustee for the Secured Parties (the “Security Trustee”).

BACKGROUND

(A)	The Borrower has entered into the Junior Finance Documents (as defined below) with the Junior Creditor, pursuant to which the Borrower is indebted to the Junior Creditor in the principal amount of [S$][ ].

(B)	The Borrower has entered into the Senior Finance Documents with, amongst others, the Security Trustee and the Secured Parties pursuant to which the Secured Parties have agreed, subject to the terms and conditions of the Senior Finance Documents, to make available to the Borrower specified facilities.

(C)	The Borrower has entered into the Intercreditor Agreement with, amongst others, the Security Trustee and the Secured Parties, pursuant to which the Secured Parties have appointed the Security Trustee as their security trustee to act on their behalf under the terms of the Senior Finance Documents.

(D)	The Security Trustee holds the benefits of this Agreement on trust for the Secured Parties on the terms of the Senior Finance Documents.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions and Construction

In this Agreement, unless a contrary indication appears, terms defined in the Senior Facility Agreement have the same meaning in this Agreement, except to the extent that the context requires otherwise and, in addition:

“Debt” means any Senior Debt or Junior Debt.

“Discharge” means, in relation to the Senior Debt, all the Senior Debt (other than contingent indemnification obligations, except those counter-indemnity obligations that relate to any guarantee, bonding or documentary letter of credit (including standby and commercial letters of credit) issued under the Ancillary Facilities) has been fully paid, repaid or prepaid or discharged and all commitments of the Secured Parties in respect of the Senior Debt have expired or been cancelled.

“Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

“Enforcement Event” has the meaning given to it in Clause 1.1 (Definitions) of the Intercreditor Agreement.

“Instructing Group” has the meaning given to it in the Intercreditor Agreement.

“Intercreditor Agreement” means the intercreditor agreement between, among others, the Obligors, the Senior Lenders and (when they accede), the Increase Lenders, the Hedging Banks, the Secured Incremental Indebtedness Creditors, the Secured Permitted Refinancing Creditors and the Secured Mezzanine Indebtedness Creditors (each as defined therein), in each case, as applicable.

“Junior Debt” means all present and future moneys, debts and liabilities due, owing or incurred by the Borrower to the Junior Creditor under or in connection with the Junior Finance Document (in each case, where in contract or otherwise, whether actually or contingently).

“Junior Debt Recoveries” means the aggregate of all moneys and other assets received or recovered (whether by way of payment, repayment, prepayment, distribution, redemption, purchase or defeasance, in cash or in kind or the exercise of any set-off or otherwise) from time to time by the Junior Creditor under or in connection with any Junior Debt, except for any Permitted Junior Payments.

“Junior Finance Document” means [            ].

“Losses” means costs, liabilities, expenses, damages or losses.

“Party” means a party to this Agreement.

“Permitted Junior Payments” means the payments, receipts, set-offs and other actions permitted by Clause 5 (Permitted Junior Payments).

“Receiver” means an administrative receiver, receiver and manager or other receiver appointed by the Security Trustee (whether appointed pursuant to the Security Documents, pursuant to any statute, by a court or otherwise).

“Senior Debt” means the Secured Liabilities as defined in the Intercreditor Agreement.

“Senior Facility Agreement” means the S$5,100,000,000 Senior Facility Agreement between the Borrower, as borrower, the financial institutions named therein, as mandated lead arrangers, DBS Bank Ltd., Oversea-Chinese Banking Corporation Limited, United Overseas Bank Limited and Malayan Banking Berhad, Singapore Branch, as global coordinators, DBS Bank Ltd., as agent and the Security Trustee, as security trustee.

“Senior Facilities Discharge Date” means the Senior Discharge Date as defined in the Intercreditor Agreement.

“Senior Finance Documents” means the Secured Documents as defined in the Intercreditor Agreement.

“Winding-up” means one of the events or circumstances described in paragraph (a)(i), (a)(ii) or (a)(iii) of Clause 23.7 (Insolvency proceedings) of the Senior Facility Agreement or any analogous procedure or step in any jurisdiction.

1.2	Interpretation

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Borrower”, the “Junior Creditor”, any “Lender”, any “Party”, any “Secured Party” or the “Security Trustee”, shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	an agreement includes a deed and instrument;

(iii)	an agreement, document or instrument is a reference to it as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerous) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any agreement, document or instrument;

(iv)	an “amendment” includes a supplement, novation, replacement, assignment or re-enactment (and “amended” shall be construed accordingly);

(v)	“assets” includes present and future properties, revenues and rights of every description;

(vi)	a “judgment” includes any order, injunction, determination, award or other judicial or arbitral measure in any jurisdiction;

(vii)	a “law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any jurisdiction whatsoever (and “lawful” and “unlawful” shall be construed accordingly);

(viii)	any “obligation” of any person under this Agreement or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under this Agreement or, as the case may be, that other agreement or document (and “due”, “owing”, “payable” and “receivable” shall be similarly construed);

(ix)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(x)	“regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	the Borrower “repaying” or “prepaying” a guarantee, documentary facility or a hedging facility means (and “repaid” or “prepaid” shall be construed accordingly):

(I)	the Borrower providing cash cover for that facility;

(II)	the maximum amount payable under that facility being reduced in accordance with its terms; or

(III)	the provider of that facility being reasonably satisfied that such facility has been released, cancelled, terminated or otherwise secured to its satisfaction and the provider of such facility has no further liability under that facility, and the amount by which that facility is repaid or prepaid under sub-paragraphs (xi)(I) and (xi)(II) above is the amount of the relevant cash cover or reduction;

(xii)	“rights” includes rights, authorities, discretions, remedies, liberties, powers, easements, quasi-easements and appurtenances (in each case, of any nature whatsoever);

(xiii)	a provision of law is a reference to that provision as amended, or re-enacted and includes all laws and official requirements made under or deriving validity from it;

(xiv)	a time of day is a reference to Singapore time unless otherwise stated; and

(xv)	in computing any period of time under this Agreement the day of the act, event or default from which such period begins to run shall be included.

(b)	Clause headings are for ease of reference only.

(c)	A Default (including an Event of Default) is “continuing” if it has not been remedied or waived.

(d)	The words “include” and “including” are to be construed without limitation.

(e)	Any payment date which is due to occur, or period which is due to end, or a day that is not a Business Day shall occur or end (as applicable) on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

1.3	Limits on Liability

The Parties intend that their respective rights, obligations and liabilities as provided for in this Agreement shall be exhaustive of the rights, obligations and liabilities between them arising out of or in connection with this Agreement. Accordingly, the remedies expressly stated in this Agreement shall be the sole and exclusive remedies of the Parties for liabilities to one another arising out of or in connection with this Agreement, including any representation, warranty or undertaking given in connection with it, notwithstanding any remedy otherwise available at law or in equity.

2.	RANKING

(a)	Unless expressly provided to the contrary in this Agreement, the Debt shall rank in right and priority of payment in the following order:

(i)	first, the Senior Debt, which shall rank as between itself in accordance with the terms of the Intercreditor Agreement; and

(ii)	second, the Junior Debt.

(b)	This Agreement does not purport to rank any of the Junior Debt as between itself.

3.	UNDERTAKINGS OF THE BORROWER

Until the Senior Debt is Discharged, the Borrower shall not, except with the prior consent of the Security Trustee (acting on the instructions of the Instructing Group (such instructions not to be unreasonably withheld)):

(a)	pay, repay or prepay any principal, interest (provided that interest (i) may accrue or be capitalised and (ii) may be evidenced by any instrument which constitutes Junior Debt or equity and such instrument may be issued to the Junior Creditor) or other amount on or in respect of, or make any distribution in respect of (or on account of), or redeem, purchase or defease, any Junior Debt in cash or in kind, except for Permitted Junior Payments;

(b)	exercise any set-off against any Junior Debt, except to the extent that payment of such Junior Debt would constitute a Permitted Junior Payment;

(c)	create or permit to subsist any Security over any of its assets, or give any Guarantee or (save as permitted by the Senior Facility Agreement) other assurance against financial loss for, or in respect of, any Junior Debt; or

(d)	take or omit to take any action whereby the ranking and/or subordination contemplated by this Agreement may be impaired.

4.	UNDERTAKINGS OF THE JUNIOR CREDITOR

(a)	Until the Senior Debt is Discharged, the Junior Creditor shall not, except with the prior consent of the Security Trustee (acting on the instructions of the Instructing Group (such instructions not to be unreasonably withheld)):

(i)	demand or receive payment, repayment or prepayment of any principal, interest (provided that interest (A) may accrue or be capitalised and (B) may be evidenced by any instrument which constitutes Junior Debt or equity and such instrument may be issued to the Junior Creditor) or other amount on or in respect of (or on account of) any Junior Debt in cash or in kind from any person or apply any money or assets in discharge of any Junior Debt, except for Permitted Junior Payments;

(ii)	exercise any set-off against any Junior Debt, except to the extent that payment of such Junior Debt would constitute a Permitted Junior Payment;

(iii)	create or permit to subsist or receive any Security or receive any Guarantee or (save as permitted by the Senior Facility Agreement) other assurance against financial loss for, or in respect of, any Junior Debt;

(iv)	accelerate any Junior Debt, otherwise declare any Junior Debt to be prematurely due and payable or enforce any Junior Debt by execution (although interest at the default rate may accrue on the Junior Debt) or otherwise except to the extent such acceleration would constitute a Permitted Junior Payment under paragraph (b) of Clause 5 (Permitted Junior Payments);

(v)	take or omit to take any action whereby the ranking and/or subordination contemplated by this Agreement may be impaired;

(vi)	initiate or pursue any insolvency proceedings against the Borrower, unless the Junior Creditor join in the Security Trustee in such insolvency proceedings and the Junior Creditor shall hold all amounts in cash or in kind, received (and any rights to receive such distributions) by it from such insolvency proceedings in respect of the Junior Debt in trust for the Secured Parties in accordance with Clause 6.1 (General Turnover Provisions); or

(vii)	take any action against the Borrower to recover the Junior Debt other than as permitted pursuant to the terms of this Agreement.

(b)	The Junior Creditor shall ensure that the terms of the Junior Finance Documents:

(i)	provide that any scheduled repayment or redemption of the Junior Debt only occurs after the Facility A Termination Date;

(ii)	except where permitted by the provisions of the Senior Finance Documents, expressly prohibit the Borrower from making any payment in the nature of interest (but interest (A) may accrue or be capitalised and (B) may be evidenced by any instrument which constitutes Junior Debt or equity and such instrument may be issued to the Junior Creditor);

(iii)	do not comprise any cross default (however described) provisions; and

(iv)	do not comprise any onerous covenants, undertakings or other provisions other than customary affirmative covenants.

5.	PERMITTED JUNIOR PAYMENTS

Notwithstanding anything to the contrary contained in this Agreement (including without limitation, Clause 3 (Undertakings of the Borrower) and Clause 4 (Undertakings of the Junior Creditor), the Borrower may make payment and the Junior Creditor may receive payment and take other actions, in respect of the Junior Debt to the extent that such payment or other action is made in accordance with:

(a)	paragraph (d) of Clause 22.13 (Restricted payments) or paragraphs (c), (m) or (q) of Clause 22.14 (Arm’s length terms), in each case, of the Senior Facility Agreement;

(b)	Clause 7.2 (Filing of Claims) after the occurrence of an event described in Clause 7.1 (Subordination Events); or

(c)	Clause 10.1 (Preservation of Junior Debt).

6.	TURNOVER

6.1	General Turnover Provisions

The Junior Creditor shall be entitled to receive any Permitted Junior Payment, provided that until the Senior Debt is Discharged, if the Junior Creditor receives a payment (including by way of set-off) or distribution in cash or in kind of, or on account of, any of the Junior Debt contrary to the provisions of Clauses 2 (Ranking) to 5 (Permitted Junior Payments) hereof, then the Junior Creditor shall:

(a)	within five Business Days notify details of the receipt or recovery to the Security Trustee;

(b)	hold any such assets and moneys received or recovered by it on trust for the Security Trustee for application in accordance with Clause 13.1 (Order of application) of the Intercreditor Agreement; and

(c)	pay an amount equal to such receipt or recovery to the Security Trustee for application in accordance with Clause 13.1 (Order of application) of the Intercreditor Agreement,

provided that nothing in this Clause 6.1 shall create or be deemed to create a security interest for the purposes of this Agreement.

6.2	Further Security

If, notwithstanding the provisions of paragraph (c) of Clause 3 (Undertakings of the Borrower) or paragraph (a)(iii) of Clause 4 (Undertakings of the Junior Creditor), any further Security over, or other arrangement relating to, the assets of, or any interest in, the Borrower is constituted for the benefit of the Junior Creditor, where the Junior Creditor receives, otherwise than in accordance with the terms of this Agreement, the benefit of such Security or other arrangement, the Junior Creditor shall notify the Security Trustee (who shall, as soon as reasonably practicable following receipt of such notification, notify each Secured Party and the Borrower) and the relevant Security shall forthwith be held on trust for the benefit of all Secured Parties upon and subject to the terms and conditions of the Intercreditor Agreement.

6.3	Transfer of Distributions

Following receipt by the Junior Creditor of any sum from the Borrower (whether directly or indirectly) otherwise than in accordance with the terms of this Agreement, the Junior Creditor will at its own expense do all such things required to transfer to the Security Trustee all payments and distributions which must be turned over or held in trust in accordance with this Agreement and will pay all costs and stamp duties in connection with those transfers.

6.4	Failure of Trust

If for any reason, a trust in favour of, or a holding of property or other assets for, the Secured Parties under the Intercreditor Agreement is, becomes or is deemed to be, invalid or unenforceable, the Junior Creditor, which is otherwise obliged to hold any amounts on such trust, will pay and deliver to the Security Trustee an amount equal to the payment, receipt or recovery in cash or, if in kind, the value conferred which it would otherwise have been bound to hold on trust for or as property of the Secured Parties.

7.	SUBORDINATION ON INSOLVENCY

7.1	Subordination Events

Until the Senior Debt is Discharged, if:

(a)	any resolution is passed or order made for the winding-up, liquidation, dissolution or administration of the Borrower;

(b)	the Borrower assigns its assets for the benefit of its creditors or enters into any arrangement or composition for the benefit of (or a particular type of) its creditors, or a moratorium is agreed or declared in respect of any of its indebtedness;

(c)	the Borrower becomes subject to any insolvency, bankruptcy, reorganisation (other than any Permitted Reorganisation, reconstruction or reorganisation permitted by Clause 22.12 (Merger) of the Senior Facility Agreement), receivership or administration (whether relating to all or only some of its assets and whether or not resulting from the enforcement of any of the Security Documents), liquidation, dissolution or other similar proceeding whether voluntary or involuntary (and whether or not involving insolvency);

(d)	the Borrower becomes subject to any mandatory distribution of its assets or has a Receiver appointed with respect to any of its assets (whether or not resulting from the enforcement of the Security Documents); or

(e)	an analogous event to any of the foregoing occurs in any country or territory in which either the Borrower is incorporated or carries on any business,

then the following provisions of this Clause 7 shall apply.

7.2	Filing of Claims

While any of the circumstances set out in Clause 7.1 (Subordination Events) is subsisting:

(a)	the Junior Debt (without prejudice to any other provisions of this Agreement having the effect of subordinating the Junior Debt) shall be subordinate in right of payment to the Senior Debt;

(b)	the Security Trustee may (acting on the instructions of the Instructing Group), and is irrevocably authorised on behalf of the Junior Creditor to:

(i)	claim, enforce and prove for the Junior Debt;

(ii)	file claims and proofs, give receipts and take all such proceedings in respect of filing such claim or proof and do all such things as the Security Trustee reasonably considers necessary to recover the Junior Debt; and

(iii)	receive all distributions of the Junior Debt for application in accordance with Clause 13.1 (Order of application) of the Intercreditor Agreement; and

(c)	if and to the extent that the Security Trustee is not entitled to take any action set out in paragraph (b) above or otherwise does not take the action set out in paragraph (b) above, the Junior Creditor may do so (and shall do so in good time, if so requested by the Security Trustee), provided that for the avoidance of doubt, Clause 7.3 (Distributions) shall apply to all distributions and recoveries of the Junior Debt received by the Junior Creditor.

7.3	Distributions

While any of the circumstances mentioned in Clause 7.1 (Subordination Events) is subsisting:

(a)	the Junior Creditor shall hold all amounts in cash or in kind, received (and any rights to receive such distributions) by it from the Borrower during the subsistence of such circumstances in respect of the Junior Debt in trust for the Secured Parties in accordance with Clause 6.1 (General Turnover Provisions);

(b)	the Junior Creditor shall pay such amounts referred to in paragraph (a) above (or, if in kind, an amount equal to the value conferred, or, in the case of a set-off, pay the equivalent amount) on demand to the Security Trustee for application in accordance with Clause 13.1 (Order of application) of the Intercreditor Agreement;

(c)	the Junior Creditor shall direct the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of the Borrower or the proceeds of the assets of the Borrower to pay distributions or amounts payable in respect of the Junior Debt directly to the Security Trustee; and

(d)	the Junior Creditor will notify the Security Trustee of the receipt of any distribution or right referred to in paragraph (a) above and will in addition give all such notices and do all such things as the Security Trustee may reasonably request to give effect to this Clause 7.3.

8.	CONSENTS

The Junior Creditor shall not have any remedy against any Secured Party solely by reason of:

(a)	the entry by any of them into any Senior Finance Document, or any other agreement entered into in connection with any Senior Finance Document between any Secured Party and the Borrower;

(b)	any waiver or consent made or given in connection with any Senior Finance Document or any other agreement entered into in connection with any Senior Finance Document; or

(c)	any requirement or condition imposed by or on behalf of any Secured Party on the Borrower under any Senior Finance Document, or such other agreement entered into in connection with any Senior Finance Document, which breaches or causes an event of default or potential event of default (however described) under any Junior Finance Document, provided that nothing in this Clause 8 shall affect the rights of the Junior Creditor against the Borrower after the Senior Debt is Discharged. The Junior Creditor may not object to any such matter by reason of any provision of any Junior Finance Document.

9.	PROTECTION OF SUBORDINATION

9.1	Continuing obligations

At any time before the Senior Debt is Discharged, the obligations and liabilities of the Junior Creditor in this Agreement shall, subject to Clause 16 (Duration), constitute a continuing security and benefit to the ultimate balance of the Senior Debt regardless of any intermediate payment or discharge of the Senior Debt in whole or in part.

9.2	Waiver of defences

The obligations and liabilities of the Borrower, and the Junior Creditor under this Agreement shall not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice such obligations and liabilities or the subordination of any of those obligations in whole or in part, including without limitation:

(a)	any time, indulgence, concession, waiver or consent granted to, or composition with the Borrower, any other Obligor or other person;

(b)	the taking, existence, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower, any other Obligor, or other person or any non-presentation or non-observance of any formality or other requirements in respect of any instrument or any failure to realise the full value of any security;

(c)	the making or absence of any demand on the Borrower, any other Obligor or any other person for payment or (as the case may be) performance;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Borrower, the Junior Creditor, any other Obligor or any other person;

(e)	the failure of any of the Borrower, or any other Obligor to perform any of its obligations under any of the Transaction Documents or the Senior Finance Documents;

(f)	the enforcement or absence of enforcement of any of the Transaction Documents or the Senior Finance Documents;

(g)	the Winding-up of the Borrower, the Junior Creditor, any other Obligor or any other person, or any step being taken for any such Winding-up;

(h)	any amendment, supplement or variation to:

(i)	this Agreement (except to the extent of such amendment, supplement or variation); or

(ii)	any other Transaction Document, Senior Finance Document or any other charge, guarantee or security provided in connection with the Transaction Documents or the Senior Finance Documents; or

(i)	any unenforceability, illegality or invalidity of or any defect in any provision of any Transaction Document, any Senior Finance Document or any other document or security, such that the obligations of each of the Borrower and the Junior Creditor under this Agreement shall remain in full force and its obligations be construed accordingly, as if there were no unenforceability, illegality or invalidity.

9.3	Immediate recourse

The Junior Creditor waives any right it may have of first requiring the Security Trustee (or any Receiver, trustee or agent on its behalf) or any other Secured Party to proceed against or enforce any other right or Security or claim payment from any person before claiming the benefit of this Agreement. This waiver applies irrespective of any law or any provision of a Junior Finance Document to the contrary.

9.4	Deferral of Junior Creditor’s rights

Until the Senior Debt is Discharged and unless the Security Trustee otherwise directs, the Junior Creditor will not exercise any rights which it may have by reason of performance by it of its obligations under this Agreement:

(a)	to be indemnified by any other Obligor;

(b)	to claim any contribution from any guarantor of any Obligor’s obligations under the Senior Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Senior Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Senior Finance Documents by any Secured Party.

9.5	Additional Security

This Agreement is in addition to and is not in any way prejudiced by any Guarantee or Security now or subsequently held by any Secured Party.

10.	NO RIGHTS IN FAVOUR OF THE JUNIOR CREDITOR

10.1	Preservation of Junior Debt

(a)	Notwithstanding any term of this Agreement postponing, subordinating or preventing the payment of all or any part of the Junior Debt, the relevant Junior Debt shall, as between the Borrower and the Junior Creditor, be deemed to remain owing or due and payable (and interest, default interest or indemnity payments shall continue to accrue) in accordance with the Junior Finance Documents.

(b)	If the Junior Creditor is obliged to pay any Junior Debt Recoveries to the Security Trustee in accordance with Clause 6 (Turnover) or Clause 7 (Subordination on Insolvency), as between the Borrower and Junior Creditor, and subject to Clause 9.4 (Deferral of Junior Creditor’s rights):

(i)	the Borrower shall indemnify the Junior Creditor (to the extent of its liability for the relevant amount so paid) for any costs, liabilities and expenses incurred by it as a result of it having to make that payment; and

(ii)	the Junior Debt will be deemed not to have been reduced or discharged in any way or to any extent by the relevant payment, distribution, proceeds or other discharge.

10.2	No liability

No Secured Party will be liable to the Borrower or the Junior Creditor for:

(a)	the manner of exercise or any non-exercise of its rights, remedies, powers, authorities or discretions under this Agreement; or

(b)	any failure to collect or preserve any Junior Debt or delay in doing so.

11.	POWER OF ATTORNEY

11.1	Appointment

The Junior Creditor by way of security irrevocably appoints the Security Trustee as its attorney (with full power of substitution), on its behalf and in its name or otherwise, at such time until the Senior Debt is Discharged and in such manner as the attorney thinks fit, after the occurrence of an Enforcement Event, to do anything which it:

(a)	has authorised the Security Trustee to do under this Agreement; or

(b)	is obliged to do but has not done under this Agreement.

11.2	Ratification

The Junior Creditor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall lawfully do in the exercise or purported exercise of the power of attorney granted by it in this Clause 11.

11.3	Delegation

The Security Trustee may delegate the power of attorney in Clause 11.1 (Appointment).

11.4	Third Parties

Any third party referred to in this Clause 11 may enjoy the benefit or enforce the terms of this Clause 11 in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

12.	JUNIOR CREDITOR REPRESENTATIONS

The Junior Creditor makes the representations and warranties set out in this Clause 12 to the Security Trustee (and each other Secured Parties) on the date of this Agreement only in relation to itself and provided that where any representation or warranty is expressed to be given from a specific date, the representation and warranty under this Clause 12 shall be made on that date.

12.1	Status

(a)	It is a limited liability company, corporation or other entity duly incorporated or organised and validly existing under the laws of its jurisdiction of incorporation or organisation.

(b)	It has the power to own its assets and carry on the business which it conducts.

12.2	Binding Obligations

The obligations expressed to be assumed by it under this Agreement are legal, valid, binding and enforceable obligations subject to any general principles of law limiting its obligations in respect of equitable remedies, insolvency, liquidation or creditors’ rights generally.

12.3	Non Conflict with Other Obligations

Its entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(a)	any material law or regulation applicable to it in any material respect;

(b)	its constitutional documents; or

(c)	in any material respect, any material agreement or instrument binding upon it or any of its assets.

12.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement and the transactions contemplated by this Agreement.

12.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

(b)	to ensure that those obligations are valid, legally binding and enforceable; and

(c)	[to make this Agreement admissible evidence in its jurisdiction of incorporation or organisation],

have been, or by the time necessary to perform its obligations under this Agreement will be, obtained or effected and are, or will be at such time, in full force and effect.

12.6	Security

No Security exists on or over the Junior Debt.

12.7	Repetition

Each of the representations set out in Clauses 12.1 (Status) to 12.4 (Power and authority) and Clause 12.6 (Security) are deemed to be made by the Junior Creditor by reference to the facts and circumstances then existing:

(a)	on the date of each Utilisation Request and the proposed Utilisation Date for a Utilisation (other than a Facility B Rollover Loan); and

(b)	(if no representation or warranty is deemed to be made pursuant to paragraph (a) above in any of the Borrower’s financial years) on the last day of that financial year, provided that this paragraph (b) shall not apply after the Senior Facilities Discharge Date, provided that where any representation or warranty is expressed to be given as of a specific date, such representation and warranty under this Clause 12 shall be made on and as of that date.

13.	PAYMENTS

13.1	Payment Mechanics

Any sum to be paid under this Agreement shall be made in immediately available cleared funds on the date on which payment is due pursuant to this Agreement by direct bank transfer to:

(a)	in the case of sums to be paid to the Junior Creditor and unless otherwise specified in this Agreement, the Singapore Dollar denominated account (number [ ]) or the US Dollar denominated account ([ ]) with the principal Singapore offices of [ ] or to such other account which the Junior Creditor may from time to time have notified to the relevant Party;

(b)	in the case of sums to be paid to the Borrower and unless otherwise specified in this Agreement, the Singapore Dollar denominated account (number [ ]) or the US Dollar denominated account ([ ]) with the principal Singapore offices of [ ]; or

(c)	in the case of any other sums to be paid, such account which the Security Trustee has or may from time to time have notified to the relevant Party.

13.2	No Set-off

All sums payable by the Junior Creditor under this Agreement to any other Party shall be calculated and be made without (and free and clear of any deduction for) set-off.

14.	CALCULATIONS AND CERTIFICATES

14.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Agreement, the entries made in the accounts maintained by a Senior Creditor are prima facie evidence of the matters to which they relate.

14.2	Certificate and Determinations

Any certification or determination by the Security Trustee of an amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

15.	EXPENSES AND STAMP DUTY

To the extent not paid by the Borrower, the Junior Creditor agrees to pay:

(a)	within 15 Business Days of demand, the amount of all documented costs and expenses (including documented legal fees of one counsel) incurred by the Security Trustee in connection with the enforcement of, or the preservation of any rights against the Junior Creditor under this Agreement; and

(b)	promptly, and in any event before any interest or penalty becomes payable, any stamp, documentary, registration or similar tax payable in connection with the entry into, registration, performance, enforcement or admissibility in evidence of this Agreement against it.

16.	DURATION

This Agreement shall commence on the date hereof and shall continue in full force and effect until the Senior Debt is Discharged, without prejudice to any accrued rights and obligations existing at the date of termination. The Security Trustee shall notify the Junior Creditor as soon as reasonably practicable after this Agreement (or the relevant part of this Agreement) ceases to have effect.

17.	CHANGES TO THE PARTIES

17.1	Benefit of Agreement

This Agreement shall benefit and be binding on the Parties, their respective successors and any permitted assignee or transferee of all or some of a Party’s rights and obligations under this Agreement.

17.2	No Assignment

None of the Borrower and the Junior Creditor may assign any of its rights or transfer any of its rights or obligations under this Agreement except:

(a)	with the consent of all the members of the Instructing Group;

(b)	as permitted under Clause 26.1 (Assignments and transfer by Obligors) of the Senior Facility Agreement or (after the Senior Facilities Discharge Date) any other Senior Finance Document; or

(c)	in relation to the Junior Creditor, to such member of the Sponsor Group to which it assigns or transfers its rights and obligations under the Junior Finance Document.

17.3	Replacement of the Security Trustee

Upon the resignation or removal of the Security Trustee pursuant to (and in accordance with) the Senior Finance Documents:

(a)	the resigning or, as the case may be, removed Security Trustee shall be automatically discharged from any further obligations under this Agreement;

(b)	its successors and the other parties shall have the same rights and obligations among themselves as they would have had if the successor had been an original party to this Agreement; and

(c)	this Agreement shall be construed as if all references to the former Security Trustee were replaced by references to the successor Security Trustee.

17.4	Disclosure of information

(a)	Each Secured Party shall hold all non-public information obtained pursuant to the requirements of this Agreement and any other Senior Finance Document in accordance with that Secured Party’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking or investment practices, it being understood and agreed by the Junior Creditor that in any event each Secured Party:

(i)	may make disclosure to its affiliates, head office, representative offices, subsidiaries, related corporation and branch offices (whether in Singapore or overseas) in accordance with its internal compliance and disclosure policies so long as such affiliates, head office, representative offices, related corporation, subsidiaries or branch offices keep such disclosed non-public information confidential;

(ii)	may make disclosures to any actual, prospective or potential bona fide assignee, transferee or participant in connection with the contemplated assignment, transfer or the granting of any participation by that Secured Party of any Loans or any participations therein (provided that such actual, prospective or potential assignee, transferee or participant agrees to be bound by this Clause 17.4);

(iii)	(where that Secured Party is the Agent or the Security Trustee) may make disclosures to any bona fide person who is succeeding that Secured Party in that capacity (provided that such person agrees to be bound by this Clause 17.4);

(iv)	may make disclosures to any other Secured Party;

(v)	may make disclosures to any Obligor or the Sponsor;

(vi)	may make disclosures to its professional advisers (provided that such adviser agrees to be bound by this Clause 17.4);

(vii)	may make disclosures required or requested by any Governmental Agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, that Secured Party shall notify the Borrower of any request by any Governmental Agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Secured Party by such Governmental Agency) for disclosure of any such non-public information; or

(viii)	may make disclosures to any person who is a person, or who belongs to a class of persons, specified in the second column of the Third Schedule to the Banking Act, Chapter 19 of Singapore (the “Banking Act”), in accordance with Section 47(2) of the Banking Act.

(b)	For the purposes of paragraph (a) above, “non-public information” shall not include information that is not acquired from (i) any of the Obligors, the Sponsor or any of their respective Subsidiaries or Affiliates (or persons acting on behalf of or retained by any of the Obligors, the Sponsor or any of their respective Subsidiaries or Affiliates), (ii) persons retained by or acting on behalf of any Secured Party in connection with this Agreement and the transactions contemplated hereby or (iii) persons known by such Secured Party to be under a duty or an obligation of confidentiality to the Borrower (it being understood that the Secured Parties and their respective Affiliates shall be under an obligation of confidentiality).

18.	SENIOR CREDITORS’ RIGHTS AND LIABILITIES

18.1	Benefit of Rights, etc.

In this Agreement, the benefit of all representations and warranties, undertakings and all obligations of, respectively, the Borrower and the Junior Creditor made or given in favour of the Security Trustee shall also be made or given in favour of the Secured Parties who shall be entitled to enforce such rights pursuant to the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore as contemplated by Clause 20.6 (Third Party Beneficiaries).

18.2	Secured Party Liability

No Secured Party shall be liable to the Junior Creditor for any Losses resulting from any act or omission of any Secured Party or its respective officers, employees or agents in relation to this Agreement except to the extent caused by its or his own gross negligence, wilful default or wilful misconduct.

18.3	Security Trustee Instructions

In this Agreement, any discretion conferred upon the Security Trustee shall be exercised in accordance with the terms of the Senior Facility Agreement and Intercreditor Agreement.

19.	NOTICES

19.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

19.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is as follows:

(a)	Junior Creditor

[Name of Junior Creditor]

Address:	[ ]

[ ]

Fax No:	[ ]

Attention:	[ ]

(b)	Borrower

Marina Bay Sands Pte. Ltd.

Address:	[ ]

[ ]

Fax No:	[ ]

Attention:	[ ]

(c)	Security Trustee

[                    ]

Address:	[ ]

[ ]

Fax No:	[ ]

Attention:	[ ]

or any substitute address, fax number or department or officer as the Party may notify to the other Parties, by not less than five Business Days’ notice.

19.3	Delivery

(a)	Any communication or document made or delivered by the Junior Creditor or the Borrower under or in connection with this Agreement will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or three Business Days after being deposited in the post (postage prepaid) in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 19.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Security Trustee will be effective only when actually received by the Security Trustee and then only if it is expressly marked for the attention of the department or officer identified in Clause 19.2 (Addresses) (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to the Borrower or the Junior Creditor shall be sent through the Security Trustee.

20.	MISCELLANEOUS

20.1	Amendments and Waivers

This Agreement may not be amended, waived, supplemented or otherwise varied unless in writing and signed by or on behalf of each Party.

20.2	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Security Trustee of any right, power or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

20.3	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will, in any way, be affected or impaired.

20.4	No Partnership

Neither this Agreement nor any other agreement or arrangement of which it forms part, nor the performance by the Parties of their respective obligations under any such agreement or arrangement, shall constitute a partnership between the Parties.

20.5	Counterparts

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Agreement.

20.6	Third Party Beneficiaries

(a)	Save as provided in paragraph (b) below, this Agreement is intended for the sole and exclusive benefit of the Parties.

(b)	The Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore is expressly excluded save for the rights of the Secured Parties, acting in accordance with the terms of the Senior Finance Documents, to enforce any rights of the Security Trustee as if they were a party to this Agreement.

20.7	Hierarchy of Agreements

In the event of any conflict between the terms of (a) the Junior Finance Document, and (b) the terms of this Agreement, then the terms of this Agreement shall prevail.

20.8	Entire Agreement

This Agreement constitutes the entire agreement between the Junior Creditor and the Security Trustee with respect to the subject matter of this Agreement.

21.	GOVERNING LAW

This Agreement is governed by Singapore law.

22.	ENFORCEMENT

22.1	Jurisdiction of Singapore Courts

(a)	Except as provided in paragraph (c) below, the courts of Singapore have exclusive jurisdiction to settle all Disputes.

(b)	The Parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly none of the Junior Creditor or the Borrower shall argue to the contrary.

(c)	This Clause 22.1 is for the benefit of the Security Trustee and the Secured Parties only. As a result, neither the Security Trustee nor any Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Security Trustee and the Secured Parties may take concurrent proceedings in any number of jurisdictions.

22.2	[Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Junior Creditor:

(a)	irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the Singapore courts in connection with this Agreement (and the Borrower hereby accepts such appointment); and

(b)	agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.]

IN WITNESS WHEREOF this Agreement has been executed and delivered on the date first stated above.

Junior Creditor
The Common Seal of
[ ]
was hereunto affixed
in the presence of:

Director’s signature

Name:

Address:

Director’s/Secretary’s signature

Name:

Address:

I,                     , an Advocate and Solicitor of the Supreme Court of Singapore practising in Singapore hereby certify that on                     , the Common Seal of [                     ] was duly affixed to the above Agreement at Singapore in my presence in accordance with the Articles of Association of [                     ] (which Articles of Association have been produced and shown to me).

Witness my hand this                     day of                     .

The Borrower
The Common Seal of
MARINA BAY SANDS PTE. LTD.
was hereunto affixed
in the presence of:

Director’s signature

Name:

Address:

Director’s/Secretary’s signature

Address:	[ ]

[ ]

Fax No:	[ ]

Attention:	[ ]

I,                     , an Advocate and Solicitor of the Supreme Court of the Republic of Singapore practising in Singapore hereby certify that on                     , the Common Seal of Marina Bay Sands Pte. Ltd. was duly affixed to the above Agreement at Singapore in my presence in accordance with the Articles of Association of Marina Bay Sands Pte. Ltd. (which Articles of Association have been produced and shown to me).

Witness my hand this                     day of                     .

The Security Trustee

Subordination Agreement

SIGNED SEALED and DELIVERED by

as attorney for and on behalf of
DBS BANK LTD.
in the presence of:

Witness’ signature

Name:

Address:

Schedule 11—Part II

Form of External Subordination Agreement

Dated

[NAME OF EXTERNAL SUBORDINATED CREDITOR]

as Junior Creditor

MARINA BAY SANDS PTE. LTD.

as Borrower

and

DBS BANK LTD.

acting as Security Trustee

SUBORDINATION AGREEMENT

i

THIS AGREEMENT is dated             and made between:

(1)	[NAME OF EXTERNAL SUBORDINATED CREDITOR], registration number [ ] (the “Junior Creditor”);

(2)	MARINA BAY SANDS PTE. LTD., registration number 200507292R (the “Borrower”); and

(3)	DBS BANK LTD., as security trustee for the Secured Parties (the “Security Trustee”).

BACKGROUND

(A)	The Borrower has entered into the Junior Finance Documents (as defined below) with the Junior Creditor, pursuant to which the Borrower is indebted to the Junior Creditor in the principal amount of [S$][ ].

(B)	The Borrower has entered into the Senior Finance Documents with, amongst others, the Security Trustee and the Secured Parties pursuant to which the Secured Parties have agreed, subject to the terms and conditions of the Senior Finance Documents, to make available to the Borrower specified facilities.

(C)	The Borrower has entered into the Intercreditor Agreement with, amongst others, the Security Trustee and the Secured Parties, pursuant to which the Secured Parties have appointed the Security Trustee as their security trustee to act on their behalf under the terms of the Senior Finance Documents.

(D)	The Security Trustee holds the benefits of this Agreement on trust for the Secured Parties on the terms of the Senior Finance Documents.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions and Construction

In this Agreement, unless a contrary indication appears, terms defined in the Senior Facility Agreement have the same meaning in this Agreement, except to the extent that the context requires otherwise and, in addition:

“Debt” means any Senior Debt or Junior Debt.

“Discharge” means, in relation to the Senior Debt, all the Senior Debt (other than contingent indemnification obligations, except those counter-indemnity obligations that relate to any guarantee, bonding or documentary letter of credit (including standby and commercial letters of credit) issued under the Ancillary Facilities) has been fully paid, repaid or prepaid or discharged and all commitments of the Secured Parties in respect of the Senior Debt have expired or been cancelled.

“Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

“Instructing Group” has the meaning given to it in the Intercreditor Agreement.

“Intercreditor Agreement” means the intercreditor agreement between, among others, the Obligors, the Senior Lenders and (when they accede), the Increase Lenders, the Hedging Banks, the Secured Incremental Indebtedness Creditors, the Secured Permitted Refinancing Creditors and the Secured Mezzanine Indebtedness Creditors (each as defined therein), in each case, as applicable.

“Junior Debt” means all present and future moneys, debts and liabilities due, owing or incurred by the Borrower to the Junior Creditor under or in connection with the Junior Finance Document (in each case, where in contract or otherwise, whether actually or contingently).

“Junior Finance Document” means [            ].

“Losses” means costs, liabilities, expenses, damages or losses.

“Party” means a party to this Agreement.

“Permitted Junior Payments” means the payments, receipts, set-offs and other actions permitted by Clause 5 (Permitted Junior Payments).

“Receiver” means an administrative receiver, receiver and manager or other receiver appointed by the Security Trustee (whether appointed pursuant to the Security Documents, pursuant to any statute, by a court or otherwise).

“Senior Debt” means the Secured Liabilities as defined in the Intercreditor Agreement.

“Senior Facility Agreement” means the S$5,100,000,000 Senior Facility Agreement between the Borrower, as borrower, the financial institutions named therein, as mandated lead arrangers, DBS Bank Ltd., Oversea-Chinese Banking Corporation Limited, United Overseas Bank Limited and Malayan Banking Berhad, Singapore Branch, as global coordinators, DBS Bank Ltd., as agent and the Security Trustee, as security trustee.

“Senior Facilities Discharge Date” means the Senior Discharge Date as defined in the Intercreditor Agreement.

“Senior Finance Documents” means the Secured Documents as defined in the Intercreditor Agreement.

“Winding-up” means one of the events or circumstances described in paragraph (a)(i), (a)(ii) or (a)(iii) of Clause 23.7 (Insolvency proceedings) of the Senior Facility Agreement or any analogous procedure or step in any jurisdiction.

1.2	Interpretation

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Borrower”, the “Junior Creditor”, any “Party”, any “Secured Party” or the “Security Trustee”, shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	an agreement includes a deed and instrument;

(iii)	an agreement, document or instrument is a reference to it as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerous) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any agreement, document or instrument;

(iv)	an “amendment” includes a supplement, novation, replacement, assignment or re-enactment (and “amended” shall be construed accordingly);

(v)	“assets” includes present and future properties, revenues and rights of every description;

(vi)	a “judgment” includes any order, injunction, determination, award or other judicial or arbitral measure in any jurisdiction;

(vii)	a “law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any jurisdiction whatsoever (and “lawful” and “unlawful” shall be construed accordingly);

(viii)	any “obligation” of any person under this Agreement or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under this Agreement or, as the case may be, that other agreement or document (and “due”, “owing”, “payable” and “receivable” shall be similarly construed);

(ix)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(x)	“regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	the Borrower “repaying” or “prepaying” a guarantee, documentary credit facility or hedging facility means (and “repaid” or “prepaid” shall be construed accordingly):

(I)	the Borrower providing cash cover for that facility;

(II)	the maximum amount payable under that facility being reduced in accordance with its terms; or

(III)	the provider of that facility being reasonably satisfied that such facility has been released, cancelled, terminated or otherwise secured to its satisfaction and the provider of that facility has no further liability under that facility, and the amount by which that facility is repaid or prepaid under sub-paragraphs (xi)(I) and (xi)(II) above is the amount of the relevant cash cover or reduction;

(xii)	“rights” includes rights, authorities, discretions, remedies, liberties, powers, easements, quasi-easements and appurtenances (in each case, of any nature whatsoever);

(xiii)	a provision of law is a reference to that provision as amended, or re-enacted and includes all laws and official requirements made under or deriving validity from it;

(xiv)	a time of day is a reference to Singapore time unless otherwise stated; and

(xv)	in computing any period of time under this Agreement the day of the act, event or default from which such period begins to run shall be included.

(b)	Clause headings are for ease of reference only.

(c)	The words “include” and “including” are to be construed without limitation.

(d)	Any payment date which is due to occur, or period which is due to end, or a day that is not a Business Day shall occur or end (as applicable) on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

1.3	Limits on Liability

The Parties intend that their respective rights, obligations and liabilities as provided for in this Agreement shall be exhaustive of the rights, obligations and liabilities between them arising out of or in connection with this Agreement. Accordingly, the remedies expressly stated in this Agreement shall be the sole and exclusive remedies of the Parties for liabilities to one another arising out of or in connection with this Agreement, including any representation, warranty or undertaking given in connection with it, notwithstanding any remedy otherwise available at law or in equity.

2.	RANKING

(a)	Unless expressly provided to the contrary in this Agreement, the Debt shall rank in right and priority of payment in the following order:

(i)	first, the Senior Debt, which shall rank as between itself in accordance with the terms of the Intercreditor Agreement; and

(ii)	second, the Junior Debt.

(b)	This Agreement does not purport to rank any of the Junior Debt as between itself.

3.	UNDERTAKINGS OF THE BORROWER

Until the Senior Debt is Discharged, the Borrower shall not, except with the prior consent of the Security Trustee (acting on the instructions of the Instructing Group (such instructions not to be unreasonably withheld)):

(a)	pay, repay or prepay any principal, interest (provided that interest (i) may accrue or be capitalised and (ii) may be evidenced by any instrument which constitutes Junior Debt or equity and such instrument may be issued to the Junior Creditor) or other amount on or in respect of, or make any distribution in respect of (or on account of), or redeem, purchase or defease, any Junior Debt in cash or in kind, except for Permitted Junior Payments;

(b)	exercise any set-off against any Junior Debt, except to the extent that payment of such Junior Debt would constitute a Permitted Junior Payment; or

(c)	take or omit to take any action whereby the ranking and/or subordination contemplated by this Agreement may be impaired.

4.	UNDERTAKINGS OF THE JUNIOR CREDITOR

(a)	Until the Senior Debt is Discharged, the Junior Creditor shall not, except with the prior consent of the Security Trustee (acting on the instructions of the Instructing Group (such instructions not to be unreasonably withheld)):

(i)	demand or receive payment, repayment or prepayment of any principal, interest (provided that interest (A) may accrue or be capitalised and (B) may be evidenced by any instrument which constitutes Junior Debt or equity and such instrument may be issued to the Junior Creditor) or other amount on or in respect of (or on account of) any Junior Debt in cash or in kind from any person or apply any money or assets in discharge of any Junior Debt, except for Permitted Junior Payments;

(ii)	exercise any set-off against any Junior Debt, except to the extent that payment of such Junior Debt would constitute a Permitted Junior Payment;

(iii)	accelerate any Junior Debt, otherwise declare any Junior Debt to be prematurely due and payable or enforce any Junior Debt by execution (although interest at the default rate may accrue on the Junior Debt) or otherwise;

(iv)	take or omit to take any action whereby the ranking and/or subordination contemplated by this Agreement may be impaired;

(v)	initiate or pursue any insolvency proceedings against the Borrower, unless the Junior Creditor join in the Security Trustee in such insolvency proceedings; or

(vi)	take any action against the Borrower to recover the Junior Debt other than as permitted pursuant to the terms of this Agreement.

(b)	The Junior Creditor shall ensure that the terms of the Junior Finance Documents:

(i)	provide that any scheduled repayment or redemption of the Junior Debt only occurs after the Facility A Termination Date (without taking into account any extension of the Facility A Termination Date); and

(ii)	provide for a rate of interest (or lower rate of interest) consistent with the market rate of interest for a transaction of a similar nature of the time of its incurrence.

5.	PERMITTED JUNIOR PAYMENTS

Notwithstanding anything to the contrary contained in this Agreement (including without limitation, Clause 3 (Undertakings of the Borrower) and Clause 4 (Undertakings of the Junior Creditor), the Borrower may make payment and the Junior Creditor may receive payment and take other actions, in respect of the Junior Debt to the extent that such payment or other action is made in accordance with paragraph (b) or (d) of Clause 22.13 (Restricted payments) or paragraphs (c) or (m) of Clause 22.14 (Arm’s length terms), in each case, of the Senior Facility Agreement.

6.	PROTECTION OF SUBORDINATION

6.1	Continuing obligations

At any time before the Senior Debt is Discharged, the obligations and liabilities of the Junior Creditor in this Agreement shall, subject to Clause 8 (Duration), constitute a continuing security and benefit to the ultimate balance of the Senior Debt regardless of any intermediate payment or discharge of the Senior Debt in whole or in part.

6.2	Waiver of defences

The obligations and liabilities of the Borrower, and the Junior Creditor under this Agreement shall not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice such obligations and liabilities or the subordination of any of those obligations in whole or in part, including without limitation:

(a)	any time, indulgence, concession, waiver or consent granted to, or composition with the Borrower, any other Obligor or other person;

(b)	the taking, existence, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower, any other Obligor, or other person or any non-presentation or non-observance of any formality or other requirements in respect of any instrument or any failure to realise the full value of any security;

(c)	the making or absence of any demand on the Borrower, any other Obligor or any other person for payment or (as the case may be) performance;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Borrower, the Junior Creditor, any other Obligor or any other person;

(e)	the failure of any of the Borrower or any other Obligor to perform any of its obligations under any of the Transaction Documents or the Senior Finance Documents;

(f)	the enforcement or absence of enforcement of any of the Transaction Documents or the Senior Finance Documents;

(g)	the Winding-up of the Borrower, the Junior Creditor, any other Obligor or any other person, or any step being taken for any such Winding-up;

(h)	any amendment, supplement or variation to:

(i)	this Agreement (except to the extent of such amendment, supplement or variation); or

(ii)	any other Transaction Document, Senior Finance Document or any other charge, guarantee or security provided in connection with the Transaction Documents or the Senior Finance Documents; or

(i)	any unenforceability, illegality or invalidity of or any defect in any provision of any Transaction Document, any Senior Finance Document or any other document or security, such that the obligations of each of the Borrower and the Junior Creditor under this Agreement shall remain in full force and its obligations be construed accordingly, as if there were no unenforceability, illegality or invalidity.

6.3	Immediate recourse

The Junior Creditor waives any right it may have of first requiring the Security Trustee (or any Receiver, trustee or agent on its behalf) or any other Secured Party to proceed against or enforce any other right or Security or claim payment from any person before claiming the benefit of this Agreement. This waiver applies irrespective of any law or any provision of a Junior Finance Document to the contrary.

6.4	Deferral of Junior Creditor’s rights

Until the Senior Debt is Discharged and unless the Security Trustee otherwise directs, the Junior Creditor will not exercise any rights which it may have by reason of performance by it of its obligations under this Agreement:

(a)	to be indemnified by any other Obligor;

(b)	to claim any contribution from any guarantor of any Obligor’s obligations under the Senior Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Senior Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Senior Finance Documents by any Secured Party.

6.5	Additional Security

This Agreement is in addition to and is not in any way prejudiced by any Guarantee or Security now or subsequently held by any Secured Party.

7.	PRESERVATION OF JUNIOR DEBT

Notwithstanding any term of this Agreement postponing, subordinating or preventing the payment of all or any part of the Junior Debt, the relevant Junior Debt shall, as between the Borrower and the Junior Creditor, be deemed to remain owing or due and payable (and interest, default interest or indemnity payments shall continue to accrue) in accordance with the Junior Finance Documents.

8.	DURATION

This Agreement shall commence on the date hereof and shall continue in full force and effect until the Senior Debt is Discharged, without prejudice to any accrued rights and obligations existing at the date of termination. The Security Trustee shall notify the Junior Creditor as soon as reasonably practicable after this Agreement (or the relevant part of this Agreement) ceases to have effect.

9.	CHANGES TO THE PARTIES

9.1	Benefit of Agreement

This Agreement shall benefit and be binding on the Parties, their respective successors and any permitted assignee or transferee of all or some of a Party’s rights and obligations under this Agreement.

9.2	No Assignment

None of the Borrower and the Junior Creditor may assign any of its rights or transfer any of its rights or obligations under this Agreement except:

(a)	with the consent of all the members of the Instructing Group;

(b)	as permitted under Clause 26.1 (Assignments and transfer by Obligors) of the Senior Facility Agreement or (after the Senior Facilities Discharge Date) any other Senior Finance Document; or

(c)	in the case of the Junior Creditor, to such person to which it assigns or transfers its rights and obligations under the Junior Finance Document.

9.3	Replacement of the Security Trustee

Upon the resignation or removal of the Security Trustee pursuant to (and in accordance with) the Senior Finance Documents:

(a)	the resigning or, as the case may be, removed Security Trustee shall be automatically discharged from any further obligations under this Agreement;

(b)	its successors and the other parties shall have the same rights and obligations among themselves as they would have had if the successor had been an original party to this Agreement; and

(c)	this Agreement shall be construed as if all references to the former Security Trustee were replaced by references to the successor Security Trustee.

10.	SENIOR CREDITORS’ RIGHTS AND LIABILITIES

10.1	Benefit of Rights, etc.

In this Agreement, the benefit of all representations and warranties, undertakings and all obligations of, respectively, the Borrower and the Junior Creditor made or given in favour of the Security Trustee shall also be made or given in favour of the Secured Parties who shall be entitled to enforce such rights pursuant to the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore as contemplated by Clause 11.5 (Third Party Beneficiaries).

10.2	Secured Party Liability

No Secured Party shall be liable to the Junior Creditor for any Losses resulting from any act or omission of any Secured Party or its respective officers, employees or agents in relation to this Agreement except to the extent caused by its or his own gross negligence, wilful default or wilful misconduct.

10.3	Security Trustee Instructions

In this Agreement, any discretion conferred upon the Security Trustee shall be exercised in accordance with the terms of the Senior Facility Agreement and Intercreditor Agreement.

11.	MISCELLANEOUS

11.1	Amendments and Waivers

This Agreement may not be amended, waived, supplemented or otherwise varied unless in writing and signed by or on behalf of each Party.

11.2	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Security Trustee of any right, power or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

11.3	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will, in any way, be affected or impaired.

11.4	Counterparts

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Agreement.

11.5	Third Party Beneficiaries

(a)	Save as provided in paragraph (b) below, this Agreement is intended for the sole and exclusive benefit of the Parties.

(b)	The Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore is expressly excluded save for the rights of the Secured Parties, acting in accordance with the terms of the Senior Finance Documents, to enforce any rights of the Security Trustee as if they were a party to this Agreement.

11.6	Hierarchy of Agreements

In the event of any conflict between the terms of (a) the Junior Finance Document, and (b) the terms of this Agreement, then the terms of this Agreement shall prevail.

11.7	Entire Agreement

This Agreement constitutes the entire agreement between the Junior Creditor and the Security Trustee with respect to the subject matter of this Agreement.

12.	GOVERNING LAW

This Agreement is governed by Singapore law.

13.	ENFORCEMENT

13.1	Jurisdiction of Singapore Courts

(a)	Except as provided in paragraph (c) below, the courts of Singapore have exclusive jurisdiction to settle all Disputes.

(b)	The Parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly none of the Junior Creditor or the Borrower shall argue to the contrary.

(c)	This Clause 13.1 is for the benefit of the Security Trustee and the Secured Parties only. As a result, neither the Security Trustee nor any Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Security Trustee and the Secured Parties may take concurrent proceedings in any number of jurisdictions.

13.2	[Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Junior Creditor:

(a)	irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the Singapore courts in connection with this Agreement (and the Borrower hereby accepts such appointment); and

(b)	agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.]

IN WITNESS WHEREOF this Agreement has been executed and delivered on the date first stated above.

Junior Creditor
The Common Seal of
[ ]
was hereunto affixed
in the presence of:

Director’s signature

Name:

Address:

Director’s/Secretary’s signature

Name:

Address:

I,                     , an Advocate and Solicitor of the Supreme Court of Singapore practising in Singapore hereby certify that on                     , the Common Seal of [                     ] was duly affixed to the above Agreement at Singapore in my presence in accordance with the Articles of Association of [                     ] (which Articles of Association have been produced and shown to me).

Witness my hand this                     day of                     .

The Borrower
The Common Seal of
MARINA BAY SANDS PTE. LTD.
was hereunto affixed
in the presence of:

Director’s signature

Name:

Address:

Director’s/Secretary’s signature

Address: [ ]

[ ]

Fax No: [ ]

Attention: [ ]

I,                     , an Advocate and Solicitor of the Supreme Court of the Republic of Singapore practising in Singapore hereby certify that on                     , the Common Seal of Marina Bay Sands Pte. Ltd. was duly affixed to the above Agreement at Singapore in my presence in accordance with the Articles of Association of Marina Bay Sands Pte. Ltd. (which Articles of Association have been produced and shown to me).

Witness my hand this                      day of                     .

The Security Trustee

SIGNED SEALED and DELIVERED by
as attorney for and on behalf of
DBS BANK LTD.
in the presence of:

Witness’ signature

Name:

Address:

Schedule 12

Existing Indebtedness

Description	Amount

Permitted FF&E Indebtedness (hire purchase)	S$	1,303,209.36

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.

The Borrower

MARINA BAY SANDS PTE. LTD.

Address:	10 Bayfront Avenue

Singapore 018956

Fax No:

Attention:	Robert Harayda / Amy Chan

By:	/s/ Kenneth J. Kay
Name:	Kenneth J. Kay
Title:	Executive Vice-President and Chief Financial Officer Las Vegas Sands Corp.

The Global Coordinators

DBS BANK LTD.

By:	/s/ Boey Yin Chong	By:	/s/ Gary Lim
Name:	Boey Yin Chong	Name:	Gary Lim
Title:	Managing Director

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:	/s/ Mark Yeo Cheng Tiong
Name:	Mark Yeo Cheng Tiong
Title:	Co-Head
Capital Markets
OCBC Bank

UNITED OVERSEAS BANK LIMITED

By:	/s/ Ronny Chng Seng Hong	By:	/s/ Kenneth Ang
Name:	Ronny Chng Seng Hong	Name:	Kenneth Ang
Title:	Managing Director	Title:	Senior Director
	Head		Debt Capital Markets
	Group Investment Banking		Investment Banking

MALAYAN BANKING BERHAD, SINGAPORE BRANCH

By:	/s/ Lee Hong Khim
Name:	Lee Hong Khim
Title:	Senior Executive Vice President

The Arrangers
DBS BANK LTD.

By:	/s/ Boey Yin Chong	By:	/s/ Gary Lim
Name:	Boey Yin Chong	Name:	Gary Lim
Title:	Managing Director

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:	/s/ Mark Yeo Cheng Tiong
Name:	Mark Yeo Cheng Tiong
Title:	Co-Head
Capital Markets
OCBC Bank

UNITED OVERSEAS BANK LIMITED

By:	/s/ Ronny Chng Seng Hong	By:	/s/ Kenneth Ang
Name:	Ronny Chng Seng Hong	Name:	Kenneth Ang
Title:	Managing Director	Title:	Senior Director
	Head		Debt Capital Markets
	Group Investment Banking		Investment Banking

MALAYAN BANKING BERHAD, SINGAPORE BRANCH

By:	/s/ Lee Hong Khim
Name:	Lee Hong Khim
Title:	Senior Executive Vice President

STANDARD CHARTERED BANK

By:	/s/ Patarapol Waranimman
Name:	Patarapol Waranimman
Title:	Managing Director
Regional Head, Syndications - SE Asia
Capital Markets
Standard Chartered Bank

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Noburu Kato
Name:	Noburu Kato
Title:	General Manager & Head
Investment Banking Department Asia

CIMB BANK BERHAD, SINGAPORE BRANCH

By:	/s/ Philip Hong Peng Wai
Name:	Philip Hong Peng Wai
Title:	General Manager

The Original Lenders
DBS BANK LTD.

By:	/s/ Gary Lim
Name:	Gary Lim

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:	/s/ Cheok Kee Hock Richard
Name:	Cheok Kee Hock Richard
Title:	Head, Real Estate
OCBC Bank

UNITED OVERSEAS BANK LIMITED

By:	/s/ Wee Joo Yeow
Name:	Wee Joo Yeow
Title:	Managing Director
Corporate Banking

MALAYAN BANKING BERHAD, SINGAPORE BRANCH

By:	/s/ Lee Hong Khim
Name:	Lee Hong Khim
Title:	Senior Executive Vice President

STANDARD CHARTERED BANK

By:	/s/ Goh Ken Yi
Name:	Goh Ken Yi
Title:	Director
Head of Commercial Real Estate
Singapore & South East Asia
Wholesale Banking

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Noburu Kato
Name:	Noburu Kato
Title:	General Manager & Head
Investment Banking Department Asia

CIMB BANK BERHAD, SINGAPORE BRANCH

By:	/s/ Philip Hong Peng Wai
Name:	Philip Hong Peng Wai
Title:	General Manager

BANK OF CHINA LIMITED, SINGAPORE BRANCH

By:	/s/ Hu Beihai
Name:	Hu Beihai
Title:	Assistant General Manager

HONG LEONG FINANCE LIMITED

By:	/s/ Ang Tang Chor
Name:	Ang Tang Chor
Title:	Senior Executive Vice President
Corporate & Consumer Business
Hong Leong Finance Limited

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Ang Boon Kiat
Name:	Ang Boon Kiat
Title:	Joint General Manager
Mizuho Corporate Bank, Ltd.

RHB BANK BERHAD, SINGAPORE

By:	/s/ Jason Wong
Name:	Jason Wong

THE BANK OF EAST ASIA, LIMITED, SINGAPORE BRANCH

By:	/s/ Yap Gay Sin	By:	/s/ Tan Chee Hien
Name:	Yap Gay Sin	Name:	Tan Chee Hien

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Sadahiro Sato
Name:	Sadahiro Sato
Title:	General Manager
Asian Investment Banking Division
Head of Investment Banking for Asia and Oceania

INDIAN OVERSEAS BANK

By:	/s/ Nitin N. Parikh	By:	/s/ V. Vasudevan
Name:	Nitin N. Parikh	Name:	V. Vasudevan
Title:	Senior Manager	Title:	Assistant General Manager

BANK OF AMERICA N.A.

By:	/s/ Sng Kia-Wee
Name:	Sng Kia-Wee
Title:	Vice President
Bank of America, N.A.
Singapore Branch

CHANG HWA COMMERCIAL BANK, LTD., SINGAPORE BRANCH

By:	/s/ David Chen Bin
Name:	David Chen Bin
Title:	VP & General Manager

GOLDMAN SACHS FOREIGN EXCHANGE (SINGAPORE) PTE

By:	/s/ Michael Smith
Name:	Michael Smith

LAND BANK OF TAIWAN, SINGAPORE BRANCH

By:	/s/ Chan Yao Chuan
Name:	Chan Yao Chuan
Title:	General Manager

UCO BANK, SINGAPORE BRANCH

By:	/s/ Goutam Banerjee	By:	/s/ Kalpana
Name:	Goutam Banerjee	Name:	Kalpana
Title:	Chief Manager	Title:	Chief Executive
	UCO Bank		UCO Bank
	Singapore Main Branch		Singapore
3 Raffles Place
Singapore 048617

BANK OF TAIWAN, SINGAPORE BRANCH

By:	/s/ Alan Pan Rong Yaw
Name:	Alan Pan Rong Yaw
Title:	General Manager

BNP PARIBAS, SINGAPORE BRANCH

By:	/s/ Tan Swee Chiew	By:	/s/ Jasmine Leong
Name:	Tan Swee Chiew	Name:	Jasmine Leong

FIRST COMMERCIAL BANK, SINGAPORE BRANCH

By:	/s/ Shang-Shing, Chiang
Name:	Shang-Shing, Chiang
Title:	VP & General Manager

HUA NAN COMMERCIAL BANK, LTD., SINGAPORE BRANCH

By:	/s/ Albert Cheng-Chih Tsai
Name:	Albert Cheng-Chih Tsai
Title:	Vice President & General Manager

INDIAN BANK

By:	/s/ V. Baskaran
Name:	V. Baskaran
Title:	Chief Executive

KOREA EXCHANGE BANK, SINGAPORE BRANCH
By:	/s/ Jeong Oo Yeoung
Name:	Jeong Oo Yeoung
Title:	General Manager

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD., SINGAPORE BRANCH

By:	/s/ Sheu Wei Dei
Name:	Sheu Wei Dei
Title:	SVP & GM

BARCLAYS BANK PLC, SINGAPORE BRANCH

By:	/s/ Neil Brown
Name:	Neil Brown
Title:	Authorised Signatory

THE ROYAL BANK OF SCOTLAND PLC, SINGAPORE BRANCH

By:	/s/ Tanya Raina
Name:	Tanya Raina

The Agent

DBS BANK LTD.

Address:	12 Marina Boulevard
#44-01/04
Marina Bay Financial Centre Tower 3
Singapore 018982

Fax No:

Attention:	Noor Azizah Ador/ Anne Lim Sze Pheng

By:	/s/ Gary Lim
Name:	Gary Lim

The Security Trustee

DBS BANK LTD.

Address:	12 Marina Boulevard
#44-01/04
Marina Bay Financial Centre Tower 3
Singapore 018982

Fax No:

Attention:	Noor Azizah Ador/ Anne Lim Sze Pheng

By:	/s/ Gary Lim
Name:	Gary Lim